Exhibit 4.1

Execution Version

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of June 30, 2017

among

MCDERMOTT INTERNATIONAL, INC.

as Borrower

and

THE LENDERS AND ISSUERS PARTY HERETO

and

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

as Administrative Agent and Collateral Agent

and

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

WELLS FARGO SECURITIES, LLC,

ABN AMRO CAPITAL USA LLC,

COMPASS BANK DBA BBVA COMPASS

and

ING CAPITAL LLC

as Joint Lead Arrangers and Joint Bookrunners

and

WELLS FARGO BANK, N.A.

as Syndication Agent

and

ABN AMRO CAPITAL USA LLC,

COMPASS BANK DBA BBVA COMPASS

and

ING CAPITAL LLC

as Co-Documentation Agents

-i-

(CONTINUED)

-ii-

(CONTINUED)

-iii-

(CONTINUED)

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Schedules

Schedule I – Revolving Commitments
Schedule II – Letter of Credit Issuer Commitments
Schedule III – Guarantors
Schedule 1.1 – Joint Ventures
Schedule 3.1(m) – Additional Deliverables and Undertakings
Schedule 4.3 – Ownership of Subsidiaries
Schedule 4.7 – Litigation
Schedule 4.15 – Labor Matters
Schedule 4.19 – Real Property
Schedule 8.1 – Existing Indebtedness
Schedule 8.2 – Existing Liens
Schedule 8.5 – Existing Investments
Schedule 8.8 – Affiliate Agreements
Schedule 8.19 – Permitted Flags

Exhibits

Exhibit A – Form of Assignment and Acceptance
Exhibit B – Form of Promissory Note
Exhibit C – Form of Notice of Borrowing
Exhibit D – Reserved
Exhibit E – Form of Letter of Credit Request
Exhibit F – Form of Notice of Conversion or Continuation
Exhibit G – Global Intercompany Note
Exhibit H – Form of Compliance Certificate
Exhibit I – Effective Date Certificate
Exhibit J – Forms of Tax Certificates

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This Amended and Restated Credit Agreement dated as of June 30, 2017 is among McDermott International, Inc., a Panamanian corporation (the “Borrower”), the Lenders (as defined below), the Issuers (as defined below), and Crédit Agricole Corporate and Investment Bank (“CA CIB”), as administrative agent for the Lenders and the Issuers (in such capacity, and together with its successors pursuant to Section 10.6(a), the “Administrative Agent”) and collateral agent for the Secured Parties defined below (in such capacity, and together with its successors pursuant to Section 10.6(b), the “Collateral Agent”).

The parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

Section 1.1    Defined Terms

As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition” means, with respect to any Person, any transaction, or series of related transactions by which such Person (a) acquires any ongoing business or all or substantially all of the assets of any Person or group of Persons, or division thereof constituting an ongoing business, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership, limited liability company, or other entity that is not a corporation constituting an ongoing business; provided, however, that any acquisition of assets, equity securities or ownership interests of a Person that is a Subsidiary of such Person prior to such acquisition shall not constitute an “Acquisition” hereunder.

“Additional Second Lien Debt” means Indebtedness described in clause (b) of the definition of “Permitted Second Lien Debt”.

“Administrative Agent” has the meaning specified in the preamble to this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Lender” has the meaning specified in Section 2.17.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling or that is controlled by or is under common control with such

Person, in each case whether or not existing as of the date hereof. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agents” means the Administrative Agent, the Collateral Agent, the Documentation Agent, the Syndication Agents, the Arrangers, and the Bookrunners.

“Agreement” means this Amended and Restated Credit Agreement, dated as of the Effective Date, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Altamira Yard” means the property in the industrial development zone adjacent to the Altamira Port, with a surface of 232,511.663 square meters and identified as Polygon 1 “D” (Polígono “D”), located in Altamira, State of Tamaulipas, Mexico.

“Alternate Program” means any program providing for the sale or other disposition of trade or other receivables entered into by the Borrower or a Restricted Subsidiary of the Borrower on terms customary for such financing transactions, the terms of which arrangement do not impose any recourse or repurchase obligations upon the Borrower or any Restricted Subsidiary except for reasonably customary representations, warranties, covenants and indemnities by the Borrower or a Restricted Subsidiary in connection therewith.

“Alternate Program Indebtedness” means, at any time, the liabilities of the Borrower or a Subsidiary of the Borrower under an Alternate Program that would be outstanding at such time thereunder if the same were structured as a secured lending arrangement rather than a purchase and sale arrangement.

“Alternative Currency” means, at any time, any lawful currency (other than Dollars) of any of the G-20 Countries (or any other currency acceptable to the Administrative Agent in its sole discretion) that at such time is readily available and freely transferable and convertible into Dollars.

“Alternative Currency Cap” means $150,000,000.00.

“Amazon” means the marine construction vessel with IMO number 9698094.

“Amazon Entity” means McDermott (DLV 2000) Chartering, Inc., a Panamanian corporation.

“Amazon Equipment” means (a) all equipment that (i) is located on the Amazon, (ii) was located on the Amazon and has been removed for repair or storage or (iii) is not located on the Amazon but (A) is being kept for spare parts or replacements of other Amazon Equipment or (B) has been ordered or is under construction, including, in each case of this clause (a) and without limitation, all boilers, engines, machinery, masts, spars, boats, anchors, cables, chains, rigging, tackle, capstans, outfit, tools, cranes, pumps, pumping equipment, apparel, furniture, fittings, pipelay, lifting, and construction equipment used or to be used in the operation of the Amazon, spare parts and all other appurtenances thereunto, (b) all fixtures that are located on the Amazon, and (c) any charter, lease, or similar arrangement between the Borrower or any Restricted Subsidiary of the Borrower and the owner or operator of the Amazon, together with any guaranty by the Borrower or any Restricted Subsidiary of the Borrower in respect of any such charter, lease, or similar arrangement.

“Amazon Permitted Debt” means any Indebtedness incurred by the Borrower or any of its Subsidiaries to finance the acquisition, improvement, construction, equipping, commissioning, charter and/or lease of the Amazon and/or the Amazon Equipment; provided, that such Indebtedness does not exceed the cost of the acquisition, improvement, construction, equipping, commissioning, charter and/or lease of the Amazon and/or the Amazon Equipment, as applicable.

“Anti-Corruption Laws” means any laws, rules or regulations applicable to the Borrower or its Subsidiaries relating to bribery or corruption, including (a) the United States Foreign Corrupt Practices Act of 1977, as amended, (b) the United Kingdom Bribery Act of 2010, as amended, and (c) any other similar law, rule or regulation in any jurisdiction applicable to the Borrower or any of its Subsidiaries.

“Anti-Money Laundering Laws” means any laws or regulations relating to money laundering or terrorist financing in any jurisdiction applicable to the Borrower or any of its Subsidiaries.

“Applicable Lending Office” means, with respect to each Lender, its Domestic Lending Office in the case of a Base Rate Loan, and its Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

“Applicable Margin” means, for any day, the rate per annum set forth below opposite the applicable Level then in effect (based on the Leverage Ratio), it being understood that the Applicable Margin for (a) Loans that are Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin” and (b) Loans that are Eurodollar Rate Loans shall be the percentage set forth under the column “Eurodollar Rate Margin”:

Level	Leverage Ratio		Base Rate Margin	Eurodollar Rate Margin
1	≥2.50	x	3.250%	4.250%
2	≥1.50	x	3.000%	4.000%
3	<1.50	x	2.750%	3.750%

Any increase or decrease in the Applicable Margin resulting from a change in the Leverage Ratio shall become effective on the date a Compliance Certificate is received by the Administrative Agent pursuant to Section 6.1(c); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 1 shall apply, in each case as of the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is received by the Administrative Agent.

Notwithstanding anything to the contrary contained in this definition, but subject to the proviso in the preceding paragraph, (a) the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.10(e) and (b) the initial Applicable Margin shall be set forth in Level 2 until the date a Compliance Certificate is delivered to the Administrative Agent pursuant to Section 6.1(c) for the fiscal quarter ending June 30, 2017. Any adjustment in the Applicable Margin shall be applicable to all Obligations that accrue interest hereunder, including such Obligations already in existence.

“Approved Appraiser” means IHS Global Inc., Clarksons, Fearnley or another firm selected by the Borrower and approved by the Administrative Agent.

“Approved Fund” means any Fund that is advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or Affiliate of an entity that administers or manages a Lender.

“Arranger” means each of CA CIB, Wells Fargo Securities, LLC, ABN AMRO Capital USA LLC, Compass Bank dba BBVA Compass and ING Capital LLC as a joint lead arranger for the credit facility evidenced by this Agreement.

“Asset Sale” has the meaning specified in Section 8.4.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and delivered to the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Authorized Officer” means any Responsible Officer or any other Person designated as an “Authorized Officer” or “Authorized Person” of a Loan Party by prior written notice from such Loan Party to the Administrative Agent, including, without limitation, pursuant to any certificate delivered pursuant to Section 3.1(f).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal to the greatest of the following:

(a)    the Prime Rate then in effect;

(b)    0.5% per annum plus the Federal Funds Rate then in effect; and

(c)    1.0% per annum plus the Eurodollar Rate determined in accordance with clause (b) of the definition thereof.

If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate or the Eurodollar Rate for any reason, including the inability of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the “Base Rate” shall be determined without regard to clause (b) or (c), as applicable above until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Eurodollar Rate, the Federal Funds Rate or the Prime Rate shall be effective on the effective date of such change in the Eurodollar Rate, the Federal Funds Rate or the Prime Rate, respectively.

“Base Rate Loan” means any Loan during any period in which it bears interest based on the Base Rate.

“Bookrunner” means each of CA CIB, Wells Fargo Securities, LLC, ABN AMRO Capital USA LLC, Compass Bank dba BBVA Compass and ING Capital LLC, as a joint bookrunner for the credit facility evidenced by this Agreement.

“Borrower” has the meaning specified in the preamble to this Agreement.

“Borrower’s Accountants” means the Borrower’s accountants, which shall be Deloitte & Touche LLP or another firm of independent nationally recognized public accountants.

“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Rate Loans, as to which a single Interest Period is in effect.

“Borrowing Sublimit” means $300,000,000.00.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, a day on which dealings in Dollar deposits are also carried on in the London interbank market.

“CA CIB” has the meaning specified in the preamble to this Agreement.

“Capital Expenditures” means, with respect to any Person for any period:

(a)    the aggregate of amounts that would be reflected as additions to property, plant or equipment on a consolidated balance sheet of such Person and its Subsidiaries prepared in conformity with GAAP, excluding interest capitalized during construction minus

(b)    the aggregate of such amounts used to acquire assets useful in the Borrower’s and its Subsidiaries’ business to the extent such amounts arose from a sale or disposition of equipment described in Section 8.4(c);

excluding, however, (i) such amounts to the extent financed with the proceeds of Indebtedness permitted to be incurred hereunder (other than the Loans and the Second Lien Notes), (ii) such amounts to the extent financed with insurance or condemnation proceeds received with respect to loss of, damage to or taking of property of the Borrower or any of its Subsidiaries, (iii) such amounts that are capitalized and are relating to asset retirement obligations, and (iv) such amounts recovered or recoverable in the price of a contract with a customer of the Borrower or a Subsidiary.

“Capital Lease” means, with respect to any Person, any lease of (or other arrangement conveying the right to use) property by such Person as lessee that would be accounted for as a capital lease on a balance sheet of such Person prepared in conformity with GAAP. Notwithstanding the foregoing, any lease that would have been accounted for as an operating lease on a balance sheet of such Person prepared in conformity with GAAP as in effect on December 31, 2016 shall be deemed not to be a Capital Lease.

“Capital Lease Obligations” means, with respect to any Person, the capitalized amount of all obligations of such Person or any of its Restricted Subsidiaries under Capital Leases, as determined on a consolidated basis in conformity with GAAP.

“Captive Insurance Subsidiary” means each captive insurance company that is a Subsidiary of the Borrower. As of the Effective Date, the only Captive Insurance Subsidiary is Boudin Insurance Company, Ltd., a Bermuda corporation.

“Cash Collateral Account” means any blocked cash collateral account pledged by the Borrower to the Collateral Agent for the benefit of the Issuers and the Lenders containing cash deposited pursuant to Section 2.4(b), 2.19, or 9.3 to be maintained at the Collateral Agent’s office.

“Cash Equivalents” means:

(a)    securities issued or fully guaranteed or insured by the United States government or any agency thereof;

(b)    certificates of deposit, eurodollar time deposits, overnight bank deposits and bankers’ acceptances of (i) any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank organized in a country belonging to the OECD, or any branch or agency of any of the foregoing, in each case if such bank has a minimum rating at the time of investment of A-1+ by S&P or P-1 by Moody’s, or (ii) any Lender or any branch or agency of any Lender;

(c)    commercial paper with a minimum rating of A-1 or AAA by S&P or P-1 or Aaa by Moody’s at the time of acquisition thereof;

(d)    demand deposit accounts;

(e)    (i) shares of any money market fund that has net assets of not less than $500,000,000.00 and satisfies the requirements of rule 2a-7 under the Investment Company Act of 1940 and (ii) shares of any offshore money market fund that has net assets of not less than $500,000,000.00 and a $1 net asset mandate;

(f)    fully collateralized repurchase agreements; and

(g)    other investments permitted by the McDermott International Investments Co., Inc. Enhanced Liquidity Portfolio Guidelines dated as of July 21, 2008 (as amended through the Effective Date and delivered to the Administrative Agent), or any other cash management guidelines approved by the Borrower and the Administrative Agent;

provided, however, that the maturities of all obligations of the type described in clauses (a), (b) and (c) above shall not exceed one year from the date of acquisition thereof.

“Change in Law” means the occurrence, after the Original Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory agencies, in each case, pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means any of the following:

(a)    any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof) (excluding the Borrower and its Subsidiaries and excluding underwriters in the course of their distribution of Voting Stock in an underwritten registered public offering provided such underwriters shall not hold such Stock for longer than five Business Days) (i) shall own directly or indirectly, beneficially or of record, Stock representing more than 40% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Stock in the Borrower or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors of the Borrower; or

(b)    during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of the Borrower (together with any new directors whose election by the board of directors of the Borrower or whose nomination for election by the stockholders of the Borrower was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

“Code” means the Internal Revenue Code of 1986 (or any successor legislation thereto).

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted or purported to be granted under any Collateral Document.

“Collateral Agent” has the meaning specified in the preamble to this Agreement.

“Collateral Coverage Ratio” means, as of any date of determination, the ratio of (a) the aggregate Fair Market Value of the Mortgaged Vessels to (b) the sum of (i) the Borrowing Sublimit plus (ii) the aggregate amount of each Financial Letter of Credit outstanding on such date (or, for any Letter of Credit denominated in an Alternative Currency, the Dollar Equivalent thereof on such date) plus (iii) the aggregate amount of the Reimbursement Obligations on such date (or, for any Reimbursement Obligations in any Alternative Currency, the Dollar Equivalent thereof at such time) plus (iv) the mark-to-market foreign exchange exposure on such date of the Borrower and its Subsidiaries that is not secured by cash, as determined by Borrower using market convention.

“Collateral Documents” means the Pledge and Security Agreement, the Mortgages and any other document executed and delivered by a Loan Party granting or perfecting a Lien on any of its property to secure payment of the Obligations.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” has the meaning specified in Section 6.1(c).

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Constituent Documents” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation or certificate of formation (or the equivalent organizational documents) of such Person and (b) the by-laws, operating agreement or partnership agreement (or the equivalent governing documents) of such Person.

“Contaminant” means any material, substance or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including any petroleum or petroleum-derived substance or waste, asbestos and polychlorinated biphenyls.

“Contractual Obligation” of any Person means any obligation, agreement, undertaking or similar provision of any Security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding the Loan Documents) to which such Person is a party or by which it or any of its property is bound.

“Control Agreement” means an agreement of the type described in Section 5.13 or Section 5.14 of the Pledge and Security Agreement, as applicable.

“Customary Permitted Liens” means, with respect to any Person, any of the following Liens:

(a)    Liens with respect to the payment of taxes, assessments or governmental charges in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP and, in the case of any Collateral, there is no material risk of forfeiture of such property;

(b)    Liens of landlords arising by statute or lease contracts entered into in the ordinary course, inchoate, statutory or construction liens, maritime liens and liens of suppliers, mechanics, carriers, materialmen, warehousemen, producers, operators or workmen and other liens imposed by law created in the ordinary course of business for amounts not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(c)    liens, pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits, taxes, assessments, statutory obligations or other similar charges or to secure the performance of bids, tenders, sales, leases, contracts (other than for the repayment of borrowed money) or in connection with surety, appeal, customs or performance bonds or other similar instruments;

(d)    encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of Real Property not materially detracting from the value of such Real Property and not materially interfering with the ordinary conduct of the business conducted at such Real Property by the Borrower or any of its Subsidiaries;

(e)    encumbrances arising under leases or subleases of Real Property that do not, individually or in the aggregate, materially detract from the value of such Real Property or materially interfere with the ordinary conduct of the business conducted at such Real Property by the Borrower or any of its Subsidiaries;

(f)    Liens arising under any indenture or other instrument governing similar term Indebtedness, in each case that is permitted pursuant to the terms of Section 8.1 hereof, to secure obligations in favor of the trustee, agent or representative under such indenture or other instrument; provided, that such Liens (i) are solely for the benefit of the trustees, agents or representatives in their capacities as such, (ii) do not secure indebtedness for borrowed money and (iii) are not for the benefit of the holders of or lenders under such Indebtedness;

(g)    liens, pledges or deposits relating to escrows established in connection with the purchase or sale of property otherwise permitted hereunder and the amounts secured thereby shall not exceed the aggregate consideration in connection with such purchase or sale (whether established for an adjustment in purchase price or liabilities, to secure indemnities, or otherwise); and

(h)    bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or a Subsidiary of the Borrower, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

“Defaulting Lender” means, subject to Section 2.20(b), any Lender that, as determined by the Administrative Agent:

(a)    has failed to perform any of its funding obligations hereunder, including in respect of its Loans or its participations in respect of Letters of Credit, within three Business Days of the date required to be funded by it hereunder;

(b)    has notified the Borrower, the Administrative Agent or any Lender that it does not intend to comply with its funding obligations hereunder or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit;

(c)    has failed, within three Business Days after a request in writing by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations hereunder;

(d)    has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; or

(e)    has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action;

provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Disqualified Stock” means with respect to any Person, any Stock that, by its terms (or by the terms of any Security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Indebtedness of such Person, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Final Maturity Date.

“Documentation Agent” means each of ABN AMRO Capital USA LLC, Compass Bank dba BBVA Compass and ING Capital LLC as a co-documentation agent for the credit facility evidenced by this Agreement.

“Dollar Equivalent” means with respect to any Alternative Currency at the time of determination thereof, the equivalent of such currency in Dollars determined by using the rate of exchange quoted by (a) in the case the payment and reimbursement of a drawing under a Letter of Credit issued in an Alternative Currency, the Issuer of such Letter of Credit and (b) in all other cases, CA CIB in New York, New York at 11:00 a.m. (New York time) on the date of determination to prime banks in New York for the spot purchase in the New York foreign exchange market of such amount of Dollars with such Alternative Currency.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” from time to time to the Borrower and the Administrative Agent.

“EBITDA” means, for any period:

(a)    Consolidated Net Income for such period plus

(b)    the sum of, in each case to the extent deducted in the calculation of such Consolidated Net Income, but without duplication:

(i)    any provision for income taxes;

(ii)    Interest Expense;

(iii)    depreciation expense;

(iv)    amortization of intangibles or financing or acquisition costs;

(v)    any aggregate net loss from the sale, exchange or other disposition of any property, plant or equipment or any Stock of any Subsidiary by the Borrower or its Subsidiaries;

(vi)    dry dock amortization expense;

(vii)    any loss of any Unrestricted Subsidiary;

(viii)    any fee or other expense of the Borrower or any Subsidiary relating to the negotiation, preparation, execution and delivery of this Agreement and the Loan Documents, or granting or perfecting any Lien purported to be granted thereunder (including expenses for counsels), in each case for purposes of satisfying the conditions set forth in Section 3.1 and Section 7.14; and

(ix)    each of the following to the extent it represents a non-cash charge or a non-cash loss, (A) pension amortization expense and any loss related to pension obligations; (B) stock-based compensation expense; (C) impairment of plant, property, and equipment (other than net losses from sale), intangible assets and goodwill; and (D) equity in losses of unconsolidated Affiliates; minus

(c)    the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication:

(i)    any credit for income tax;

(ii)    non-cash interest income;

(iii)    any other non-cash gains or income which have been added in determining Consolidated Net Income, including (A) equity in income of nonconsolidated Affiliates and (B) any gain related to pension obligations;

(iv)    the income of any Subsidiary that is not a Guarantor to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by such Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary;

(v)    depreciation and amortization expense related to any Unrestricted Subsidiary;

(vi)    the income of any Unrestricted Subsidiary or any Person (other than a Restricted Subsidiary) in which any other Person (other than the Borrower or a Wholly-Owned Restricted Subsidiary or any director or other Person holding qualifying shares in accordance with applicable law) has an interest, except to the extent of the amount of dividends or other distributions or transfers or loans actually paid to the Borrower or a Wholly-Owned Restricted Subsidiary by such Unrestricted Subsidiary or Person during such period; and

(vii)    any aggregate net gains from the sale, exchange or other disposition of property, plant, or equipment or Stock of a Subsidiary by the Borrower or its Subsidiaries.

EBITDA for a consecutive four-quarter period shall be calculated after giving effect, on a pro forma basis, to Acquisitions made by the Borrower or its Subsidiaries during such period and the sale, exchange or other disposition of business units by the Borrower or its Subsidiaries out of the ordinary course of business during such period (and subsequent to such period and on or before the date of incurrence of the Indebtedness giving rise to the need to calculate the Leverage Ratio) as if such Acquisitions or sale, exchange or other disposition occurred on the first day of the period so long as the Borrower provides to the Administrative Agent reconciliations and other detailed information relating to adjustments to the relevant financial statements (including copies of financial statements of the Person or assets acquired in such Acquisition) used in computing EBITDA (and the relevant elements thereof) sufficient to demonstrate such pro forma calculations in reasonable detail.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is the parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means June 30, 2017.

“Eligible Assignee” means (a) a Lender or any Affiliate of a Lender or an Approved Fund with respect to a Lender, (b) a commercial bank having total assets in excess of $5,000,000,000.00, (c) a finance company, insurance company or any other financial institution or fund, in each case reasonably acceptable to the Administrative Agent and regularly engaged in making, purchasing or investing in loans and having a net worth, determined in accordance with GAAP, in excess of $500,000,000.00 or, to the extent net worth is less than such amount, a finance company, insurance company, other financial institution or fund, reasonably acceptable to the Administrative Agent, each Issuer and the Borrower (which consent shall, in each case, not be unreasonably withheld or delayed) or (d) a savings and loan association or savings bank organized under the laws of the United States or any State thereof having a net worth, determined in accordance with GAAP, in excess of $250,000,000.00; provided, that, the term Eligible Assignee shall exclude any competitor of the Borrower or any of its Subsidiaries which is primarily engaged in an Eligible Line of Business and which has been previously identified as such by the Borrower to the Administrative Agent.

“Eligible Line of Business” means the businesses and activities engaged in by the Borrower and its Subsidiaries on the Effective Date, any other businesses or activities reasonably related or incidental thereto and any other businesses that, when taken together with the existing businesses of the Borrower and its Subsidiaries, are immaterial with respect to the assets and liabilities of the Borrower and its Subsidiaries, taken as a whole.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, the Borrower, any of its Subsidiaries, any Guarantor or any of their respective ERISA Affiliates.

“Environmental Laws” means all applicable Requirements of Law now or hereafter in effect and as amended or supplemented from time to time, relating to pollution or the regulation and protection of human health, safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); the Hazardous Material Transportation Act, as amended (49 U.S.C. § 1801 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Toxic Substance Control Act, as amended (15 U.S.C. § 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.); the Oil Pollution Act of 1990; and each of their state and local counterparts or equivalents.

“Environmental Liabilities and Costs” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute and arising under any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, in each case relating to and resulting from the past, present or future operations of, or ownership of property by, such Person or any of its Subsidiaries.

“Environmental Lien” means any Lien in favor of any Governmental Authority pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control or treated as a single employer with the Borrower, any of its Subsidiaries or any Guarantor within the meaning of Section 414(b), (c), (m) or (o) of the Code. Any former ERISA Affiliate of the Borrower, any of its Subsidiaries or any Guarantor shall continue to be considered an ERISA Affiliate of the Borrower, such Subsidiary or such Guarantor within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Borrower, such Subsidiary or such Guarantor and with respect to liabilities arising after such period for which the Borrower, such Subsidiary or such Guarantor could be liable under the Code or ERISA.

“ERISA Event” means (a) a reportable event described in Section 4043(b) or 4043(c) of ERISA with respect to a Title IV Plan, (b) the withdrawal of the Borrower, any of its Subsidiaries, any Guarantor or any ERISA Affiliate from a Title IV Plan subject to Section 4063 or Section 4064 of ERISA during a plan year in which any such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or the termination of any such Title IV Plan resulting, in either case, in a material liability to any such entity, (c) the “complete or partial withdrawal” (within the meaning of Sections 4203 and 4205 of ERISA) of the Borrower, any of its Subsidiaries, any Guarantor or any ERISA Affiliate from any Multiemployer Plan where the Withdrawal Liability is reasonably expected to exceed $3,000,000.00 (individually or in the aggregate), (d) notice of reorganization, insolvency, intent to terminate or termination of a Multiemployer Plan is received by the Borrower, any of its Subsidiaries, any Guarantor or any ERISA Affiliate, (e) the filing of a notice of intent to terminate a Title IV Plan under Section 4041(c) of ERISA or the treatment of a plan amendment as a termination under Section 4041(e) of ERISA, where such termination constitutes a “distress termination” under Section 4041(c) of ERISA, (f) the institution of proceedings to terminate a Title IV Plan by the PBGC, (g) the failure to make any required contribution to a Title IV Plan or Multiemployer Plan or to meet the minimum funding standard of Section 412 of the Code (in either case, whether or not waived in accordance with Section 412(c) of the Code), (h) the imposition of a lien under Section 430 of the Code or Section 303 of ERISA on the Borrower, any of its Subsidiaries, any Guarantor or any ERISA Affiliate, (i) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, (j) the imposition of liability on the Borrower, any of its Subsidiaries, any Guarantor or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA, (k) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on the Borrower, any of its Subsidiaries, any Guarantor or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any “employee pension plan” (within the meaning of Section 3(2) of ERISA) or (l) receipt from the IRS of notice of the failure of any employee pension plan that is intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any such employee pension plan to qualify for exemption from taxation under Section 501(a) of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” from time to time to the Borrower and the Administrative Agent.

“Eurodollar Rate” means (a) (i) with respect to any Eurodollar Rate Loan for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period by reference to the ICE Benchmark Administration Limited LIBOR Rate, as published by Reuters (or other commercially available source providing quotations of ICE LIBOR as may be designated by the Administrative Agent from time to time) (“ICE LIBOR”) for a period equal to such Interest Period (the “Screen Rate”) and (ii) for any interest calculation of the Eurodollar Rate with respect to a Base Rate Loan on any date, the Screen Rate for an Interest Period of one month commencing on that day; provided that if a Screen Rate is not available at the applicable time for a term equivalent to such Interest Period, then such rate shall be equal to, with respect to each day during such Interest Period or other applicable period, the rate per annum determined by the Administrative Agent to be equal to the rate that results from interpolating on a linear basis between: (x) the applicable Screen Rate for the longest period (for which the Screen Rate is available) which is shorter than the impacted Interest Period and (y) the applicable Screen Rate for the shortest period (for which the Screen Rate is available) which exceeds the impacted Interest Period or (b) if such rate is not available at any time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by the Administrative Agent to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period. Each determination by the Administrative Agent pursuant to this definition shall be conclusive absent manifest error. Notwithstanding the foregoing, the Eurodollar Rate shall at no time be less than 0.00% per annum.

“Eurodollar Rate Loan” means any Loan that, for an Interest Period, bears interest based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 9.1.

“Excepted Consent” means, at any time, any consent, authorization, approval, filing or registration with or from any non-U.S. Governmental Authority that is listed on Part III of Schedule 3.1(m) with respect to which the time periods set forth opposite each such item or action on Part III of Schedule 3.1(m) or such longer period permitted by the Administrative Agent in its sole discretion have not expired.

“Excluded Swap Obligations” means, with respect to any Loan Party (other than Borrower), any Swap Obligation entered into after the Effective Date if, and to the extent that, after giving effect to the keepwell agreement in Section 2.7 of the Pledge and Security Agreement and any other “keepwell, support, or other agreement” among the Loan Parties for purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation entered into after the Effective Date arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Vessel” means, at any time, a marine vessel subject to a Lien permitted under Section 8.2(d), 8.2(e) or 8.2(m).

“Existing Credit Agreement” means the Credit Agreement dated as of April 16, 2014 among the Borrower, McDermott Finance L.L.C., as term borrower, CA CIB, as administrative agent and collateral agent and the lenders and other parties party thereto.

“Existing Letters of Credit” means each letter of credit issued under the Existing Credit Agreement by an Issuer that is outstanding on the Effective Date.

“Existing Second Lien Notes” means the Borrower’s 8.000% Senior Secured Notes due 2021, issued under the Second Lien Notes Indenture on April 16, 2014.

“Extended Letter of Credit” has the meaning specified in Section 2.4(b).

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party; provided that, (a) for any determination of Fair Market Value in connection with an Asset Sale to be made pursuant to Section 8.4(h), (i) or (j) in which the Fair Market Value of the properties disposed of in such Asset Sale exceeds $10,000,000.00, the Borrower shall provide evidence reasonably satisfactory to the Administrative Agent with respect to the calculation of such Fair Market Value and (b) for any determination of Fair Market Value of any marine vessel, for purposes of calculating the Collateral Coverage Ratio, the Fair Market Value of such marine vessel shall be the fair market value set forth for such marine vessel in the appraisal most recently delivered therefor pursuant to Section 6.2(e), as applicable; provided, that if any such appraisal contains a range of values for a marine vessel, the “Fair Market Value” of such marine vessel shall be deemed to be an amount equal to the midpoint of such range.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Financial Letter of Credit” means a Letter of Credit other than a Performance Letter of Credit.

“Final Maturity Date” means the fifth anniversary of the Effective Date.

“Financial Letter of Credit Sublimit” means $100,000,000.00.

“Financial Statements” means the financial statements of the Borrower and its Subsidiaries delivered in accordance with Section 3.1(b), Section 4.4 or Section 6.1.

“Fiscal Quarter” means the fiscal quarter of the Borrower ending on March 31, June 30, September 30 or December 31 of the applicable calendar year, as applicable.

“Fiscal Year” means the fiscal year of the Borrower, which is the same as the calendar year.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) EBITDA for such period to (b) the sum of (i) Interest Expense for such period, (ii) the aggregate principal amount of all regularly scheduled principal payments or scheduled redemptions or similar acquisitions for value in respect of outstanding Indebtedness for borrowed money during such period and (iii) the aggregate amount of Federal, state, local and foreign income taxes paid in cash, in each case, of or by the Borrower and its Subsidiaries for such period.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuer, such Defaulting Lender’s Ratable Portion of the outstanding Letter of Credit Obligations of such Issuer, other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof.

“Fronting Fee” means the Fronting Fee specified in Section 2.12(b)(i).

“Fund” means any Person (other than a natural person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“G-20 Countries” means Argentina, Australia, Brazil, Canada, China, the European Union, France, Germany, India, Indonesia, Italy, Japan, Mexico, Russia, Saudi Arabia, South Africa, South Korea, Turkey, the United Kingdom, and the United States of America.

“Global Intercompany Note” means the global intercompany note substantially in the form of Exhibit G hereto.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, including any central bank (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means the guarantees of the Obligations contained in Section 2 of the Pledge and Security Agreement.

“Guarantor” means each Subsidiary of the Borrower that has guaranteed the Obligations pursuant to Section 2 of the Pledge and Security Agreement or another agreement in form and substance satisfactory to the Administrative Agent, until such time as such Subsidiary ceases to guarantee the Obligations pursuant to the terms of any such agreement. As of the Effective Date, each Subsidiary listed on Schedule III hereto is a Guarantor.

“Guaranty Obligation” means, as applied to any Person, without duplication, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person, if the purpose of such Person in incurring such liability is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness of another Person and (b) any liability of such Person for Indebtedness of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor, or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss or (v) to supply funds to, or in any other manner invest in, such other Person (including to pay for property or services irrespective of whether such property is received or such services are rendered), if (and only if) in the case of any agreement described under clause (b)(i), (ii), (iii), (iv) or (v) above the primary purpose or intent thereof is to provide assurance to the obligee of Indebtedness of any other Person that such Indebtedness will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof. The amount of any Guaranty Obligation shall be equal to the amount of the Indebtedness so guaranteed or otherwise supported or, if such amount is not stated or otherwise determinable, the maximum reasonable anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. For the avoidance of doubt, the term “Guaranty Obligation” shall not include reimbursement or other obligations with respect to unmatured or undrawn, as applicable, Performance Guarantees.

“Hedging Contracts” means all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements, and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

“Hedging Obligations” has the meaning given to such term in the definition of “Obligations”.

“ICE LIBOR” has the meaning given to such term in the definition of “Eurodollar Rate”.

“Immaterial Guarantor” means a Guarantor that does not satisfy the Threshold Amount.

“Increase and Joinder Agreement” has the meaning set forth in Section 2.21(c).

“Increased Amount Date” has the meaning specified in Section 2.21(b).

“Indebtedness” of any Person means, without duplication:

(a)    all indebtedness of such Person for borrowed money;

(b)    all obligations of such Person evidenced by promissory notes, bonds, debentures or similar instruments;

(c)    all matured reimbursement obligations with respect to letters of credit, bankers’ acceptances, surety bonds, performance bonds, bank guarantees, and other similar obligations;

(d)    all other obligations with respect to letters of credit, bankers’ acceptances, surety bonds, performance bonds, bank guarantees and other similar obligations, whether or not matured, other than unmatured or undrawn, as applicable, obligations with respect to Performance Guarantees;

(e)    all indebtedness for the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business that are not overdue by more than 90 days or disputed in good faith;

(f)    all indebtedness of such Person created or arising under any conditional sale or other title retention agreement (other than operating leases) with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(g)    all Capital Lease Obligations of such Person;

(h)    all Guaranty Obligations of such Person;

(i)    all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Disqualified Stock of such Person, valued, in the case of redeemable preferred Disqualified Stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends;

(j)    net payments that such Person would have to make in the event of a termination of the Hedging Contracts of such Person if such termination occurred on the date Indebtedness of such Person is being determined;

(k)    all Alternate Program Indebtedness of such Person; and

(l)    all Indebtedness of the type referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and general intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, but amounts of such Indebtedness shall be the lesser of the value of the property owned by such Person securing such Indebtedness and the principal amount of such Indebtedness.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or other entity in which the liability of the joint venturer is limited) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited by applicable law or contract. For the avoidance of doubt, the term “Indebtedness” shall not include reimbursement or other obligations with respect to unmatured or undrawn, as applicable, Performance Guarantees.

“Indemnified Matters” has the meaning specified in Section 11.4(a).

“Indemnitees” has the meaning specified in Section 11.4(a).

“Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses after the date hereof that is posted to IntraLinks, DebtDomain or a similar service or otherwise clearly identified at the time of delivery as confidential other than any such information that is available to the Administrative Agent, any Lender or any Issuer on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries.

“Information Memorandum” means the Confidential Information Memorandum related to this Agreement dated June, 2017.

“Initial Appraisals” means the appraisals prepared by an Approved Appraiser and delivered to CA CIB on June 6, 2017.

“Insurance/Condemnation Event” means any casualty or other insured damage to, or any taking under the power of eminent domain or by condemnation or similar proceeding of, or any disposition under a threat of such taking of, all or any part of any assets of the Borrower or any Restricted Subsidiary, resulting in aggregate Net Cash Proceeds exceeding $10,000,000.00.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the Original Effective Date, among the Collateral Agent, Wells Fargo Bank, National Association, as trustee and collateral agent for the holders of the Second Lien Notes, and the Loan Parties.

“Interest Expense” means, for the Borrower for any period, total interest expense of the Borrower and its Subsidiaries for such period, as determined on a consolidated basis in conformity with GAAP and including, in any event (without duplication for any period or any amount included in any prior period):

(a)    net costs under Interest Rate Contracts for such period;

(b)    any commitment fee (including the Revolving Commitment Fee) accrued, accreted or paid by such Person during such period;

(c)    any fees and other obligations (other than reimbursement obligations) with respect to letters of credit (including the Letter of Credit Participation Fees) and bankers’ acceptances (whether or not matured) accrued, accreted or paid by such Person for such period, plus (without duplication) any such amounts that are included in the cost of operations on the consolidated statement of operations of such Person prepared in conformity with GAAP; and

(d)    the Fronting Fee.

For purposes of the foregoing, interest expense shall (i) be determined after giving effect to any net payments made or received by the Borrower or any Subsidiary with respect to interest rate Hedging Contracts and (ii) exclude interest expense accrued, accreted or paid by the Borrower or any Subsidiary of the Borrower to the Borrower or any Subsidiary of the Borrower. Notwithstanding the foregoing, the interest component of all payments associated with any lease that would have been accounted for as an operating lease on a balance sheet of such Person prepared in conformity with GAAP as in effect on the Effective Date and amounts included for any Fiscal Quarter ending on or after June 30, 2017 attributable to any upfront fees and similar one-time fees paid in connection with this Agreement shall each be excluded from Interest Expense.

“Interest Period” means, in the case of any Eurodollar Rate Loan, (a) initially, the period commencing on the date such Eurodollar Rate Loan is made or on the date of conversion of a Base Rate Loan to such Eurodollar Rate Loan and ending one, three or six months thereafter or, with the prior written consent of all Lenders, such other period ending twelve months or less thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.2 or 2.11, and (b) thereafter, if such Loan is continued, in whole or in part, as a Eurodollar Rate Loan pursuant to Section 2.11, a period commencing on the last day of the immediately preceding Interest Period therefor and ending one, three or six months thereafter or, with the prior written consent of all Lenders, twelve months thereafter, as selected by the Borrower in its Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.11; provided, however, that all of the foregoing provisions relating to Interest Periods in respect of Eurodollar Rate Loans are subject to the following:

(i)    if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iii)    the Borrower may not select any Interest Period in respect of Loans having an aggregate principal amount of less than $5,000,000.00; and

(iv)    there shall be outstanding at any one time no more than 10 Interest Periods in the aggregate.

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Investment” means, with respect to any Person, any investment of such Person so classified under GAAP, and whether or not so classified, any loan, advance, extension of credit that constitutes Indebtedness of the Person to whom it is extended, any direct or indirect guaranty in respect of the Indebtedness of another Person by such Person, or contribution of capital by such Person, and any stocks, bonds, mutual funds, partnership interests, notes (including structured notes), debentures or other securities owned by such Person; excluding, however, (a) capital expenditures of such Person determined in accordance with GAAP, (b) prepayments or deposits made in the ordinary course of business, (c) accounts receivable and similar items made or incurred in the ordinary course of business and (d) the payment of the operating expenses and capital expenditures of a Restricted Subsidiary, so long as such payment is in the ordinary course of business and consistent with past business practices with respect to such Subsidiary prior to the date hereof. For the avoidance of doubt, the term “Investment” shall not include reimbursement or other obligations with respect to unmatured or undrawn, as applicable, Performance Guarantees.

“Inventory” has the meaning specified in the Pledge and Security Agreement.

“IRS” means the Internal Revenue Service of the United States or any successor thereto.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of Issuance).

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiry of, renew (including any auto-renewal thereof) or increase the maximum stated amount (including by deleting or reducing any scheduled decrease in such maximum stated amount) of, such Letter of Credit. The terms “Issued” and “Issuance” shall have a corresponding meaning.

“Issuer” means each Lender or Affiliate of a Lender that (a) is listed on Schedule II, (b) hereafter becomes an Issuer with the approval of the Administrative Agent and the Borrower by agreeing pursuant to an agreement with and in form and substance satisfactory to the Administrative Agent and the Borrower to be bound by the terms hereof applicable to Issuers, or (c) solely with respect to Existing Letters of Credit, is an issuer of an Existing Letter of Credit.

“Joint Venture” means any Person (a) in which the Borrower or a Subsidiary of the Borrower, directly or indirectly, owns at least 25% of the Stock or Stock Equivalents of such Person and (b) that is not a Subsidiary of the Borrower. As of the Effective Date, the Persons listed on Schedule 1.1 are Joint Ventures.

“Junior Priority Indebtedness” means (a) any Permitted Second Lien Debt and (b) any other Indebtedness for borrowed money (excluding intercompany debt) of the Borrower or any Restricted Subsidiary that is (i) secured by a Lien on the Collateral that is junior to the Lien on the Collateral that secures the Obligations, (ii) unsecured or (iii) expressly subordinated in right of payment to the Obligations.

“Leases” means, with respect to any Person, all of the leasehold estates in Real Property of such Person, as lessee, as such may be amended, supplemented or otherwise modified from time to time.

“Lender” means each financial institution or other entity that (a) is listed on the signature pages of the Agreement as a “Lender” or (b) from time to time becomes a party hereto as a Lender by execution of an Assignment and Acceptance or an Increase and Joinder Agreement.

“Letter of Credit” means each letter of credit issued pursuant to Section 2.4 and shall include the Existing Letters of Credit.

“Letter of Credit Issuer Commitment” means (a) the amount set forth on the attached Schedule II for each Issuer or (b) such other amount as any Issuer and the Borrower may agree in a writing delivered to the Administrative Agent.

“Letter of Credit Obligations” means, at any time, without duplication, the aggregate amount equal to the sum of (a) the Reimbursement Obligations at such time (or, for any Reimbursement Obligations in any Alternative Currency, the Dollar Equivalent thereof at such time) and (b) the Letter of Credit Undrawn Amounts at such time.

“Letter of Credit Participation Fee” has the meaning specified in Section 2.12(b)(ii).

“Letter of Credit Reimbursement Agreement” has the meaning specified in Section 2.4(e).

“Letter of Credit Request” has the meaning specified in Section 2.4(c).

“Letter of Credit Undrawn Amounts” means, at any time, the aggregate undrawn amount of all Letters of Credit outstanding at such time (or, for any Letter of Credit denominated in an Alternative Currency, the Dollar Equivalent thereof at such time).

“Leverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (1) Leverage Ratio Debt as of such day, other than the mark-to-market foreign exchange exposure of the Borrower and its Restricted Subsidiaries that is secured only by cash or Cash Equivalents, plus (2) the unsecured mark-to-market foreign exchange exposure of the Borrower and its Subsidiaries, as determined by Borrower using market convention, to (b) EBITDA for the last four full Fiscal Quarters ended prior to such day.

“Leverage Ratio Debt” means Disqualified Stock of the Borrower and, without duplication, Indebtedness of the Borrower and its Restricted Subsidiaries of the type specified in clauses (a), (b), (c), (d), (e), (f), (g), (h), (k) (but only to the extent that, in accordance with GAAP, such Alternate Program Indebtedness is required to be included as a liability of the Borrower or its Restricted Subsidiaries on its Financial Statements) and (l) of the definition of “Indebtedness” determined on a consolidated basis in accordance with GAAP. For the avoidance of doubt, the term “Leverage Ratio Debt” shall not include (a) reimbursement or other obligations with respect to unmatured or undrawn, as applicable, Performance Guarantees and (b) Indebtedness of the Borrower or any of its Restricted Subsidiaries that is owed to the Borrower, any of its Restricted Subsidiaries or any Joint Venture that is a Guarantor.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease and any financing lease having substantially the same economic effect as any of the foregoing.

“Liquidity” means the sum of (a) unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries plus (b) the unused Revolving Commitments available for Borrowings in accordance with Section 2.1.

“Loan” has the meaning specified in Section 2.1.

“Loan Documents” means, collectively, this Agreement, the Notes (if any), each Letter of Credit Reimbursement Agreement, the Collateral Documents, the Global Intercompany Note, each fee letter entered into by the Borrower or any other Loan Party in connection with this Agreement, any agreement creating or perfecting rights in cash collateral pursuant to this Agreement and each certificate, agreement or document executed by a Loan Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.

“Loan Party” means the Borrower and each Guarantor.

“Material Adverse Effect” means a material adverse effect upon (a) the condition (financial or otherwise), business, results of operations or properties of the Borrower and the Guarantors taken as a whole; (b) the perfection or priority of the Liens granted pursuant to the Collateral Documents; (c) the Loan Parties’ ability to perform their respective obligations under the Loan Documents; or (d) the validity, binding effect or enforceability against the Loan Parties of the Loan Documents or the rights or remedies of the Administrative Agent, the Lenders or the Issuers thereunder.

“Material Intellectual Property” has the meaning specified in the Pledge and Security Agreement.

“Material Subsidiary” means, with respect to any date of determination, (a) a Restricted Subsidiary contributing (or, if such Restricted Subsidiary was not a Subsidiary of the Borrower for the entire Fiscal Year immediately preceding such date, that would have contributed) more than (i) 5% of the EBITDA or (ii) 5% of total assets (as determined in accordance with GAAP) of the Borrower and its Restricted Subsidiaries on a consolidated basis, in each case in the Fiscal Year immediately preceding such date or (b) two or more Restricted Subsidiaries contributing (or, if any such Restricted Subsidiary was not a Subsidiary of the Borrower for the entire Fiscal Year immediately preceding such date, that would have contributed) more than (i) 10% of the EBITDA or (ii) 10% of total assets (as determined in accordance with GAAP) of the Borrower and its Restricted Subsidiaries on a consolidated basis, in each case in the Fiscal Year immediately preceding such date.

“MNPI” means material non-public information (within the meaning of the United States Federal, state or other applicable securities laws) with respect to the Borrower and its Affiliates or their Securities.

“Moody’s” means Moody’s Investors Services, Inc., and its successors.

“Mortgaged Properties” means each parcel of real property and the improvements thereto owned or leased by a Loan Party with respect to which a Mortgage is granted.

“Mortgaged Vessel Owning Subsidiary” means at any time any Subsidiary of the Borrower that owns a marine vessel that is or that is required at such time to be a Mortgaged Vessel under the terms of this Agreement or the other Loan Documents. As of the Effective Date, the Mortgaged Vessel Owning Subsidiaries and the Mortgaged Vessels owned by each are as follows:

Mortgaged Vessel Owning Subsidiary	Jurisdiction of Organization	Mortgaged Vessel	Vessel Flag
Hydro Marine Services, Inc.	Panama	McDermott Derrick Barge No. 27	Panama

		Intermac 650	Panama
		McDermott Derrick Barge No. 32	Panama
		DLV 2000	Panama

		Lay Vessel 108	Malta

J. Ray McDermott (Norway), AS	Norway	North Ocean 102	Malta
J. Ray McDermott International Vessels, Ltd.	Cayman Islands	McDermott Derrick Barge No. 50	Panama

McDermott Gulf Operating Company, Inc.	Panama	Thebaud Sea	Canada (bareboat registered in Barbados)

McDermott International Vessels, Inc.	Panama	Emerald Sea	Barbados

“Mortgaged Vessels” means at any time the marine vessels of the Loan Parties that are subject to a Lien under the Collateral Documents at such time. The Mortgaged Vessels shall consist of the following as of the Effective Date:

Vessel Name	Flag
McDermott Derrick Barge No. 27	Panama
McDermott Derrick Barge No. 50	Panama
McDermott Derrick Barge No. 32	Panama
DLV 2000	Panama
North Ocean 102	Malta
Lay Vessel 108	Malta
Intermac 650	Panama
Thebaud Sea	Canada (bareboat registered in Barbados)
Emerald Sea	Barbados

“Mortgages” means (a) the fee or leasehold mortgages or deeds of trust, assignments of leases and rents and other security documents granting a Lien on any Mortgaged Property to secure the Obligations and (b) the mortgages and other security documents granting a Lien on any Mortgaged Vessel to secure the Obligations, in the case of each of clauses (a) and (b) each in form and substance reasonably satisfactory to the Collateral Agent, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower, any of its Subsidiaries, any Guarantor or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Net Cash Proceeds” means, with respect to any event, proceeds received by the Borrower or any Restricted Subsidiary after the Effective Date in cash or Cash Equivalents in respect of such event, net of (a) the reasonable cash costs (including underwriting commissions, legal, investment banking, brokerage and accounting and other professional fees and sales commissions) paid in connection with such event by the Borrower or any Restricted Subsidiary to Persons that are not Affiliates of the Borrower or any Restricted Subsidiary and (b) in the case of any Asset Sale or Insurance/Condemnation Event, taxes paid or reasonably estimated to be payable by the Borrower or any Restricted Subsidiary as a result thereof (including, for the avoidance of doubt, as a result of any distribution of such proceeds to the Borrower or any Restricted Subsidiary); provided, however, that evidence of each of clauses (a) and (b) above is provided to the Administrative Agent in form and substance reasonably satisfactory to it.

“New Lender” has the meaning specified in Section 2.21(b).

“New Revolving Commitments” has the meaning specified in Section 2.21(a).

“NO 105” means M.V. Lay Vessel North Ocean 105.

“NO 105 Indebtedness” means Indebtedness for borrowed money incurred under the North Ocean 105 Credit Agreement and existing as of the Effective Date.

“Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Non-cash Consideration.

“Non-Consenting Lender” has the meaning specified in Section 11.1(c).

“Non-Defaulting Lender” means a Lender that is not a Defaulting Lender.

“Non-Recourse Indebtedness” means Indebtedness of a Subsidiary of the Borrower (in each case that is not a Loan Party) (a) that is on terms and conditions reasonably satisfactory to the Administrative Agent, (b) that is not, in whole or in part, Indebtedness of any Loan Party (and for which no Loan Party has created, maintained or assumed any Guaranty Obligation) and for which no holder thereof has or could have upon the occurrence of any contingency, any recourse against any Restricted Subsidiary or the assets thereof (other than the Stock or Stock Equivalents issued by the Subsidiary primarily obligated on such Indebtedness that are owned by a Restricted Subsidiary) for the repayment of such Indebtedness, and (c) owing to an unaffiliated third-party (which for the avoidance of doubt does not include the Borrower, any Subsidiary thereof, any other Loan Party, any Joint Venture (or owner of any interest therein) and any Affiliate of any of them).

“North Ocean 105 Credit Agreement” means the Facility Agreement dated as of September 30, 2010, among North Ocean 105 AS, as borrower, the Borrower, as guarantor, BNP Paribas and Crédit Agricole Corporate and Investment Bank, as mandated lead arrangers, BNP Paribas, as facility agent, security agent, ECA coordinator and documentation bank, and the lenders from time to time party thereto.

“North Ocean Entity” means North Ocean 105 AS, a private limited liability company organized and existing under the laws of Norway. As of the Effective date, the North Ocean Entity is a Wholly-Owned Subsidiary of the Borrower.

“Note” means a promissory note of the Borrower payable to any Lender and its registered assigns evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Loans owing to such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.2(a).

“Notice of Conversion or Continuation” has the meaning specified in Section 2.11(a).

“Obligations” means the Loans, the Letter of Credit Obligations and all other amounts, obligations, covenants and duties owing by the Borrower and the other Loan Parties to the Agents, any Lender, any Issuer, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn thereunder, loan, guaranty, indemnification, foreign exchange or currency swap transaction, interest rate hedging transaction or otherwise), present or future, arising under (a) this Agreement or any other Loan Document, (b) any Treasury Management Arrangements that are (i) in effect on the Effective Date with a counterparty that is the Administrative Agent, a Lender or any Affiliate of either of the foregoing or (ii) entered into after the Effective Date with a counterparty that was, at the time such Treasury Management Agreements were entered into, the Administrative Agent, a Lender or any Affiliate of either of the foregoing (the Obligations described in this clause (b) being referred to herein as “Treasury Management Obligations”) or (c) any Hedging Contract that is (i) in effect on the Effective Date with a counterparty that is the Administrative Agent, a Lender or any Affiliate of either of the foregoing or (ii) entered into after the Effective Date with a counterparty that was, at the time such Hedging Contract was entered into, the Administrative Agent, a Lender or any Affiliate of either of the foregoing (the Obligations described in this clause (c) being referred to herein as “Hedging Obligations”), in each case whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all letter of credit and other fees (including, the Revolving Commitment Fee and the Fronting Fee), interest (including post-petition interest, whether or not allowed in a bankruptcy proceeding), charges, expenses, attorneys’ fees and disbursements and other sums chargeable to the Borrower under this Agreement or any other Loan Document and all obligations of the Borrower under any Loan Document to provide cash collateral for Obligations in respect of Letters of Credit; provided that “Obligations” shall specifically exclude all Excluded Swap Obligations.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Original Currency” has the meaning specified in Section 11.19(a).

“Original Effective Date” means April 16, 2014.

“Original Indebtedness” has the meaning given to such term in the definition of “Refinancing Indebtedness”.

“Other Connection Taxes” means, with respect to any Lender or Issuer or the Administrative Agent, taxes imposed as a result of a present or former connection between such Lender or Issuer or the Administrative Agent and the jurisdiction imposing such tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Currency” has the meaning specified in Section 11.19(a).

“Other Taxes” has the meaning specified in Section 2.16(b).

“Outstandings” means, at any particular time, the sum of the principal amount of the Loans outstanding at such time and the Letter of Credit Obligations outstanding at such time.

“Participant” has the meaning specified in Section 11.2(d).

“Participant Register” has the meaning specified in Section 11.2(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Performance Guarantee” of any Person means (a) any letter of credit, bankers acceptance, surety bond, performance bond, bank guarantee or other similar obligation issued for the account of such Person to support only trade payables or nonfinancial performance obligations of such Person, (b) any letter of credit, bankers acceptance, surety bond, performance bond, bank guarantee or other similar obligation issued for the account of such Person to support any letter of credit, bankers acceptance, surety bond, performance bond, bank guarantee or other similar obligation issued for the account of a

Subsidiary or joint venture of such Person to support only trade payables or non-financial performance obligations of such Subsidiary or joint venture, and (c) any parent company guarantee or other direct or indirect liability, contingent or otherwise, of such Person with respect to trade payables or non-financial performance obligations of a Subsidiary or joint venture of such Person, if the purpose of such Person in incurring such liability is to provide assurance to the obligee that such contractual obligation will be performed, or that any agreement relating thereto will be complied with.

“Performance Letter of Credit” means (a) a letter of credit issued to secure ordinary course performance obligations in connection with marine installation, project engineering, procurement, construction, maintenance and other similar projects (including projects about to be commenced) or bids for prospective marine installation, project engineering, procurement, construction, maintenance and other similar projects, (b) a letter of credit issued to back a bank guarantee, surety bond, performance bond or other similar obligations issued to support ordinary course performance obligations in connection with marine installation, project engineering, procurement, construction, maintenance and other similar projects (including projects about to be commenced) or bids for prospective marine installation, project engineering, procurement, construction, maintenance and other similar projects or (c) a letter of credit qualifying as a “performance-based standby letter of credit” under 12 CFR Part 3, Appendix A, Section 3(b)(2)(i) or any successor U.S. Comptroller of the Currency regulation.

“Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

“Permitted Acquisition” means an Acquisition permitted under Section 8.3.

“Permitted Second Lien Debt” means (a) the Second Lien Notes (and Guaranty Obligations of the Guarantors in respect thereof) and any Refinancing Indebtedness in respect thereof and (b) if no Permitted Unsecured Debt has been incurred, any other senior second lien secured indebtedness (including, without limitation, promissory notes issued under an indenture or note purchase agreement and term loans issued under a credit agreement) of the Loan Parties in an aggregate principal amount for this clause (b) not to exceed $500,000,000.00 and any Refinancing Indebtedness in respect thereof, which indebtedness (other than the Second Lien Notes) (i) is on terms not materially more restrictive, taken as a whole, than the terms of the Loan Documents, (ii) does not impose any financial maintenance covenant that is more restrictive than those in Article V, (iii) contains grace periods for covenant breaches and payment defaults that expire no earlier than the corresponding grace periods in this Agreement, (iv) has cross acceleration (not cross default) to other indebtedness, (v) is secured with no assets other than Collateral and guaranteed by no Person other than the Guarantors, (vi) is subject to the Intercreditor Agreement or other intercreditor arrangements in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which arrangements all Liens on Collateral securing such indebtedness shall be junior to the Liens securing the Obligations on terms acceptable to the Administrative Agent, (vii) by its terms matures at least one year after the Final Maturity Date, and (viii) the terms of which are otherwise reasonably satisfactory to the Administrative Agent. The Administrative Agent’s execution of an intercreditor agreement in respect of any senior second lien secured indebtedness shall conclusively evidence its approval of the matters described in the preceding clauses (vi) and (viii).

“Permitted Unsecured Debt” means Indebtedness of the type described in Section 8.1(g).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity, or a Governmental Authority.

“Pledge and Security Agreement” means the Amended and Restated First Lien Pledge and Security Agreement dated as of the Effective Date executed by the Borrower, each Guarantor and the Administrative Agent.

“Pledged Notes” has the meaning specified in the Pledge and Security Agreement.

“Pledged Stock” has the meaning specified in the Pledge and Security Agreement.

“Prime Rate” means the rate of interest per annum established from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective on the date such change is announced as being effective.

“Projections” means those financial projections of the Borrower and its Subsidiaries delivered to the Administrative Agent by the Borrower covering the Fiscal Years 2017 through 2021.

“Proposed Change” has the meaning specified in Section 11.1(c).

“Public-Side Lenders” means Lenders that do not wish to receive MNPI.

“Purchasing Lender” has the meaning specified in Section 11.7(a).

“Ratable Portion” or “ratably” means, subject to adjustment as provided in Section 2.12(d), Section 2.13(e) and Section 2.20(a)(iv), with respect to any Lender at any time, the percentage obtained by dividing (a) the Revolving Commitment of such Lender at such time by (b) the aggregate Revolving Commitments of all Lenders at such time; provided that if such Revolving Commitments have been terminated, then the Ratable Portion of such Lender shall be determined based on the Ratable Portions of such Lender, and of all other Lenders, immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Real Property” means all Mortgaged Property and all other real property owned or leased from time to time by any Loan Party or any of its Restricted Subsidiaries.

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness except by an amount not greater than accrued and unpaid interest, fees and premiums (if any) with respect to such Original Indebtedness and reasonable fees and expenses arising from such extension, renewal or refinancing; (b) the stated final maturity of such Refinancing Indebtedness shall not be earlier, and the weighted average life to maturity of such Refinancing Indebtedness shall not be shorter, than that of such Original Indebtedness; (c) such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the earlier of (i) the maturity of such Original Indebtedness and (ii) the date 91 days after the Final Maturity Date; (d) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guaranty Obligation) of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become) an obligor in respect of such Original Indebtedness, and shall not constitute an obligation of the Borrower if the Borrower shall not have been an obligor in respect of such Original Indebtedness, and, in each case, shall constitute an obligation of such Subsidiary or of the Borrower only to the extent of their obligations in respect of such Original Indebtedness; (e) if such Original Indebtedness shall have been subordinated to the Obligations, such Refinancing Indebtedness shall also be subordinated to the Obligations on terms not less favorable in any material respect to the Lenders; and (f) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or that would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Obligations, by any Lien that shall not have been contractually subordinated on terms not less favorable in any material respect to the Lenders.

“Register” has the meaning specified in Section 11.2(c).

“Reimbursement Obligations” means all matured reimbursement or repayment obligations of the Borrower to any Issuer with respect to amounts drawn under Letters of Credit.

“Related Obligations” has the meaning specified in Section 10.8.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, representatives, attorneys, consultants, advisors and trustees of such Person and of such Person’s Affiliates.

“Release” means, with respect to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Contaminant into the indoor or outdoor environment or into or out of any property owned by such Person, including the movement of Contaminants through or in the air, soil, surface water, ground water or property and, in each case, in violation of Environmental Law.

“Remedial Action” means all actions required by any applicable Environmental Law to (a) clean up, remove, treat or in any other way address any Contaminant in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release so that a Contaminant does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Requirement of Law” means, with respect to any Person, the common law and all federal, state, local and foreign laws, rules and regulations, orders, judgments, decrees and other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including, without limitation, foreign exchange control, United States foreign assets control, and currency reporting laws and regulations, now or hereafter applicable, and all licensing and other formalities, necessary for the import, export and transport of any property, including, without limitation, those required by the regulations of the Export Administration of the Bureau of Industry and Security.

“Requisite Lenders” means, at any time, Lenders having Revolving Exposure and unused Revolving Commitments representing at least a majority of the sum of all Revolving Exposure outstanding and unused Revolving Commitments at such time; provided that the Revolving Commitments and Revolving Exposure of any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Lenders.

“Responsible Officer” means, with respect to any Person, any of the principal executive officers, managing members or general partners of such Person but, in any event, with respect to financial matters, the chief financial officer, treasurer, assistant treasurer or controller of such Person.

“Restricted Payment” means:

(a)    any dividend or any other distribution or payment, whether direct or indirect, on account of any Stock or Stock Equivalents of the Borrower or any of its Restricted Subsidiaries now or hereafter outstanding, except a dividend payable solely in Stock or Stock Equivalents (other than Disqualified Stock) or a dividend or distribution payable solely to the Borrower or one or more Guarantors;

(b)    any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock or Stock Equivalents of the Borrower or any of its Subsidiaries now or hereafter outstanding other than one payable solely to the Borrower or one or more Guarantors; and

(c)    any Investment.

“Restricted Subsidiary” means a Subsidiary that is not an Unrestricted Subsidiary.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans (within the limits of its Revolving Lending Commitment) and participate in Letters of Credit in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I or in the Assignment and Acceptance or Increase and Joinder Agreement, as applicable, pursuant to which such Lender becomes a party hereto, as such amount may be adjusted from time to time pursuant to this Agreement. “Revolving Commitments” means the aggregate of such commitments for all Lenders, and the aggregate amount of the Revolving Commitments on the Effective Date is $810,000,000.00.

“Revolving Commitment Fee” has the meaning specified in Section 2.12(a).

“Revolving Commitment Increase” has the meaning specified in Section 2.21(a).

“Revolving Exposure” means, with respect to any Lender, at any time, the sum of (a) the Revolving Lending Exposure of such Lender at such time plus (b) such Lender’s Ratable Portion of the Letter of Credit Obligations at such time.

“Revolving Lending Commitment” means, with respect to each Lender, at any time, the commitment of such Lender to make Loans in an aggregate principal amount outstanding not to exceed the product of (a) the Borrowing Sublimit times (b) a fraction, the numerator of which is such Lender’s Revolving Commitment at such time and the denominator of which is the Revolving Commitments at such time.

“Revolving Lending Exposure” means, with respect to any Lender, at any time, the aggregate principal amount of the outstanding Loans held by such Lender at such time.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Scheduled Maturity Date” means, as of any date, (a) if the Borrower shall not have repaid in full all of the obligations in respect of the Existing Second Lien Notes by such date, December 1, 2020 and (b) otherwise, the Final Maturity Date.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Lien Notes” means (a) the Existing Second Lien Notes and (b) any additional notes issued under the Second Lien Notes Indenture having identical terms and conditions to the Second Lien Notes issued on April 16, 2014 (other than with respect to the date of issuance, issue price, amount of interest payable on the first interest payment date applicable thereto, transfer restrictions, any registration rights agreement, additional interest with respect thereto and other customary terms and conditions for “tack on” additional notes, as the case may be), and, in the case of each of clauses (a) and (b), the Indebtedness represented thereby.

“Second Lien Notes Documents” means the Second Lien Notes Indenture and all other instruments, agreements and other documents evidencing or governing the Second Lien Notes or providing for any Liens, Guaranty Obligations or other rights in respect thereof.

“Second Lien Notes Indenture” means the Indenture dated as of April 16, 2014 among the Borrower, the Guarantors and Wells Fargo Bank, National Association, as trustee for the holders of the Second Lien Notes.

“Secured Parties” means the Lenders, the Issuers, each Agent and any other holder of any Obligation.

“Security” means any Stock, Stock Equivalent, voting trust certificate, bond, debenture, promissory note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, or any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.

“Selling Lenders” has the meaning specified in Section 11.7(a).

“Solvent” means, with respect to any Person, that the value of the assets of such Person (both at fair value and present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities are expected to mature and does not have unreasonably small capital for its then current business activities. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Purpose Vehicle” means any special purpose funding vehicle identified as such in writing by any Lender to the Administrative Agent and controlled by that Lender.

“Specified Asset Sale” means any Asset Sale made in reliance on clause (h), (i), (j) or (k) of Section 8.4, other than any such Asset Sale (or series of related Asset Sales) resulting in aggregate Net Cash Proceeds not exceeding $10,000,000.00 during any Fiscal Year. The term “Specified Asset Sale” shall not include any Insurance/Condemnation Event.

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), partnership or membership interests, equity participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or similar business entity, whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” means, with respect to any Person at any time, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary”, “Restricted Subsidiary”, “Restricted Subsidiaries” or “Subsidiaries” shall refer to a Subsidiary, Restricted Subsidiary, Restricted Subsidiaries or Subsidiaries of the Borrower.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Syndication Agents” means Wells Fargo Bank, N.A. in its capacity as syndication agent for the credit facility evidenced by this Agreement.

“Tax Affiliate” means, with respect to any Person, (a) any Subsidiary of such Person, and (b) any Affiliate of such Person with which such Person files or is eligible to file U.S. federal income tax returns.

“Tax Return” has the meaning specified in Section 4.8.

“Taxes” has the meaning specified in Section 2.16(a).

“Termination Date” means the earliest of (a) the Scheduled Maturity Date, (b) the date of termination of all the Revolving Commitments pursuant to Section 2.5 or Section 9.2 and (c) the date on which all the Obligations become due and payable pursuant to Section 9.2.

“Threshold Amount” means, on any date of determination, that such Subsidiary or Subsidiaries, together with its Subsidiaries, had either (a) $3,000,000.00 or more of EBITDA during the four-Fiscal Quarter period most recently ended or (b) had assets the aggregate net book value of which was $3,000,000.00 or more.

“Title IV Plan” means a pension plan, other than a Multiemployer Plan, covered by Title IV of ERISA and to which the Borrower, any of its Subsidiaries, any Guarantor or any ERISA Affiliate has any obligation or liability (contingent or otherwise).

“Transactions” means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the creation of the Liens provided for in the Collateral Documents and, in the case of the Borrower, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Treasury Management Arrangement” means any arrangement for credit card, cash management, clearing house, wire transfer, depository, treasury or investment services in connection with any transfer or disbursement of funds through an automated clearinghouse or on a same day or immediate or accelerated availability basis (including all monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise of the Borrower or any of its Subsidiaries arising out of any cash management, clearing house, wire transfer, depository, treasury or investment services) provided to the Borrower or any of its Subsidiaries. The designation of any such arrangement as a Treasury Management Arrangement shall not create in favor of the counterparty that is a party thereto any rights in connection with the management, enforcement or release of any Collateral.

“Treasury Management Obligations” has the meaning given to such term in the definition of “Obligations”.

“Treasury Regulations” means the final and temporary (but not proposed) income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurodollar Rate or the Base Rate.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“Unrestricted Subsidiary” means:

(a)    any Captive Insurance Subsidiary;

(b)    the Amazon Entity;

(c)    the North Ocean Entity until such time as the NO 105 Indebtedness is paid in full; and

(d)    any other Subsidiary of the Borrower that after the Effective Date is designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary pursuant to a resolution passed by the board of directors of the Borrower, but only to the extent that:

(i)    such Subsidiary has no Indebtedness other than Non-Recourse Indebtedness;

(ii)    except as permitted pursuant to Section 8.8, such Subsidiary is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary unless the terms of any such agreement or contract are, taken as a whole, no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower;

(iii)    except for equity contribution obligations in connection with Non-Recourse Indebtedness, such Subsidiary is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Stock or Stock Equivalents or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(iv)    the aggregate Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the Subsidiary being so designated and any commitments to make any such Investments would be permitted under Section 8.5 as of the time of the designation;

(v)    immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing;

(vi)    immediately before and after such designation, the Borrower shall be in pro forma compliance with Article V as of the most recent date of determination;

(vii)    such Subsidiary has also been designated an Unrestricted Subsidiary under any Permitted Second Lien Debt and any Permitted Unsecured Debt; and

(viii)    such Subsidiary has not previously been designated as an Unrestricted Subsidiary.

Any designation of a Subsidiary of the Borrower as an Unrestricted Subsidiary after the Effective Date will be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution passed by the board of directors of the Borrower giving effect to such designation and a certificate of a Responsible Officer of the Borrower certifying that such designation complied with the preceding conditions, and any such designation shall be effective as of the effective date of such certificate.

If, at any time, any Unrestricted Subsidiary (other than a Captive Insurance Subsidiary or the North Ocean Entity) would fail to meet the requirements of clause (d)(i), (d)(ii), (d)(iii), (d)(iv) or (d)(vii) above as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and the other Loan Documents and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Borrower as of such date and, if such Indebtedness is not permitted to be incurred as of such date pursuant to Section 8.1, the Borrower will be in default of such covenant.

The board of directors of the Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Borrower of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (i) such Indebtedness is permitted pursuant to Section 8.1; and (ii) no Default or Event of Default would be in existence following such designation. Upon any such designation of an Unrestricted Subsidiary as a Restricted Subsidiary, the redesignated Subsidiary will become a Guarantor pursuant to and if required by Section 7.11.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.16(e).

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or similar controlling Persons of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

“Wholly-Owned” means, in respect of any Person, any Subsidiary of such Person, all of the Stock of which (other than director’s qualifying shares, and the like, as may be required by applicable law) is owned by such Person, either directly or indirectly through one or more Wholly-Owned Subsidiaries thereof.

“Withdrawal Liability” means, with respect to the Borrower, any of its Subsidiaries, any Guarantor or any ERISA Affiliate at any time, the aggregate liability incurred (whether or not assessed) with respect to all Multiemployer Plans pursuant to Section 4201 of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2    Computation of Time Periods

In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and, where applicable, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

Section 1.3    Accounting Terms and Principles

(a)    Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

(b)    If any change in the accounting principles used in the preparation of the most recent Financial Statements referred to in Section 6.1 is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by the Borrower without objection from the Borrower’s Accountants and results in a change in any of the calculations required by Article V or VIII had such accounting change not occurred, the parties hereto agree to enter into good faith negotiations in order to amend such provisions so as to equitably reflect such change with the desired result that the criteria for evaluating compliance with such covenants by the Borrower shall be the same after such change as if such change had not been made; provided, however, that no change in GAAP that would affect a calculation that measures compliance with any covenant contained in Article V or VIII shall be given effect until such provisions are amended to reflect such changes in GAAP.

(c)    Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Account Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value”, as defined therein.

Section 1.4    Certain Terms

(a)    The words “herein,” “hereof” and “hereunder” and similar words refer to this Agreement as a whole, and not to any particular Article, Section, subsection or clause in this Agreement.

(b)    Unless otherwise expressly indicated herein, (i) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, and (iii) the words “above” and “below”, when following a reference to a clause or a sub-clause of any Loan Document, refer to a clause or sub-clause within, respectively, the same Section or clause.

(c)    Each agreement defined in this Article I shall include all appendices, exhibits and schedules thereto. References in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified, unless (i) the prior written consent of the Requisite Lenders is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained or (ii) it is otherwise specified that such reference refers to such agreement as of a particular date.

(d)    References in this Agreement to any statute shall be to such statute as amended or modified, together with any successor legislation, in each case in effect at the time any such reference is operative unless it is otherwise specified that such reference refers to such statute as of a particular date.

(e)    The term “including” when used in any Loan Document means “including without limitation” except when used in the computation of time periods. The phrase “in the aggregate”, when used in any Loan Document, means “individually or in the aggregate,” unless otherwise expressly noted.

(f)    Upon the appointment of any successor Administrative Agent pursuant to Section 10.6(a), the reference to CA CIB in the definition of Dollar Equivalent shall be deemed to refer to the financial institution then acting as the Administrative Agent or one of its Affiliates if it so designates.

(g)    Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any issuer document related thereto, provides for one or more automatic increases after such time in the stated amount thereof, the amount of such Letter of Credit shall be deemed for all purposes (other than determining the Letter of Credit Participation Fees and Fronting Fees payable in connection with such Letter of Credit) to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time or may occur in the future.

ARTICLE II

THE LOANS AND LETTERS OF CREDIT

Section 2.1    The Revolving Commitments

On the terms and subject to the conditions contained in this Agreement, each Lender severally agrees to make loans (each a “Loan”) to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in Dollars in an aggregate principal amount at any time outstanding that will not result in (a) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (b) such Lender’s Revolving Lending Exposure exceeding such Lender’s Revolving Lending Commitment. Within the limits of each Lender’s Revolving Lending Commitment and the Borrowing Sublimit, amounts of Loans repaid may be reborrowed under this Section 2.1. The entire amount of the Revolving Commitments will be available in the form of letters of credit issued pursuant to Section 2.4.

Section 2.2    Borrowing Procedures for the Loans

(a)    Each Borrowing of Loans shall be made on notice given by the Borrower to the Administrative Agent not later than 11:00 a.m. (New York time) (i) on the Business Day of the proposed Borrowing, in the case of a Borrowing of Base Rate Loans and (ii) three Business Days prior to the date of the proposed Borrowing, in the case of a Borrowing of Eurodollar Rate Loans. Each such notice shall be in substantially the form of Exhibit C (a “Notice of Borrowing”) (or shall be made by telephone and the same information shall be confirmed promptly thereafter in writing), specifying (A) the date of such proposed Borrowing, (B) the aggregate amount of such proposed Borrowing, (C) whether any portion of the proposed Borrowing will be of Base Rate Loans or Eurodollar Rate Loans, (D) the initial Interest Period or Interest Periods for any such Eurodollar Rate Loans, and (E) remittance instructions. The Loans shall be made as Base Rate Loans unless, subject to Section 2.14, the Notice of Borrowing specifies that all or a portion thereof shall be Eurodollar Rate Loans. Each Borrowing of Loans shall be in an aggregate amount that is an integral multiple of $1,000,000.00 and shall be allocated ratably in accordance with each Lender’s Revolving Commitment.

(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the date of any proposed Borrowing that such Lender shall not make available to the Administrative Agent such Lender’s Ratable Portion of the Borrowing to be made on such date (or any portion thereof), the Administrative Agent may assume that such Lender has made such Ratable Portion available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.2, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the

Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate for the first Business Day and thereafter at the interest rate applicable at the time to the Loans comprising such Borrowing. If such Lender shall repay to the Administrative Agent such corresponding amount, such corresponding amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. If the Borrower shall repay to the Administrative Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have hereunder to the Borrower.

(c)    The failure of any Lender to make its Loan or any payment required by it on the date specified, including any payment in respect of its participation in Letter of Credit Obligations, shall not relieve any other Lender of its obligations to make its Loan or payment on such date but no such other Lender shall be responsible for the failure of any Lender to make a Loan or payment required under this Agreement.

Section 2.3    Reserved

Section 2.4    Letters of Credit

(a)    On the terms and subject to the conditions contained in this Agreement, each Issuer agrees to Issue one or more Letters of Credit at the request of, and for the account of, the Borrower to support obligations of the Borrower, any of its Subsidiaries or any Joint Ventures, from time to time on any Business Day during the period commencing on the Effective Date and ending on the date that is 30 days before the Scheduled Maturity Date; provided, however, that no Issuer shall Issue any Letter of Credit upon the occurrence of any of the following:

(i)    any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuer from Issuing such Letter of Credit or any Requirement of Law applicable to such Issuer (including, without limitation, any applicable “know your customer” and anti-money laundering rules and regulations) or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuer is not otherwise compensated) not in effect on the date of this Agreement or result in any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuer as of the date of this Agreement and that such Issuer in good faith deems material to it;

(ii)    such Issuer shall have received written notice from the Administrative Agent, any Lender or the Borrower, on or prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Section 3.1 (with respect to an Issuance on the Effective Date) or 3.2 is not then satisfied or duly waived in accordance with Section 11.1, and such notice has not been revoked by the Person that delivered such notice;

(iii)    after giving effect to the Issuance of such Letter of Credit, (x) the Outstandings would exceed the Revolving Commitments in effect at such time, (y) the aggregate outstanding amount of all Letters of Credit issued by such Issuer would exceed its Letter of Credit Issuer Commitment or (z) the aggregate outstanding amount of all Financial Letters of Credit (other than, in the case of an Issuance of a Performance Letter of Credit, any Financial Letter of Credit that has been cash collateralized at 105% of the stated amount of such Letter of Credit in accordance with Section 2.9(e)) would exceed the Financial Letter of Credit Sublimit;

(iv)    any fees due to the applicable Issuer in connection with a requested Issuance have not been paid;

(v)    such Letter of Credit is requested to be issued in a form that is not acceptable to such Issuer, in its sole discretion exercised in a commercially reasonable manner; or

(vi)    with respect to any requested Letter of Credit denominated in an Alternative Currency, (A) the Issuer or the Administrative Agent shall not have approved such Issuance or (B) the Issuer receives notice from the Administrative Agent at or before 11:00 a.m. (New York time) on the date of the proposed Issuance of such Letter of Credit that, immediately after giving effect to the Issuance of such Letter of Credit, the sum of the Dollar Equivalent of the Letter of Credit Obligations at such time in respect of each Letter of Credit denominated in an Alternative Currency would exceed the Alternative Currency Cap on the date of such proposed Issuance.

All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Effective Date shall be subject to and governed by the terms hereof. None of the Lenders (other than the Issuers in their capacity as such) shall have any obligation to Issue any Letter of Credit.

(b)    In no event shall the expiration date of any Letter of Credit be later than the earlier of (i) the date that is 12 months from the date of Issuance thereof or such later date as the applicable Issuer may agree in its sole discretion and (ii) the fifth Business Day prior to the Scheduled Maturity Date or, with the approval of the applicable Issuer at its discretion, any date that is after the Scheduled Maturity Date; provided, however, that, if the applicable Issuer agrees in its sole discretion, any Letter of Credit with a fixed term may provide for the auto-renewal thereof for additional periods of not more than 12 months each (each, an “Auto-Renewal LC”); provided, further, that any such Auto-Renewal LC must permit the applicable Issuer to prevent any such extension at least once in each 12 month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof; provided, further, however, that if (A) any Issuance or renewal of a Letter of Credit occurs during the 12 month period prior to the Scheduled Maturity Date or (B) the Borrower requests (and the applicable Issuer approves) the Issuance of a Letter of Credit that expires after the Scheduled Maturity Date, then on or before the date that is 95 days prior to the Scheduled Maturity Date (or on the date of such Issuance, if the date of such Issuance is later than the 95th day prior to the Scheduled Maturity Date and the relevant Issuer so consents), the Borrower shall provide cash collateral to the Collateral Agent in an amount equal to 105% of the amount of each such Letter of Credit that expires after the Scheduled Maturity Date (each such Letter of Credit an “Extended Letter of Credit”). On the Termination Date and if all Obligations (other than contingent reimbursement Obligations for which no claim has been made) have been repaid in full, such Extended Letters of Credit shall for all purposes cease to be Letters of Credit hereunder and the obligations of the Lenders to fund their Ratable Portions of such Extended Letters of Credit pursuant to clause (h) below shall be terminated except to the extent that any Letter of Credit has an expiration date after the Termination Date and has not been cash collateralized as described above. After the Termination Date and the repayment in full of all Obligations (other than contingent reimbursement Obligations for which no claim has been made), the terms for release of such cash collateral shall be as agreed from time to time between the Borrower and such Issuer; provided that in the absence of such agreement between the Borrower and such Issuer, the terms of this Agreement shall, as between the Borrower and such Issuer, continue to govern the fees, costs and expenses payable in respect of such Extended Letters of Credit.

(c)    In connection with the Issuance of each Letter of Credit, the Borrower shall give the relevant Issuer and the Administrative Agent at least two Business Days’ (unless the relevant Issuer otherwise agrees) prior written notice, in substantially the form of Exhibit E (or in such other written or electronic form as is acceptable to the Issuer), of the requested Issuance of such Letter of Credit (a “Letter of Credit Request”). Such notice shall be irrevocable on and after the Issuance of such Letter of Credit (and, prior to such Issuance, may be revoked only with the consent of the Issuer) and shall specify the Issuer of such Letter of Credit, the stated amount of the Letter of Credit requested, the date of Issuance of such requested Letter of Credit, the date on which such Letter of Credit is to expire (which date shall be a Business Day), and the Person for whose benefit the requested Letter of Credit is to be issued. Unless the Issuer and Administrative Agent otherwise agree, such notice, to be effective, must be received by the relevant Issuer and the Administrative Agent not later than 11:00 a.m. (New York time) on the second Business Day prior to the requested Issuance of such Letter of Credit.

(d)    Subject to (x) the satisfaction of the conditions set forth in this Section 2.4 and (y) receipt from the Administrative Agent, if requested by the Issuer, of the total outstanding amount of Reimbursement Obligations at such time and any fees and expenses related to Letters of Credit that are due and payable at such time (including the amount of any outstanding requests for Issuance), the relevant Issuer shall, on the requested date, Issue a Letter of Credit on behalf of the Borrower in accordance with such Issuer’s usual and customary business practices. No Issuer shall Issue any Letter of Credit in the period commencing on the first Business Day after it receives written notice from the Administrative Agent or any Lender that one or more of the conditions precedent contained in Section 3.2 shall not on such date be satisfied, and ending when such conditions are satisfied. The relevant Issuer shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 2.4(a)(iii) and Section 3.2 have been satisfied in connection with the Issuance of any Letter of Credit.

(e)    If requested by the relevant Issuer, prior to the first Issuance of a Letter of Credit by such Issuer, and as a condition of such Issuance and of the participation of each Lender in the Letter of Credit Obligations arising with respect thereto, the Borrower shall have delivered to such Issuer a letter of credit reimbursement agreement, in such form as the Issuer may employ in its ordinary course of business for its own account (a “Letter of Credit Reimbursement Agreement”), signed by the Borrower, and such other documents or items as may be required pursuant to the terms thereof. In the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall govern.

(f)    Each Issuer shall:

(i)    give the Administrative Agent written notice (or telephonic notice confirmed promptly thereafter in writing, which writing may be a telecopy or, if consented to by the Administrative Agent, electronic mail) of the Issuance or renewal of a Letter of Credit issued by it, of all drawings under a Letter of Credit issued by it, the payment (or the failure to pay when due) by the Borrower of any Reimbursement Obligation and of the cancellation, termination or expiration of any Letter of Credit (of which notice the Administrative Agent shall promptly notify each Lender);

(ii)    upon the request of any Lender, furnish to such Lender copies of any Letter of Credit Reimbursement Agreement to which such Issuer is a party and such other documentation as may reasonably be requested by such Lender; and

(iii)    no later than five Business Days following the last Business Day of each calendar quarter, provide to the Administrative Agent (and the Administrative Agent shall provide a copy to each Lender requesting the same) and the Borrower a schedule of Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the aggregate Letter of Credit Obligations outstanding at the end of each calendar quarter and any information requested by the Borrower or the Administrative Agent relating thereto.

(g)    Effective with respect to the Existing Letters of Credit upon the occurrence of the Effective Date, and otherwise effective immediately upon the Issuance by an Issuer of a Letter of Credit in accordance with the terms and conditions of this Agreement, each Issuer shall be deemed to have sold and transferred to each Lender and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from each Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Ratable Portion in such Letter of Credit and the obligations of the Borrower with respect thereto (including all Letter of Credit Obligations with respect thereto) and any security therefor and guaranty pertaining thereto.

(h)    The Borrower agrees to pay to the Issuer of any Letter of Credit the amount of all Reimbursement Obligations owing to such Issuer under any Letter of Credit issued for its account in Dollars (or the Dollar Equivalent of such payment if such payment was made in an Alternative Currency) no later than the date that is the next succeeding Business Day after the Borrower receives notice from such Issuer (or, if such notice is not received prior to 11:00 A.M. (New York Time) on any Business Day, then no later than 10:00 A.M. (New York Time) on the next succeeding Business Day) that payment has been made under such Letter of Credit, irrespective of any claim, set-off, defense or other right that the Borrower may have at any time against such Issuer or any other Person. If any Issuer makes any payment under any Letter of Credit and the Borrower shall not have repaid such amount to such Issuer pursuant to this clause (h) or any such payment by the Borrower in respect thereof is rescinded or set aside for any reason, such Reimbursement Obligation shall be payable on demand with interest thereon computed at the rate of interest applicable during such period to Loans that are Base Rate Loans, and such Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender, of such failure, and each Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuer the amount of such Lender’s Ratable Portion in Dollars (or the Dollar Equivalent thereof if such payment was made in an Alternative Currency) and in immediately available funds. If the Administrative Agent so notifies such Lender prior to 11:00 a.m. (New York time) on any Business Day, such Lender shall make available to the Administrative Agent for the account of such Issuer its Ratable Portion of the amount of such payment on such Business Day in immediately available funds as set forth in the immediately preceding sentence. Whenever any Issuer receives from the Borrower a payment of a Reimbursement Obligation as to which the Administrative Agent has received for the account of such Issuer any payment from a Lender pursuant to this clause (h), such Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to such Lender in immediately available funds, an amount equal to such Lender’s Ratable Portion of the amount of such payment adjusted, if necessary, to reflect the respective amounts the Lenders have paid in respect of such Reimbursement Obligation.

(i)    The Borrower’s obligation to pay each Reimbursement Obligation and the obligations of the Lenders (except as otherwise set forth in the penultimate sentence of Section 2.4(b)) to make payments to the Administrative Agent for the account of the Issuers with respect to Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, including the occurrence of any Default or Event of Default, and irrespective of any of the following:

(i)    any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii)    any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii)    the existence of any claim, set-off, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, any Issuer, the Administrative Agent, any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv)    any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)    payment by the Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; or

(vi)    any other act or omission to act or delay of any kind of the Issuer, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.4, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Any action taken or omitted to be taken by the relevant Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put such Issuer under any resulting liability to the Borrower or any Lender. In determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, the Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit, the Issuer may rely exclusively on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever. Any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in any case, be deemed not to constitute willful misconduct or gross negligence of the Issuer. Notwithstanding the foregoing, nothing in this clause (i) shall be deemed to release any Issuer from liability with respect to its gross negligence or willful misconduct.

(j)    If and to the extent any Lender shall not have so made its Ratable Portion of the amount of the payment required by clause (h) above available to the Administrative Agent for the account of an Issuer, such Lender agrees to pay to the Administrative Agent for the account of such Issuer forthwith on demand any amount so unpaid together with interest thereon, for the first Business Day after payment was first due at the Federal Funds Rate, and thereafter until such amount is repaid to the Administrative Agent for the account of such Issuer, at the rate per annum applicable to Base Rate Loans. The failure of any Lender to make available to the Administrative Agent for the account of an Issuer its Ratable Portion of any such payment shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent for the account of such Issuer its Ratable Portion of any payment on the date such payment is to be made, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent for the account of the Issuer such other Lender’s Ratable Portion of any such payment.

(k)    The Administrative Agent shall determine the Dollar Equivalent of the maximum stated amount of each Letter of Credit denominated in an Alternative Currency and each obligation due with respect thereto, and a determination thereof by the Administrative Agent shall be conclusive absent manifest error. The Dollar Equivalent of each Reimbursement Obligation with respect to a drawn Letter of Credit shall be calculated on the date the Issuer pays the draw giving rise to such Reimbursement Obligation. The Administrative Agent shall determine or redetermine the Dollar Equivalent of the maximum stated amount of each Letter of Credit denominated in an Alternative Currency, as applicable, on the date of each Issuance of such Letter of Credit and at any time, in the Administrative Agent’s sole discretion. The Administrative Agent may determine or redetermine the Dollar Equivalent of any Letter of Credit denominated in an Alternative Currency at any time upon request of any Lender or Issuer.

(l)    If the Issuer of a Letter of Credit is not the Person acting as Administrative Agent, the Borrower shall furnish the Administrative Agent with (i) a copy of such Letter of Credit promptly upon the Issuance or renewal of such Letter of Credit and (ii) a copy of any amendment to such Letter of Credit promptly upon the effectiveness of such amendment.

(m)    Notwithstanding anything in this Agreement to the contrary, no Issuer shall be under any obligation to Issue any Letter of Credit if any Lender is at that time a Defaulting Lender, unless the Issuer has entered into arrangements, including the delivery of cash collateral, satisfactory to the Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.20(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be Issued or that Letter of Credit and all other Letter of Credit Obligations as to which the Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

Unless otherwise expressly agreed by the applicable Issuer and the Borrower when a Letter of Credit is Issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of Issuance shall apply to each commercial Letter of Credit.

Section 2.5    Reduction and Termination of the Revolving Commitments

The Borrower may, upon at least three Business Days’ prior notice to the Administrative Agent, terminate in whole or reduce in part the unused portions of the Revolving Commitments; provided, however, that (i) each partial reduction shall be in an aggregate amount that is an integral multiple of $5,000,000.00 and (ii) each such reduction shall be made ratably in accordance with each Lender’s Revolving Commitment. A notice of termination of the Revolving Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities or other financing transactions, and if any notice so states it may be revoked by the Borrower by notice to the Administrative Agent on or prior to the date specified for the termination of the Revolving Commitments that the refinancing condition has not been met and the termination is to be revoked (it being understood that any Loans outstanding at the time of such notice or drawn thereafter will, upon such revocation, be continued as Base Rate Loans and, thereafter, may be converted to Eurodollar Rate Loans pursuant to Section 2.11).

Section 2.6    Repayment of Loans

The Borrower promises to repay (in cash, in full and in immediately available funds) the entire unpaid principal amount of the Loans and Reimbursement Obligations on the Termination Date (it being understood that other provisions of this Agreement may require all or part of such Obligations to be repaid earlier).

Section 2.7    Evidence of Debt

(a)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of, and Reimbursement Obligations owed to, such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b)    The Administrative Agent shall maintain accounts in accordance with its usual practice in which it shall record (i) the amount of each Loan made and, if a Eurodollar Rate Loan, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable by the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower, whether such sum constitutes principal or interest (and the type of Loan to which it applies), fees, expenses or other amounts due under the Loan Documents and each Lender’s share thereof, if applicable.

(c)    The entries made in the accounts maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans and Reimbursement Obligations in accordance with their terms.

(d)    Notwithstanding any other provision of this Agreement, if any Lender requests that the Borrower execute and deliver a promissory note or notes payable to such Lender in order to evidence the Indebtedness owing to such Lender by the Borrower hereunder, the Borrower shall promptly execute and deliver a Note or Notes to such Lender evidencing any Loans of such Lender, substantially in the form of Exhibit B.

Section 2.8    Voluntary Prepayments

The Borrower may, at any time, prepay the outstanding principal amount of the Loans in whole or in part; provided, however, that if any prepayment of any Borrowing of Eurodollar Rate Loans is made by the Borrower other than on the last day of an Interest Period for such Borrowing, the Borrower shall also pay any amounts owing pursuant to Section 2.14(e); provided, further, that each partial prepayment shall be in an aggregate principal amount that is an integral multiple of $1,000,000.00. Upon the giving of such notice of prepayment, the principal amount of Loans specified to be prepaid shall become due and payable on the date specified for such prepayment; provided that a notice of prepayment of the outstanding principal amount of the Loans in whole or in part may state that such notice is conditioned upon the effectiveness of other credit facilities or other financing transactions, and if any notice so states it may be revoked by the Borrower by notice to the Administrative Agent on or prior to the date specified for such prepayment that the refinancing condition has not been met and the notice of such prepayment is to be revoked (it being understood that any Loans outstanding at the time of such notice or drawn thereafter will, upon such revocation, be continued as Base Rate Loans and, thereafter, may be converted to Eurodollar Rate Loans pursuant to Section 2.11).

Section 2.9    Mandatory Prepayments and Commitment Reductions

(a)    Not later than the first Business Day following the date of receipt by the Borrower or any Restricted Subsidiary of any Net Cash Proceeds in respect of any Specified Asset Sale, the Borrower shall notify the Administrative Agent of such receipt. On the first Business Day following the receipt by the Borrower or any Restricted Subsidiary of any Net Cash Proceeds in respect of any Specified Asset Sale, the Revolving Commitments shall be reduced by an amount equal to the aggregate amount of such Net Cash Proceeds, and if after giving effect to any such reduction in the Revolving Commitments, the aggregate principal amount of Outstandings exceeds the Revolving Commitments at such time, the Borrower shall repay the outstanding Loans and Reimbursement Obligations and cash collateralize outstanding Letters of Credit, in each case pursuant to and in accordance with Section 2.9(e); provided that, so long as no

Default or Event of Default shall have occurred and be continuing, the Borrower may, with respect to any Specified Asset Sale, on or prior to the date of the required commitment reduction, deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying that the Borrower intends to cause such Net Cash Proceeds (or a portion thereof specified in such certificate) to be reinvested in long-term assets that are used or useful in the business of the Borrower and its Restricted Subsidiaries within 365 days after the receipt of such Net Cash Proceeds, and certifying that, as of the date thereof, no Default or Event of Default has occurred and is continuing, in which case no reduction in Revolving Commitments shall occur with respect to the amount intended to be so reinvested as set forth in such certificate; provided further that the Revolving Commitments shall be reduced by an amount equal to the aggregate amount of such Net Cash Proceeds that are not so reinvested by the end of such period, and if after giving effect to any such reduction in Revolving Commitments, the aggregate principal amount of Outstandings exceeds the Revolving Commitments at such time, the Borrower shall repay the outstanding Loans and Reimbursement Obligations and cash collateralize outstanding Letters of Credit, in each case pursuant to and in accordance with Section 2.9(e).

(b)    Not later than the first Business Day following the date of receipt by the Borrower or any Restricted Subsidiary, or by the Administrative Agent as loss payee, of any Net Cash Proceeds in respect of any Insurance/Condemnation Event, the Borrower shall notify the Administrative Agent of such receipt. On the first Business Day following the receipt by the Borrower or any Restricted Subsidiary, or by the Administrative Agent as loss payee, of any Net Cash Proceeds in respect of any Insurance/Condemnation Event, the Revolving Commitments shall be reduced by an amount equal to the aggregate amount of such Net Cash Proceeds, and if after giving effect to any such reduction in the Revolving Commitments, the aggregate principal amount of Outstandings exceeds the Revolving Commitments at such time, the Borrower shall repay the outstanding Loans and Reimbursement Obligations and cash collateralize outstanding Letters of Credit, in each case pursuant to and in accordance with Section 2.9(e); provided that, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may, on or prior to the date of the required commitment reduction, deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying that the Borrower intends to cause such Net Cash Proceeds (or a portion thereof specified in such certificate) to be reinvested in long-term assets that are used or useful in the business of the Borrower and its Restricted Subsidiaries (including through the repair, restoration or replacement of the damaged, destroyed or condemned assets) on or prior to the date that is 365 days after the receipt of such Net Cash Proceeds (or, if the Borrower or such Restricted Subsidiary has entered into a binding commitment with respect to any such reinvestment within such 365-day period, the date, if later, that is 180 days after the date of such commitment), and certifying that, as of the date thereof, no Default or Event of Default has occurred and is continuing, in which case no reduction in Revolving Commitments shall occur with respect to the amount intended to be so reinvested as set forth in such certificate; provided further that the Revolving Commitments shall be reduced by an amount equal to the aggregate amount of such Net Cash Proceeds that are not so reinvested by the end of such period, and if after giving effect to any such reduction in Revolving Commitments, the aggregate principal amount of Outstandings exceeds the Revolving Commitments at such time, the Borrower shall repay the outstanding Loans and Reimbursement Obligations and cash collateralize outstanding Letters of Credit, in each case pursuant to and in accordance with Section 2.9(e).

(c)    Not later than the first Business Day following the date of receipt by the Borrower or any Restricted Subsidiary of any Net Cash Proceeds from the incurrence of any Indebtedness (other than any Indebtedness permitted to be incurred pursuant to Section 8.1), the Borrower shall notify the Administrative Agent of such receipt. On the first Business Day following the receipt by the Borrower or any Restricted Subsidiary of any Net Cash Proceeds from the incurrence of any Indebtedness (other than any Indebtedness permitted to be incurred pursuant to Section 8.1), the Revolving Commitments shall be reduced by an amount equal to the aggregate amount of such Net Cash Proceeds, and if after giving effect to any such reduction in the Revolving Commitments the aggregate principal amount of Outstandings exceeds the Revolving Commitments at such time, the Borrower shall repay the outstanding Loans and Reimbursement Obligations and cash collateralize outstanding Letters of Credit, in each case pursuant to and in accordance with Section 2.9(e).

(d)    [Reserved].

(e)    If, at any time, the aggregate principal amount of Outstandings exceeds the Revolving Commitments at such time, the Borrower shall forthwith repay the Loans and Reimbursement Obligations then outstanding so that the amount of Outstandings does not exceed the Revolving Commitments at such time. If after giving effect to such repayment the aggregate principal amount of Outstandings exceeds the Revolving Commitments at such time, the Borrower shall forthwith provide cash collateral in respect of the Letter of Credit Obligations in the manner set forth in Section 9.3 in an amount equal to 105% of such excess. If, at any time, the aggregate outstanding principal amount of Loans exceeds the Borrowing Sublimit, the Borrower shall forthwith repay the Loans then outstanding so that the aggregate outstanding principal amount of Loans does not exceed the Borrowing Sublimit. If, at any time, the aggregate outstanding amount of all Financial Letters of Credit exceeds the Financial Letter of Credit Sublimit, the Borrower shall forthwith provide cash collateral in respect of the Letter of Credit Obligations in the manner set forth in Section 9.3 in an amount equal to 105% of such excess.

(f)    Prior to or concurrently with any mandatory prepayment, cash collateralization or reduction pursuant to this Section 2.9, the Borrower (i) shall notify the Administrative Agent of such prepayment, cash collateralization or reduction and (ii) shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower setting forth the calculation of the amount of the applicable prepayment, cash collateralization or reduction. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan or Reimbursement Obligation or portion thereof to be prepaid or cash collateralized (with such specification to be in accordance with Section 2.9(g)), or the effective date and the amount of any such reduction, as applicable, and may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing). Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the details thereof. Each mandatory prepayment of any Loans and Reimbursement Obligations shall be allocated among the Lenders in accordance with their applicable Ratable Portions.

Section 2.10    Interest

(a)    Rate of Interest. All Loans and the outstanding amount of all other Obligations (other than Reimbursement Obligations, which shall bear interest as set forth in Section 2.4(h)) shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (c) below, as follows:

(i)    if a Base Rate Loan or such other Obligation, at a rate per annum equal to the sum of (A) the Base Rate as in effect from time to time plus (B) the Applicable Margin for Base Rate Loans; and

(ii)    if a Eurodollar Rate Loan, at a rate per annum equal to the sum of (A) the Eurodollar Rate determined for the applicable Interest Period plus (B) the Applicable Margin for Eurodollar Rate Loans.

(b)    Interest Payments. (i) Interest accrued on each Base Rate Loan shall be payable in arrears (A) on the last Business Day of each calendar quarter and (B) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Base Rate Loan, (ii) interest accrued on each Eurodollar Rate Loan shall be payable in arrears (A) on the last day of each Interest Period applicable to such Loan and, if such Interest Period has a duration of more than three months, on each day during such Interest Period occurring every three months from the first day of such Interest Period, (B) upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Eurodollar Rate Loan and (iii) interest accrued on the amount of all other Obligations shall be payable on demand from and after the time such Obligation becomes due and payable (whether by acceleration or otherwise).

(c)    Default Interest. Notwithstanding the rates of interest specified in clause (a) above or elsewhere herein, effective immediately upon the occurrence of an Event of Default and for as long thereafter as such Event of Default shall be continuing, the interest rate otherwise in effect shall increase 2.00% per annum.

(d)    Additional Reserve Requirements. The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Revolving Commitments or the funding of the Eurodollar Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Revolving Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant interest payment date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.

(e)    If, as a result of any restatement of or other adjustment to the Financial Statements delivered pursuant to Section 6.1(a) or (b) (other than as a result of a change in GAAP), the Borrower or the Lenders determine that (i) the Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher Applicable Margin for such period, the Borrower shall immediately be obligated to pay to the Administrative Agent for the account of the applicable Lenders or Issuers, automatically and without further action by the Administrative Agent or any Lender or Issuer, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.    This paragraph shall not limit the rights of the Administrative Agent, any Lender or any Issuer, as the case may be, under any provision of this Agreement to payment of any Obligations hereunder at a default rate pursuant to Section 2.10(c) or under Article IX. The Borrower’s obligations under this paragraph shall survive the termination of the Revolving Commitments and the repayment of all other Obligations hereunder.

Section 2.11    Conversion/Continuation Option

(a)    The Borrower may elect (i) at any time on any Business Day to convert Base Rate Loans or any portion thereof to Eurodollar Rate Loans and (ii) at the end of any applicable Interest Period, to convert Eurodollar Rate Loans or any portion thereof into Base Rate Loans or to continue such Eurodollar Rate Loans or any portion thereof for an additional Interest Period; provided, however, that the aggregate amount of the Eurodollar Rate Loans for each Interest Period must be in an amount that is an integral multiple of $1,000,000.00. Each conversion or continuation shall be allocated among the Loans of each Lender in accordance with such Lender’s Ratable Portion. Each such election shall be in substantially the form of Exhibit F (a “Notice of Conversion or Continuation”) and shall be made by giving the Administrative Agent at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) specifying, in each case, (A) the amount and Type of Loans being converted or continued, (B) in the case of a conversion to or a continuation of Eurodollar Rate Loans, the applicable Interest Period and (C) in the case of a conversion, the date of conversion.

(b)    The Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein. Notwithstanding the foregoing, no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans, and no continuation in whole or in part of Eurodollar Rate Loans upon the expiration of any applicable Interest Period, shall be permitted at any time during which (i) a Default or an Event of Default shall have occurred and be continuing or (ii) the continuation of, or conversion into, a Eurodollar Rate Loan would violate any provision of Section 2.14. If, within the time period required under the terms of this Section 2.11, the Administrative Agent does not receive a Notice of Conversion or Continuation from the Borrower containing a permitted election to continue any Eurodollar Rate Loans for an additional Interest Period or to convert any such Loans, then, upon the expiration of the applicable Interest Period, such Loans shall be automatically converted to Base Rate Loans. Each Notice of Conversion or Continuation shall be irrevocable.

Section 2.12    Fees

(a)    Revolving Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender (except for any Defaulting Lender) a commitment fee (the “Revolving Commitment Fee”), accruing at a rate per annum equal to 0.50% on the actual daily amount by which the Revolving Commitment of such Lender exceeds such Lender’s Revolving Exposure during the period from the Effective Date until the Termination Date, payable in arrears (i) on the third Business Day after the last Business Day of each calendar quarter and (ii) on the Termination Date.

(b)    Letter of Credit Fees. The Borrower agrees to pay the following amounts with respect to Letters of Credit issued by any Issuer:

(i)    to the Administrative Agent for the account of each Issuer of a Letter of Credit, with respect to each Letter of Credit issued by such Issuer, an issuance fee of 0.25% per annum (“Fronting Fees”) of the daily maximum amount available to be drawn under such Letter of Credit (in the case of Letters of Credit denominated in a currency other than Dollars, based on the Dollar Equivalent of such amount on the last Business Day of such calendar quarter), payable in arrears on the third Business Day after the last Business Day of each calendar quarter and (B) on the Termination Date;

(ii)    to the Administrative Agent for the account and ratable benefit of the Lenders (except for any Defaulting Lender that has not provided cash collateral in full satisfactory to the applicable Issuers pursuant to Section 2.4(m)), with respect to each Letter of Credit (but excluding that portion of any Letter of Credit that has been cash collateralized by the Borrower pursuant to Section 2.4(m) as a result of any Defaulting Lender), a fee (the “Letter of Credit Participation Fee”) accruing at a rate per annum equal to (A) the Applicable Margin for Eurodollar Rate Loans at such time if such Letter of Credit is a Financial Letter of Credit and (B) 50% of the Applicable Margin for Eurodollar Rate Loans at such time if such Letter of Credit is a Performance Letter of Credit, in each case on the daily maximum amount available to be drawn under such Letter of Credit (in any case, in the case of any Letter of Credit denominated in a currency other than Dollars, based on the Dollar Equivalent of such amount on the last Business Day of such calendar quarter), payable in arrears (x) on the third Business Day after the last Business Day of each calendar quarter and (y) on the Termination Date; provided, however, that during the continuance of an Event of Default, such fee shall be increased by 2.00% per annum and shall be payable on demand; and

(iii)    to the Issuer of any Letter of Credit, with respect to the Issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with such Issuer’s standard schedule for such charges in effect at the time of Issuance, amendment, transfer or drawing, as the case may be.

(c)    [Reserved].

(d)    Additional Fees. The Borrower has agreed to pay to the Administrative Agent, the Arrangers and the Lenders additional fees, the amount and dates of payment of which are embodied in certain fee letters executed and delivered by the Borrower in connection with this Agreement and the Existing Credit Agreement and as may otherwise have been separately agreed upon by the Borrower in writing in connection herewith or therewith.

(e)    Payment of Fees to Lenders. The Administrative Agent hereby agrees to pay to each Lender such Lender’s Ratable Portion and the Letter of Credit Participation Fee, as applicable, received by the Administrative Agent in its capacity as such, promptly following receipt of each of the same from (and only to the extent each such fee is received from) the Borrower or any other Loan Party; provided that (i) the Ratable Portion of any Revolving Commitment Fee shall be calculated without giving effect to the Revolving Commitment of any Defaulting Lender and (ii) any Letter of Credit Participation Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which neither such Defaulting Lender nor the Borrower has provided cash collateral satisfactory to the Issuer pursuant to Section 2.4(m) shall be payable, to the maximum extent permitted by applicable law, to the other Lenders in accordance with the upward adjustments in their respective Ratable Portions allocable to such Letter of Credit pursuant to Section 2.20(a)(iv), with the balance of such fee, if any, payable to the Issuer for its own account.

Section 2.13    Payments and Computations

(a)    The Borrower shall make each payment hereunder (including fees and expenses) not later than 3:00 p.m. (New York time) on the day when due, in Dollars, to the Administrative Agent at its address referred to in Section 11.8 in immediately available funds without set-off or counterclaim. The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the applicable Lenders, in accordance with the application of payments set forth in clauses (e) or (f) below, as applicable, for the account of their respective Applicable Lending Offices; provided, however, that amounts payable pursuant to Section 2.15, Section 2.16 or Section 2.14(c) or (d) shall be paid only to any affected Lender. Payments received by the Administrative Agent after 3:00 p.m. (New York time) shall be deemed (in the Administrative Agent’s sole discretion) to be received on the next Business Day.

(b)    All computations of interest and of fees shall be made by the Administrative Agent on the basis of the actual number of days elapsed (in each case calculated to include the first day but exclude the last day) (i) over a year of 365 or 366 days, as the case may be, in the case of interest accruing at the Base Rate when the Base Rate is determined by reference to the Prime Rate, and (ii) over a year of 360 days at all other times. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)    Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day. All repayments of any Loans shall be applied as follows: first, to repay such Loans outstanding as Base Rate Loans and then, to repay such Loans outstanding as Eurodollar Rate Loans, with those Eurodollar Rate Loans having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods.

(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each applicable Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have made such payment in full to the Administrative Agent, each applicable Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon at the Federal Funds Rate, for the first three Business Days, and, thereafter, at the rate applicable to Base Rate Loans, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

(e)    Subject to the provisions of clause (f) below, all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower shall be applied as follows: first, to pay principal of, and interest on, any portion of the Loans the Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not been reimbursed by such Lender or the Borrower, second, to pay all other Obligations then due and payable, and third, as the Borrower so designates. Payments in respect of Loans received by the Administrative Agent shall, subject to Section 2.20, be distributed to each Lender in accordance with such Lender’s Ratable Portion (calculated (i) in the case of principal payments, without giving effect to the Revolving Commitments of any Defaulting Lender that has not fully funded its share of the Loans being repaid and (ii) in the case of interest and fee payments, without giving effect to the Revolving Commitments of any Defaulting Lender for the amount of interest, Letter of Credit Participation Fees or Revolving Commitment Fees payable in respect of Loans or Letter of Credit Obligations for which such Defaulting Lender has not fully funded its share of the Loan or Letter of Credit Obligations) and as adjusted in accordance with Section 2.12(d) and Section 2.20(a)(iv).

(f)    The Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations and any net proceeds of Collateral after the occurrence and during the continuance of an Event of Default, whether from a Loan Party’s sale of Collateral or the Collateral Agent’s or any Secured Party’s receipt of proceeds from any exercise of remedies, and the Borrower and each Lender agrees that, during such time, the Administrative Agent and the Collateral Agent may, and upon either (A) the written direction of the Requisite Lenders or (B) the acceleration of the Obligations pursuant to Section 9.2 shall, apply all payments in respect of any Obligations and all other proceeds of Collateral, in the following order (subject to any adjustments under Section 2.20(a)(ii)):

first, to pay interest on and then principal of (i) the Loans that the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower and (ii) the Reimbursement Obligations owed to any Issuer for which such Issuer has not then been reimbursed by any Lender or the Borrower;

second, to pay Obligations in respect of any expense reimbursements or indemnities (including fees and expenses in respect of cash management services) then due to the Administrative Agent and the Collateral Agent;

third, to pay Obligations in respect of any expense reimbursements or indemnities (including fees and expenses in respect of cash management services) then due to the Lenders and the Issuers;

fourth, to pay Obligations in respect of any fees then due to the Administrative Agent, the Collateral Agent, the Lenders and the Issuers;

fifth, to pay interest then due and payable in respect of the Loans (ratably to the aggregate principal amount of such Loans) and Reimbursement Obligations; and

sixth, to pay or prepay the Loans, Reimbursement Obligations and other Obligations and to provide cash collateral for outstanding Letter of Credit Undrawn Amounts in the manner described in Section 9.3, ratably to the aggregate amount of such Loans, Reimbursement Obligations, other Obligations and Letter of Credit Undrawn Amounts;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any Obligation described in any of clauses first through sixth above, the available funds being applied with respect to any such Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Obligations ratably, based on the proportion of the Administrative Agent’s and each Lender’s or Issuer’s interest in the aggregate outstanding Obligations described in such clauses.

If any Secured Party collects or receives any amounts or obtains any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of the Obligations to which it is not entitled under or in excess of the amount it would be entitled under this Section 2.13(f) if such payment had been received by the Administrative Agent or the Collateral Agent, such Secured Party shall hold the same in trust for the applicable Secured Parties entitled thereto and shall forthwith deliver the same to the Collateral Agent, for the account of such Secured Parties, to be applied in accordance this Section 2.13(f), in each case until the prior payment in full in cash of the applicable Obligations of such Secured Parties.

Section 2.14    Special Provisions Governing Eurodollar Rate Loans

(a)    Determination of Interest Rate. The Eurodollar Rate for each Interest Period for Eurodollar Rate Loans shall be determined by the Administrative Agent pursuant to the procedures set forth in the definition of “Eurodollar Rate.” The Administrative Agent’s determination shall be presumed to be correct absent manifest error and shall be binding on the Borrower.

(b)    Interest Rate Unascertainable, Inadequate or Unfair. If (i) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurodollar Rate then being determined is to be fixed or (ii) the Requisite Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining such Loans for such Interest Period or calendar quarter, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon each Eurodollar Rate Loan shall automatically, on the last day of the current Interest Period for such Loan, convert into a Base Rate Loan and the obligations of the Lenders to make Eurodollar Rate Loans or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower that the Requisite Lenders have determined that the circumstances causing such suspension no longer exist, which notice shall be given promptly following such determination. Thereafter, the Borrower’s right to request, and the Lenders’ obligations, if any, to make Eurodollar Rate Loans shall be restored.

(c)    Increased Costs. If at any time any Lender or an Issuer determines that any Change in Law (including any change by way of imposition or increase of reserve requirements included in determining the Eurodollar Rate) shall (i) have the effect of increasing the cost to such Lender or such Issuer of agreeing to make or making, funding or maintaining any Eurodollar Rate Loan, or (ii) subject any Lender or any Issuer to any Tax (except for Taxes or Other Taxes indemnifiable pursuant to Section 2.16) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital and the result of any of the foregoing shall be to increase the cost to such Lender or Issuer of making, continuing or maintaining any Eurodollar Rate Loan or of maintaining its obligation to make any such Eurodollar Rate Loan, or to increase the cost to such Lender or Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuer hereunder with respect to a Eurodollar Rate Loan or Letter of Credit (whether of principal, interest or any other amount) then the Borrower shall from time to time, upon demand by such Lender or such Issuer (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender or such Issuer additional amounts sufficient to compensate such Lender or such Issuer for such additional cost incurred or reduction suffered. A certificate as to the amount of such increased cost shall be, together with supporting documents, submitted to the Borrower and the Administrative Agent by such Lender or such Issuer and shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding the foregoing, except to the extent, if any, the change (or compliance) referred to in such certificate shall be retroactive, the Borrower shall not be required to compensate a Lender or an Issuer pursuant to this clause (c) for any increased costs or reduction incurred more than 180 days prior to the date of such certificate. The Borrower shall pay such Lender or such Issuer the amount shown as due on any such certificate within 30 days after its receipt of the same.

(d)    Illegality. Notwithstanding any other provision of this Agreement, if any Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) the obligation of such Lender to make or to continue Eurodollar Rate Loans and to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended, and each such Lender shall make a Base Rate Loan as part of any requested Borrowing of Eurodollar Rate Loans and (ii) if the affected Eurodollar Rate Loans are then outstanding, the Borrower shall immediately convert each such Loan into a Base Rate Loan. If, at any time after a Lender gives notice under this Section 2.14(d), such Lender determines that it may lawfully make Eurodollar Rate Loans, such Lender shall promptly give notice of that determination to the Borrower and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender. The Borrower’s right to request, and such Lender’s obligation, if any, to make Eurodollar Rate Loans shall thereupon be restored.

(e)    Breakage Costs. In addition to all amounts required to be paid by the Borrower pursuant to Section 2.10, the Borrower shall compensate each Lender, upon demand, for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender’s Eurodollar Rate Loan to the Borrower, but excluding any loss of the Applicable Margin or other profit on the relevant Loans) that such Lender may sustain (i) if for any reason a proposed Borrowing or continuation of, or conversion into, Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or Continuation given by the Borrower or in a telephonic request by it for borrowing or conversion or continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section 2.11, (ii) if for any reason any Eurodollar Rate Loan is prepaid by reason of an increase or a reduction in Commitments on a date that is not the last day of the applicable Interest Period, (iii) as a consequence of a required conversion of a Eurodollar Rate Loan to a Base Rate Loan as a result of any of the events indicated in clause (d) above, (iv) as a consequence of any failure by the Borrower to repay Eurodollar Rate Loans when required by the terms hereof, or (v) as a consequence of the assignment of any Eurodollar Rate Loan other than on the last day of an Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.17 or Section 11.1(c). The Lender making demand for such compensation shall deliver to the Borrower concurrently with such demand a written statement as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to such Lender, absent manifest error.

(f)    Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower under this Section 2.14 shall survive the termination of the Revolving Commitments and the repayment, and the satisfaction or discharge of the Obligations.

Section 2.15    Capital Adequacy

If at any time any Lender or any Issuer determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuer’s (or any Person controlling such Lender’s or such Issuer’s) capital as a consequence of its obligations hereunder, under or in respect of any Letter of Credit to a level below that which such Lender or such Issuer or Person could have achieved but for such Change in Law, then, upon demand from time to time by such Lender or such Issuer, the Borrower shall pay to the Administrative Agent for the account of such Lender or such Issuer, from time to time as specified by such Lender or such Issuer, additional amounts sufficient to compensate such Lender or such Issuer for such reduction. A certificate as to such amounts setting forth in reasonable detail the basis for such demand and a calculation for such amount shall be submitted to the Borrower and the Administrative Agent by such Lender or such Issuer and shall be conclusive and binding for all purposes absent manifest error. Notwithstanding the foregoing, except to the extent, if any, the change (or compliance) referred to in any such certificate shall be retroactive, the Borrower shall not be required to compensate a Lender or such Issuer pursuant to this Section 2.15 for any reduction in rates of return with respect to any period prior to the date that is 180 days prior to the date of each such certificate. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower under this Section 2.15 shall survive the termination of the Revolving Commitments and the repayment, and the satisfaction or discharge of the Obligations.

Section 2.16    Taxes

(a)    All payments by or on account of any obligation of any Loan Party to or for the account of any Lender or Issuer or the Administrative Agent hereunder or under each Loan Document shall be made free and clear of and without deduction or withholding for any and all taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, except pursuant to a Requirement of Law (which for purposes of this Section 2.16 shall include FATCA). If a Withholding Agent shall be required by law (as determined in the good faith discretion of such Withholding Agent) to deduct or withhold any taxes from or in respect of any such payment to any Lender or the Administrative Agent then, (i) the applicable Withholding Agent shall be entitled to make such deductions or withholdings, (ii) the applicable Withholding Agent shall pay the full amount withheld or deducted by it to the relevant Governmental Authority in accordance with the applicable Requirement of Law, and (iii) the applicable Withholding Agent shall furnish to the Administrative Agent (in case the applicable Withholding Agent is a Loan Party) or to the Borrower (in case the applicable Withholding Agent is the Administrative Agent) the original or a certified copy of a receipt evidencing payment thereof, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Administrative Agent or the Borrower (as applicable) within 30 days after such payment is made. In addition, in the case of any taxes, excluding in the case of each Lender, each Issuer and the Administrative Agent (i) taxes imposed on or measured by net income (however denominated), branch profits taxes, and franchise taxes, in each case (x) imposed by the jurisdiction (or any political subdivision thereof or any jurisdiction that includes such jurisdiction as a subdivision) under the laws of which such Lender, Issuer or the Administrative Agent (as the case may be) is organized or in which it has its principal office or, in the case of any Lender, its applicable lending office or (y) that are Other Connection Taxes, (ii) any U.S. withholding taxes (other than U.S. withholding taxes to the extent such taxes (A) would not be imposed or payable (including, without limitation, as the result of an applicable income tax treaty that otherwise would reduce or eliminate the tax) if the Borrower was a United States person within the meaning of Section 7701(a)(30) of the Code or (B) are imposed with respect to payments from any United States person to the Borrower) payable with respect to payments under the Loan Documents under laws (including any statute, treaty or regulation) in effect on the Effective Date (or, in the case of any Lender that became a Lender by assignment or transfer after the Effective Date, the effective date of such assignment or transfer, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower pursuant to this Section 2.16) or on the date the applicable Lender changes its lending office (except to the extent such Lender was entitled to receive additional amounts from the Borrower pursuant to this Section 2.16 at the time of such change in lending office), (iii) taxes imposed on or measured by net income (however denominated), branch profits taxes, and franchise taxes imposed as a result of a present or former connection between such Lender, Issuer or Administrative Agent (as the case may be) and the jurisdiction (or any political subdivision thereof or any jurisdiction that includes such jurisdiction as a subdivision) of the Governmental Authority imposing such tax or any taxing authority thereof or therein, (iv) any taxes attributable to a failure to comply with clause (e) below, (v) any U.S. federal withholding taxes imposed pursuant to FATCA, or (vi) any penalties, interest, additions to tax or other liabilities with respect to taxes described in subclauses (i) through (v) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”), or Other Taxes (as defined below) in either case deducted or withheld by a Withholding Agent pursuant to the immediately preceding sentence, the sum payable by the Borrower under the applicable Loan Document shall be increased as necessary so that after making all such required deductions or withholdings for Taxes or Other Taxes (including deductions applicable to additional sums payable under this Section 2.16) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b)    In addition, the Borrower shall pay any stamp, court or documentary, intangible, recording, filing or similar taxes (including any interest, additions to tax or penalties applicable thereto) , in each case arising from any payment made under any Loan Document or from the execution, delivery or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17) (such non-excluded taxes, collectively, “Other Taxes”).

(c)    The Borrower hereby agrees to indemnify the Administrative Agent and each Lender, for the full amount of Taxes imposed on or with respect to a payment made by or on account of an obligation of any Loan Party under any Loan Document or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 2.16(c)) deducted or withheld by the Borrower or paid by the Administrative Agent or such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted. Payments due under this indemnification shall be made within 10 days of the date the Administrative Agent or such Lender makes demand therefor. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Administrative Agent on its own behalf or on behalf of a Lender or the Administrative Agent, shall be conclusive absent manifest error.

(d)    Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the parties contained in this Section 2.16 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Commitments and the repayment, and the satisfaction or discharge of the Obligations.

(e)    (i) Any Lender (including, solely for this purpose, the Administrative Agent and any Issuer) that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver, to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in subclause (ii)(A), (B) or (D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a “United States Person” as defined in Section 7701(a)(30) of the Code,

(A)	any Lender that is a United States Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), properly completed and executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)	any non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the applicable recipient) on or prior to the date on which such non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)

in the case of a non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, properly completed and executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, properly completed and executed IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)	properly completed and executed copies of IRS Form W-8ECI;

(3)	in the case of a non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) properly completed and executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable; or

(4)	to the extent a non-U.S. Lender is not the beneficial owner, properly completed and executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the non-U.S. Lender is a partnership and one or more direct or indirect partners of such non-U.S. Lender are claiming the portfolio interest exemption, such non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C)	any non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(D)	If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code), and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subclause (D), “FATCA” shall include any amendments made to FATCA after the date of this agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)    For any period with respect to which a Lender has failed to provide the Borrower or the Administrative Agent with the appropriate form or other document described in clause (e) above, as applicable (other than if such failure is due to a change in any applicable Requirement of Law occurring after the date on which a form originally was required to be provided, or if such form is not required under clause (e) above), such Lender shall not be entitled to indemnification under clause (a) or (c) above with respect to Taxes imposed by reason of such failure.

(g)    If any Lender, Issuer or the Administrative Agent receives a refund or credit in respect of any Taxes or Other Taxes as to which it has received a payment from or has been indemnified by a Loan Party pursuant to this Section 2.16 or a similar provision of any Loan Document, which refund or credit in solely the good faith judgment of such Lender or Issuer or Administrative Agent, as the case may be, is attributable to such payment or indemnification made by the Loan Party or the associated Tax or Other Tax, it shall notify the Borrower of such receipt and shall, within 30 days after the later of the receipt of a written request by the Borrower or the receipt or application of such refund or credit (unless such Lender reasonably expects that it shall be required to repay such refund or credit to the relevant Governmental Authority), pay the amount of such refund or credit to the Borrower, net of all out-of-pocket expenses of such Lender and taxes imposed on the Lender or Issuer or Administrative Agent with respect to such amounts, without interest thereon and subject to Section 11.6; provided, however, that the Borrower agrees to return such refund or credit paid by the Lender, Issuer or the Administrative Agent pursuant to this paragraph (g) to such Lender or Issuer or the Administrative Agent within 30 days after receipt of written notice in the event that such Lender or Issuer or the Administrative Agent is required to repay such refund or credit to the relevant Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will a Lender or Issuer or the Administrative Agent be required to pay any amount to any Loan Party pursuant to this paragraph (g) the payment of which would place the Lender or Issuer or Administrative Agent in a less favorable net after-Tax position than the Lender or Issuer or Administrative Agent would have been in if the Tax subject to indemnification and giving rise to such refund or credit had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. Nothing contained in this Section 2.16 shall require any Lender or the Administrative Agent to make available to any Loan Party any Tax Return or any other document containing information that it deems to be confidential.

(h)    For purposes of determining withholding taxes imposed under FATCA, from and after the Effective Date, the Loan Parties and the Administrative Agent shall treat (and the Lenders and Issuers hereby authorize the Loan Parties and the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

Section 2.17    Substitution of Lenders

If (a)(i) any Lender makes a claim under Section 2.14(c) or 2.15, (ii) it becomes illegal for any Lender to continue to fund or make any Eurodollar Rate Loan and such Lender notifies the Borrower pursuant to Section 2.14(d), (iii) the Borrower is required to make any payment pursuant to Section 2.16 that is attributable to a particular Lender, or (iv) any Lender becomes a Defaulting Lender, (b) in the case of clause (a)(i) above, as a consequence of increased costs in respect of which such claim is made, the effective rate of interest payable to such Lender under this Agreement with respect to its Loans exceeds the effective average rate of interest payable to the Requisite Lenders under this Agreement, and (c) in the case of clauses (a)(i) and (ii) above, Lenders holding at least 75% of the Revolving Commitments are not subject to such increased costs or illegality, payment or proceedings (any such Lender, an “Affected Lender”), the Borrower may substitute another financial institution for such Affected Lender hereunder, upon reasonable prior written notice (which written notice must be given within 90 days following the notification to the Borrower of any applicable event described in clauses (a)(i), (ii), (iii) or (iv) above) by the Borrower to the Administrative Agent and the Affected Lender that the Borrower intends to make such substitution. A substitute financial institution (x) must be an Eligible Assignee and (y) if not already a Lender, must be reasonably acceptable to the Administrative Agent and, in the case of a substitute Lender, each Issuer; provided, however, that, if more than one Lender claims increased costs, illegality or right to payment arising from the same act or condition and such claims are received by the Borrower within 30 days of each other, then the Borrower may substitute all, but not (except to the extent the Borrower has already substituted one of such Affected Lenders before the Borrower’s receipt of the other Affected Lenders’ claim) less than all, Lenders making such claims. If the proposed substitute financial institution or other entity meets the conditions set forth in clauses (x) and (y) above and the written notice was properly issued under this Section 2.17, the Affected Lender shall sell and the substitute financial institution or other entity shall purchase, at par plus accrued interest, all rights and claims of such Affected Lender under the Loan Documents and such substitute financial institution or other entity shall assume, and the Affected Lender shall be relieved of, its Revolving Commitments and all other prior unperformed obligations of the Affected Lender under the Loan Documents (other than in respect of any damages (other than exemplary or punitive damages, to the extent permitted by applicable law) in respect of any such unperformed obligations). Such Affected Lender, upon the effectiveness of such sale, purchase and assumption (that, in any event shall be conditioned upon the payment in full by the Borrower in cash of all fees, unreimbursed costs and expenses and indemnities accrued and unpaid through such effective date to such Affected Lender), the substitute financial institution or other entity shall become a “Lender” hereunder for all purposes of this Agreement having a Revolving Commitment in the amount of such Affected Lender’s Revolving Commitment assumed by it and such Revolving Commitment of the Affected Lender shall be terminated; provided, however, that all indemnities under the Loan Documents shall continue in favor of such Affected Lender. Such Affected Lender shall execute an Assignment and Acceptance to evidence such transfer; provided, however, that the failure of the Affected Lender to execute such Assignment and Acceptance shall not invalidate such assignment, and such Assignment and Acceptance shall be deemed to be executed upon receipt by such Affected Lender of such payment in full.

Section 2.18    Mitigation

If any Lender requests compensation under Section 2.14(c), or requires the Borrower to pay any Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14(c) or 2.16, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.19    Cash Collateral

(a)    Certain Credit Support Events. At any time that there shall exist a Defaulting Lender, promptly (but in any event within five Business Days) after the request of the Administrative Agent or any Issuer, the Borrower shall deliver to the Collateral Agent cash collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.20(a)(iv) and any cash collateral provided by the Defaulting Lender).

(b)    Grant of Security Interest. All cash collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked deposit accounts at the Collateral Agent (including, in the case of cash collateral provided pursuant to Section 9.3, the Cash Collateral Account). To the extent provided by the Borrower, the Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Collateral Agent, for the benefit of the Collateral Agent, the Issuers and the Lenders, a security interest in all such cash, deposit accounts and all balances therein, and in all proceeds of the foregoing, and to maintain such security interest as a first-priority security interest, all as security for the obligations to which such cash collateral may be applied pursuant to clause (c) below. If at any time the Collateral Agent determines that cash collateral is subject to any right or claim of any Person other than the Collateral Agent as herein provided, or that the total amount of such cash collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly (but in any event within 5 Business Days) after demand by the Collateral Agent, pay or provide to the Collateral Agent additional cash collateral in an amount sufficient to eliminate such deficiency.

(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, cash collateral provided under this Section 2.19 or Section 2.4, Section 2.5, Section 2.9, Section 2.13, Section 2.20, or Section 9.3 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific Letter of Credit Obligations, obligations to fund participations therein (including, as to cash collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which such cash collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)    Release. Cash collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the Lender (or, as appropriate, its assignee following compliance with Section 11.2(b)(iv)) or (ii) the Collateral Agent’s good faith determination that there exists excess cash collateral; provided, however, that (x) cash collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.19 may be otherwise applied in accordance with Section 2.13(e) and (f), and (y) the Person providing cash collateral and the Issuer may agree that cash collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.20    Defaulting Lenders

(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)    Waivers and Amendments. Each Lender hereby agrees that notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and each Lender hereby agrees that any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the Lenders other than Defaulting Lenders), except as provided in the last sentence of Section 11.1(a).

(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.9 or otherwise, and including any amounts made available to the Administrative Agent by the Defaulting Lender pursuant to Section 11.6), shall be applied at such time or times as may be determined by the Administrative Agent as follows:

first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder;

second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to an Issuer hereunder;

third, if so determined by the Administrative Agent or requested by an Issuer, to be held as cash collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit;

fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent;

fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement;

sixth, to the payment of any amounts owing to the other Lenders or the Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement;

seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and

eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Reimbursement Obligations in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Reimbursement Obligations were made at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and the Reimbursement Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Reimbursement Obligations owed to, that Defaulting Lender.

Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.20(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any Revolving Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Participation Fees as provided in Section 2.12(b)(ii).

(iv)    Reallocation of Ratable Portions to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.4, the “Ratable Portion” of each Non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Revolving Commitments of that Non-Defaulting Lender minus (2) the aggregate Outstandings of that Lender.

(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans and Letter of Credit Obligations of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans, Letter of Credit Obligations and participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Ratable Portions (without giving effect to clause (a)(iv) above), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender and no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)    Replacement of Defaulting Lenders. If any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to be replaced in accordance with Section 2.17.

Section 2.21    Incremental Revolving Commitments

(a)    From time to time prior to the Termination Date, the Borrower may by written notice to the Administrative Agent request one or more increases to the existing Revolving Commitments (any such increase, a “Revolving Commitment Increase” and, any additional Revolving Commitments provided pursuant to any Revolving Commitment Increase, a “New Revolving Commitment”), by an amount (i) such that the Revolving Commitment immediately after giving effect to such Revolving Commitment Increase does not exceed $1,000,000,000.00 and (ii) that is not less than $25,000,000.00 for any New Revolving Commitment.

(b)    Such notice shall specify (i) the date (each, an “Increased Amount Date”) on which the Borrower proposes that the applicable New Revolving Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Lender or other Person that is an Eligible Assignee (each such other Person, a “New Lender”) to whom the Borrower proposes any portion of such New Revolving Commitments be allocated and the amounts of such allocations; provided that the Administrative Agent may elect or decline to arrange such New Revolving Commitments in its sole discretion and any Lender approached to provide all or a portion of the New Revolving Commitments for any Revolving Commitment Increase may elect or decline, in its sole discretion, to increase its existing Revolving Commitment by providing a New Revolving Commitment.

(c)    Such New Revolving Commitments shall become effective, as of such Increased Amount Date; provided that (i) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Revolving Commitments; (ii) the representations and warranties set forth in Article IV and in the other Loan Documents that have no materiality or Material Adverse Effect qualification shall be true and correct in all material respects and the representations and warranties set forth in Article IV and in the other Loan Documents that have a materiality or Material Adverse Effect qualification shall be true and correct in all respects, in each case with the same effect as though made on and as of the Increased Amount Date or, to the extent such representations and warranties expressly relate to an earlier date, as of such earlier date (iii) the Borrower shall be in pro forma compliance with each of the covenants set forth in Article V as of the most recent date of determination after giving effect to such New Revolving Commitments; (iv) the New Revolving Commitments shall be effected pursuant to an increase and joinder agreement (an “Increase and Joinder Agreement”) in form and substance acceptable to the Administrative Agent and each Issuer in its reasonable discretion, executed and delivered by the Borrower, any existing Lender providing a New Revolving Commitment, any New Lender providing a New Revolving Commitment and the Administrative Agent (and, to the extent required, each Issuer), and which shall be recorded in the Register, and each New Lender shall be subject to the requirements set forth in Section 2.16(e) and (f); (v) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such Revolving Commitment Increase; (vi) the Borrower shall make any payments required pursuant to and in accordance with Section 2.14(e) in connection with the New Revolving Commitments and (vii) unless all obligations under the Existing Second Lien Notes have been repaid in full, the aggregate amount of the Revolving Commitments shall not exceed $900,000,000.00. Notwithstanding anything herein to the contrary, each Issuer shall have approved the Revolving Commitment Increase allocated to each existing Lender and the New Revolving Commitment allocated to each New Lender (such approval not to be unreasonably withheld, delayed or conditioned).

(d)    On the Increased Amount Date, subject to the satisfaction of the foregoing terms and conditions, (i) each of the existing Lenders shall assign to each of the New Lenders, and each of the New Lenders shall purchase from each of the existing Lenders, at the principal amount thereof (together with accrued interest), such interests in the Loans and Letter of Credit Obligations outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Loans and Letter of Credit Obligations will be held by existing Lenders and New Lenders ratably in accordance with their Revolving Commitments after giving effect to the applicable Revolving Commitment Increase, (ii) each New Revolving Commitment shall be deemed for all purposes a Revolving Commitment, (iii) each New Lender shall become a Lender with respect to its New Revolving Commitment and all matters relating thereto and all other matters under this Agreement, and (iv) the Administrative Agent shall notify the Lenders (including any New Lenders) of the effectiveness of the applicable Revolving Commitment Increase and each Lender’s interests in the outstanding Loans and Letter of Credit Obligations after giving effect to the assignments contemplated by this Section 2.21.

(e)    The terms and provisions of the New Revolving Commitments shall be identical to the existing Revolving Commitments. Each Increase and Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent to effect the provision of this Section 2.21.

ARTICLE III

CONDITIONS TO LOANS AND LETTERS OF CREDIT

Section 3.1    Conditions Precedent to Effectiveness

This Agreement, including the covenants and obligations of the Borrower hereunder, the obligation of the Lenders to make the Loans and the obligation of each Issuer to Issue Letters of Credit shall not become effective until the date on which all of the following conditions precedent are satisfied or duly waived in accordance with Section 11.1:

(a)    Deliveries at Closing. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a Responsible Officer of the Borrower, (ii) if requested by any Lender, Promissory Notes substantially in the form of Exhibit B, each executed and delivered by a Responsible Officer of the Borrower, (iii) each Collateral Document, executed and delivered by a Responsible Officer of the Borrower and an Authorized Officer of each Guarantor, as applicable, and (iv) any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 8.1(f) with respect to any outstanding intercompany obligations and advances owed to a Loan Party, executed and delivered by the obligor thereof.

(b)    Financial Statements. The Administrative Agent shall have received (i) the Projections, (ii) GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for the 2016 Fiscal Year and (iii) GAAP unaudited consolidated balance sheets and related statements of income and cash flows of the Borrower for the Fiscal Quarter ended March 31, 2017.

(c)    Existing Credit Agreement. Concurrently with the Effective Date, the Borrower shall have repaid all amounts owed under the Existing Credit Agreement (other than “Fronting Fees” as defined therein, which shall be payable in accordance with Section 2.12(b)(i)), including the term loans thereunder, and posted cash collateral or provided back-to-back letters of credit, in each case in amounts required under the Existing Credit Agreement to the issuers of letters of credit (other than the Existing Letters of Credit) outstanding under the Existing Credit Agreement.

(d)    Collateral Documents. The Administrative Agent shall have received the results of a recent Lien search in each relevant jurisdiction in the United States with respect to the Borrower and those of the Subsidiaries that shall be Guarantors as of the Effective Date, and such search shall reveal no Liens on any of the assets of the Borrower or any of such Subsidiaries except, in the case of Collateral other than Pledged

Stock, for Liens expressly permitted by Section 8.2 and except for Liens to be discharged on or prior to the Effective Date pursuant to documentation reasonably satisfactory to the Administrative Agent. The Collateral Documents (other than those listed on Part III of Schedule 3.1(m)) shall be in full force and effect on the Effective Date, and each document (including each Uniform Commercial Code financing statement and documentation relating to the Mortgaged Vessels) required, or reasonably requested by the Administrative Agent, to be filed, registered or recorded in order to create in favor of the Administrative Agent for the ratable benefit of the Secured Parties a valid, legal and perfected first-priority Lien on, and security interest in, the Collateral (subject to any Liens expressly permitted by Section 8.2) shall have been delivered to the Collateral Agent. The Pledged Stock and the Pledged Notes shall be duly and validly pledged under the Pledge and Security Agreement to the Administrative Agent for the ratable benefit of the Secured Parties, and certificates representing such pledged Collateral, accompanied by instruments of transfer and stock powers endorsed in blank, shall have been delivered to the Administrative Agent.

(e)    Legal Opinions. The Administrative Agent shall have received, on behalf of itself, the Collateral Agent, the Lenders and the Issuers, favorable written opinions, each in form and substance satisfactory to the Administrative Agent, of (a) Baker Botts L.L.P., counsel to the Loan Parties, (b) Liane K. Hinrichs, General Counsel of the Borrower, (c) Arias Fabrega & Fabrega, special Panamanian counsel to certain of the Loan Parties, and (d) each other special and local counsel set forth on Part I of Schedule 3.1(m) or as the Administrative Agent may otherwise reasonably request, in each case dated as of the Effective Date and addressed to the Administrative Agent, the Collateral Agent, the Lenders and the Issuers and addressing such other matters the Administrative Agent may reasonably request.

(f)    Certificates. The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or other formation documents, including all amendments thereto, of each Loan Party, certified, in the case of Loan Parties incorporated in the United States, as of a recent date by the appropriate governmental authority of the jurisdiction of its organization, and a certificate as to the good standing (if applicable in such jurisdiction) of each Loan Party (other than those Loan Parties organized in Mexico, Nigeria, Indonesia, Kazakhstan or United Arab Emirates (Ras Al Kaimah Free Trade Zone)) as of a recent date, from such governmental authority; (ii) a certificate of an Authorized Officer, the Secretary or the Assistant Secretary of each Loan Party dated the Effective Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or similar document of such Loan Party as in effect on the Effective Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or similar governing body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or other formation documents of such Loan Party have not been amended since the date of the last amendment thereto furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer executing any

Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Authorized Officer executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Administrative Agent may reasonably request relating to the organizational status or documents of any Loan Party or the authorization of such Loan Party to enter into and perform its obligations under each Loan Document to which it is a party.

(g)    Solvency; Representations and Warranties; No Defaults; Litigation. The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower in the form of Exhibit I hereto (i) stating that the Borrower and the Guarantors, taken as a whole, are Solvent immediately after giving effect to the Transactions and (ii) to the effect that (A) the conditions set forth in Section 3.2(b) have been satisfied and (B) as of the Effective Date, no litigation not listed on Schedule 4.7 shall have been commenced against the Borrower or any of its Restricted Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

(h)    USA Patriot Act. To the extent requested, the Agents and the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act.

(i)    Fees and Expenses. There shall have been paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders, as applicable, and to each Arranger, for its own account, all fees and expenses (including reasonable fees and expenses of counsel to the Administrative Agent to the extent the Borrower receives invoices therefor at least one Business Day prior to the Effective Date) due and payable in connection with this Agreement on or before the Effective Date.

(j)    Consents, Etc. The Borrower and its Restricted Subsidiaries shall have received all consents and authorizations required pursuant to any enforceable and material Contractual Obligation with any other Person and shall have obtained all consents and authorizations of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary to allow each of the Borrower and its Restricted Subsidiaries lawfully to execute, deliver and perform, in all material respects, their respective obligations hereunder and under and the Loan Documents to which each of them, respectively, is, or shall be, a party and each other agreement or instrument to be executed and delivered by each of them, respectively, pursuant thereto or in connection therewith, other than any Excepted Consent.

(k)    Evidence of Flood Insurance. With respect to the Real Property located at the Port of Gulfport, Mississippi, evidence of flood insurance in form and substance reasonably satisfactory to Administrative Agent.

(l)    Conditions with respect to the Mortgaged Vessels. The Administrative Agent shall have received (i) abstracts of title or, at its discretion, a certificate of ownership or other similar document with respect to the Mortgaged Vessels and such abstracts of title, certificate of ownership or other similar document shall reveal no Liens on such Mortgaged Vessels (subject to any Liens expressly permitted by Section 8.2 and except for Liens to be discharged on or prior to the Effective Date), (ii) with respect to each Mortgaged Vessel (other than Intermac 650), copies of certificates of registries documentation, (iii) the Initial Appraisals (iv) with respect to each Mortgaged Vessel (other than Intermac 650), a copy of a confirmation of class certificate issued by the American Bureau of Shipping, DNV GL, Lloyd’s Register or another classification society acceptable to the Administrative Agent showing no conditions affecting class and, to the extent applicable to such Mortgaged Vessel, corresponding certificates of financial responsibility and (v) evidence that each Mortgaged Vessel is covered by all insurance as is required by the respective Mortgage and this Agreement with respect to such Mortgaged Vessel.

(m)    Additional Deliverables. The Administrative Agent shall have received each item listed on Part II of Schedule 3.1(m) hereto, each in form and substance satisfactory to the Administrative Agent.

Section 3.2    Conditions Precedent to Each Loan and Letter of Credit

The obligation of the Lenders on any date (including the Effective) Date to make any Loan and of each Issuer on any date (including the Effective Date) to Issue any Letter of Credit is subject to the satisfaction of each of the following conditions precedent:

(a)    Request for Borrowing of Loans or Issuance of Letter of Credit. With respect to any Loan, the Administrative Agent shall have received a duly executed Notice of Borrowing, and, with respect to any Letter of Credit, the Issuer and the Administrative Agent shall have received a duly executed Letter of Credit Request.

(b)    Representations and Warranties; No Defaults; Liquidity. The following statements shall be true on the date of such Loans or Issuance, both before and after giving effect thereto and, in the case of any Loan, to the application of the proceeds therefrom:

(i)    the representations and warranties set forth in Article IV and in the other Loan Documents that have no materiality or Material Adverse Effect qualification shall be true and correct in all material respects and the representations and warranties set forth in Article IV and in the other Loan Documents that have a materiality or Material Adverse Effect qualification shall be true and correct in all respects, in each case with the same effect as though made on and as of such date or, to the extent such representations and warranties expressly relate to an earlier date, as of such earlier date;

(ii)    no Default or Event of Default shall have occurred and be continuing; and

(iii)    the Revolving Lending Exposure shall not exceed the sum, as of the last day of the most recent Fiscal Quarter for which Financial Statements are available, of (A) 75% of the Borrower and its Restricted Subsidiaries’ net trade accounts receivable plus (B) the aggregate amount of cash and Cash Equivalents subject to a Control Agreement.

(c)    Alternative Currencies. Immediately after giving effect to any proposed Issuance of a Letter of Credit denominated in an Alternative Currency, the sum of the Dollar Equivalent of the Letter of Credit Obligations at such time in respect of each Letter of Credit denominated in an Alternative Currency would not exceed the Alternative Currency Cap as a result of such proposed Issuance.

Section 3.3    Determinations of Initial Borrowing Conditions

For purposes of determining compliance with the conditions specified in Section 3.1, each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Effective Date specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s Ratable Portion of any Loan to be made on the Effective Date (if any).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Lenders, the Issuers and the Administrative Agent to enter into this Agreement, the Borrower represents and warrants each of the following to the Lenders, the Issuers and the Administrative Agent, on and as of the Effective Date and the making of the Loans and the other financial accommodations on the Effective Date and on and as of each date as required by Section 3.2(b)(i).

Section 4.1    Corporate Existence; Compliance with Law

Each of the Borrower and its Restricted Subsidiaries (a) is duly organized, validly existing and, except where the failure to be in good standing could not reasonably be expected to have a Material Adverse Effect, in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign corporation and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect, (c) has all requisite corporate or other organizational power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted, (d) is in compliance with its Constituent Documents, (e) is in compliance with all Requirements of Law except where the failure to be in compliance could not reasonably be expected to have a Material Adverse Effect; provided, however, that where such compliance relates to any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, each of the Borrower and its Subsidiaries is in compliance in all material respects; and (f) has all necessary licenses, permits, consents or approvals from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for licenses, permits, consents, approvals or filings that can be obtained or made by the taking of ministerial action to secure the grant or transfer thereof or the failure of which to obtain or make could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.2    Corporate Power; Authorization; Enforceable Obligations

(a)    The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the Transactions:

(i)    are within such Loan Party’s corporate, limited liability company, partnership or other organizational powers;

(ii)    have been or, at the time of delivery thereof pursuant to this Agreement will have been duly authorized by all necessary corporate, limited liability company or partnership action, including the consent of shareholders, partners and members where required;

(iii)    do not and will not (A) contravene such Loan Party’s respective Constituent Documents, (B) violate any other Requirement of Law applicable to such Loan Party (including Regulations T, U and X of the Federal Reserve Board), or any order or decree of any Governmental Authority or arbitrator applicable to such Loan Party, other than any violation of any Requirement of Law relating to (I) any Excepted Consent having not been obtained at the time such representation is made or (II) any consent, authorization, approval, filing or registration with or from any non-U.S. Governmental Authority outside the control of the Borrower or its Restricted Subsidiaries that the Administrative Agent agrees, in its sole discretion, to be obtained, delivered or filed after the date on which the representation in this clause (iii) is made, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any lawful Contractual Obligation of such Loan Party or any of its Restricted Subsidiaries, other than in the case of this clause (C) any such conflict, breach, default, termination or acceleration that could not reasonably be expected to have a Material Adverse Effect, or (D) result in the creation or imposition of any Lien upon any property of such Loan Party, other than (I) those in favor of the Secured Parties pursuant to the Collateral Documents and (II) those created pursuant to any Permitted Second Lien Debt; and

(iv)    do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than (A) those that have been obtained or made and are in full force and effect, (B) resolutions of the board of directors or other similar authority of each Loan Party that have been (or such later date upon which such Person becomes a Guarantor), obtained or made, (C) the Excepted Consents, (D) any consent, authorization, approval, filing or registration with or from any non-U.S. Governmental Authority outside the control of the Borrower or its Restricted Subsidiaries that the Administrative Agent agrees, in its sole discretion, to be obtained, delivered or filed after the date on which the representation in this clause (iv) is made, and (E) with respect to the Collateral, filings required to perfect the Liens created by the Collateral Documents.

(b)    This Agreement has been, and each of the other Loan Documents will have been upon delivery thereof pursuant to the terms of this Agreement, duly executed and delivered by each Loan Party who is a party thereto. This Agreement is, and the other Loan Documents will be, when delivered, the legal, valid and binding obligation of each Loan Party who is a party thereto, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 4.3    Ownership of Borrower; Subsidiaries

(a)    All of the outstanding capital stock of the Borrower is validly issued, fully paid and non-assessable.

(b)    Set forth on Schedule 4.3 is a complete and accurate list showing, as of the Effective Date, all Subsidiaries of the Borrower and, as to each such Subsidiary, the jurisdiction of its organization, the number of shares of each class of Stock authorized (if applicable), the number outstanding on the Effective Date and the percentage of the outstanding shares of each such class owned (directly or indirectly) by the Borrower. Except as set forth on Schedule 4.3, as of the Effective Date no Stock of any Restricted Subsidiary of the Borrower is subject to any outstanding option, warrant, right of conversion or purchase of any similar right. Except as set forth on Schedule 4.3, all of the outstanding Stock of each Subsidiary of the Borrower owned (directly or indirectly) by the Borrower has been validly issued, is fully paid and non-assessable (to the extent applicable) and is owned by the Borrower or a Subsidiary of the Borrower, free and clear of all Liens (other than the Lien in favor of the Secured Parties created pursuant to the Pledge and Security Agreement and Liens permitted under Section 8.2 securing Permitted Second Lien Debt), options, warrants, rights of conversion or purchase or any similar rights. As of the Effective Date, except as set forth on Schedule 4.3, neither the Borrower nor any such Subsidiary is a party to, or has knowledge of, any agreement restricting the transfer or hypothecation of any Stock of any such Subsidiary, other than the Loan Documents and, with respect to any Subsidiary that is not a Wholly-Owned Subsidiary, the governing documents of such Subsidiary. The Borrower does not own or hold, directly or indirectly, any Stock of any Person other than such Subsidiaries and Investments permitted by Sections 8.3 or 8.5.

Section 4.4    Financial Statements

(a)    The audited financial statements comprising the Financial Statements for the Borrower for the fiscal year ended December 31, 2016, copies of which have been furnished to each Lender, fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the consolidated results of the operations of the Borrower and its Subsidiaries for the period ended on such dates, all in conformity with GAAP.

(b)    The Projections have been prepared by the Borrower taking into consideration past operations of its business, and reflect, as of the date prepared, projections for the period beginning approximately January 1, 2017 and ending approximately December 31, 2021 on a Fiscal Year by Fiscal Year basis. The Projections are based upon estimates and assumptions stated therein, all of which the Borrower believes, as of the date prepared, to be reasonable in light of current conditions and current facts known to the Borrower (other than any necessary adjustments due to fees payable in accordance herewith) and, as of the date prepared, reflect the Borrower’s good faith estimates of the future financial performance of the Borrower and its Subsidiaries and of the other information projected therein for the periods set forth therein.

(c)    Neither the Borrower nor any of its Subsidiaries has, as of the Effective Date, any material obligation, contingent liability or liability for taxes, long-term leases (other than operating leases) or unusual forward or long-term commitment that is not reflected in the financial statements referred to in clause (a) above and not otherwise permitted by this Agreement.

Section 4.5    Material Adverse Effect

Since December 31, 2016, there has been no event or development that could reasonably be expected to have Material Adverse Effect.

Section 4.6    Solvency

Both before and after giving effect to the Transactions, the Loan Parties, taken as a whole, are Solvent.

Section 4.7    Litigation

Except as set forth on Schedule 4.7, there are no pending or, to the knowledge of the Borrower, threatened actions, investigations or proceedings against the Borrower or any of its Subsidiaries before any court, Governmental Authority or arbitrator other than those that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Schedule 4.7 lists all litigation pending against any Loan Party as of the Effective Date that, if adversely determined, could be reasonably expected to have a Material Adverse Effect.

Section 4.8    Taxes

All federal income and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by the Borrower or any of its Tax Affiliates have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all material taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof (whether or not shown on any Tax Return) except where contested in good faith and by appropriate proceedings if adequate reserves therefor have been established on the books of the Borrower or such Tax Affiliate in conformity with GAAP. The Borrower and each of its Tax Affiliates have deducted and withheld and timely paid to the respective Governmental Authorities all material amounts required to be deducted and withheld.

Section 4.9    Full Disclosure

The Information Memorandum and any other information prepared or furnished by or on behalf of any Loan Party and delivered to the Lenders in writing in connection with this Agreement or the consummation of the transactions contemplated hereunder or thereunder (in each case, taken as a whole), other than any information of a general economic or industry specific nature, does not, as of the time of delivery of such information (with respect to the Information Memorandum, as of the Effective Date only), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading, other than information of a general economic or industry nature; provided, however, that, to the extent any such information was based upon, or constituted, a forecast or projection, such Loan Party represents only, in respect of such projection or forecast, that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information.

Section 4.10    Margin Regulations

No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in contravention of Regulation T, U or X of the Federal Reserve Board.

Section 4.11    No Burdensome Restrictions; No Defaults

(a)    None of the Borrower nor any of its Restricted Subsidiaries (i) is a party to any Contractual Obligation (x) the compliance with which could reasonably be expected to have a Material Adverse Effect or (y) the performance of which by any thereof would result in the creation of a Lien (other than a Lien permitted under Section 8.2) on the property or assets of any thereof or (ii) is subject to any charter restriction that could reasonably be expected to have a Material Adverse Effect.

(b)    Neither the Borrower nor any of its Restricted Subsidiaries is in default under or with respect to any Contractual Obligation owed by it, other than, in either case, those defaults that could not reasonably be expected to have a Material Adverse Effect.

(c)    No Default or Event of Default has occurred and is continuing.

Section 4.12    Investment Company Act

Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

Section 4.13    Use of Proceeds

The (a) proceeds of the Loans are being used solely by the Borrower for working capital needs and for general corporate purposes of the Borrower and its Subsidiaries (including, without limitation, Capital Expenditures and Investments not prohibited by this Agreement), and (b) Letters of Credit are being used solely by the Borrower to support warranties, bid bonds, payment or performance obligations and for other general corporate purposes by the Borrower, its Subsidiaries, Joint Ventures and Affiliates. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in either case in violation of any Sanctions applicable to the Borrower and its Subsidiaries, or (iii) in any manner that would result in the violation of any Sanctions applicable to any Loan Party or, to the knowledge of the Borrower, any other party hereto.

Section 4.14    Insurance

All material policies of insurance of any kind or nature currently maintained by the Borrower or any of its Restricted Subsidiaries, including policies of fire, theft, property damage, other commercial general liability, employee fidelity and workers’ compensation, are in full force and effect and are of a nature and provide such coverage as is sufficient and as is customarily carried by businesses of the size and character of such Person.

Section 4.15    Labor Matters

(a)    There are no strikes, work stoppages, slowdowns or lockouts pending or, to the knowledge of the Borrower, threatened against or involving the Borrower or any of its Subsidiaries, other than those that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)    There are no unfair labor practices, grievances or complaints pending, or, to the knowledge of the Borrower, threatened, against or involving the Borrower or any of its Subsidiaries, nor, to the knowledge of the Borrower, are there any unfair labor practices, arbitrations or grievances threatened involving the Borrower or any of its Subsidiaries, other than those that if resolved adversely to the Borrower or any of its Subsidiaries, as applicable, could not reasonably be expected to have a Material Adverse Effect.

(c)    Except as set forth on Schedule 4.15, as of the Effective Date, there is no collective bargaining agreement covering any employee of the Borrower or any of its Restricted Subsidiaries. Except as set forth on Schedule 4.15, with respect to employees of the Borrower or any of its Restricted Subsidiaries not already covered by a collective bargaining agreement set forth on Schedule 4.15, as of the Effective Date no union representation question exists with respect to such employees and, to the knowledge of the Borrower, no union organization activity is taking place as of the Effective Date.

Section 4.16    ERISA

(a)    Each Employee Benefit Plan that is intended to qualify under Section 401 of the Code has received a favorable determination letter from the IRS indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which could cause such Employee Benefit Plan to lose its qualified status. Any trust created under any Employee Benefit Plan is exempt from tax under the provisions of Section 501 of the Code, except where such failures could not reasonably be expected to have a Material Adverse Effect.

(b)    The Borrower and its Restricted Subsidiaries, each Guarantor and each of their respective ERISA Affiliates is in material compliance with all applicable provisions and requirements of ERISA, the Code and applicable Employee Benefit Plan provisions with respect to each Employee Benefit Plan except for non-compliances that could not reasonably be expected to have a Material Adverse Effect.

(c)    With respect to each Title IV Plan and each Multiemployer Plan, the Borrower and each of its Restricted Subsidiaries, and each of their respective ERISA Affiliates has made all contributions required under ERISA and the Code and are in material compliance with the minimum funding standard of Section 412 of the Code (in each case, whether or not waived in accordance with Section 412(c) of the Code).

(d)    There has not been, nor is there reasonably expected to occur, any ERISA Event other than those that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(e)    Except (i) to the extent required under Section 4980B of the Code or similar state laws, and (ii) with respect to which the aggregate liability, calculated on a FAS 106 basis as of December 31, 2016, does not exceed $25,000,000.00, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) to any retired or former employees, consultants or directors (or their dependents) of the Borrower, any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates. None of the Borrower or any of its Restricted Subsidiaries or any of their respective ERISA Affiliates has incurred or reasonably expects to incur any Withdrawal Liability with respect to any Multiemployer Plan. The Borrower and each of its Restricted Subsidiaries and each of their respective ERISA Affiliates has complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

Section 4.17    Environmental Matters

(a)    The operations of the Borrower and each of its Restricted Subsidiaries have been and are in compliance with all Environmental Laws, including obtaining and complying with all required environmental, health and safety Permits, other than non-compliances that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)    None of the Borrower or any of its Restricted Subsidiaries or any Real Property currently or, to the knowledge of the Borrower, previously owned, operated or leased by or for the Borrower or any of its Restricted Subsidiaries is subject to any pending or, to the knowledge of the Borrower, threatened, claim, order, agreement, notice of violation, notice of potential liability or is the subject of any pending or threatened proceeding or governmental investigation under or pursuant to Environmental Laws other than those claims, orders, agreements, notices, proceedings or investigations that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)    To the knowledge of the Borrower, there are no facts, circumstances or conditions arising out of or relating to the operations or ownership of the Borrower or any of its Restricted Subsidiaries or of Real Property owned, operated or leased by the Borrower or any of its Restricted Subsidiaries that are not specifically included in the financial information furnished to the Lenders other than those that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.18    Intellectual Property

Except where the failure to do so could not, taken as a whole, reasonably be expected to have a Material Adverse Effect, the Borrower and its Restricted Subsidiaries

own or license or otherwise have the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, franchises, authorizations and other intellectual property rights (including all Intellectual Property as defined in the Pledge and Security Agreement) that are necessary for the operations of their respective businesses, without infringement upon or conflict with the rights of any other Person with respect thereto. Except where the failure to do so could not, taken as a whole, reasonably be expected to have a Material Adverse Effect, no slogan or other advertising device, product, process, method, substance, part or component, or other material now employed, or now contemplated to be employed, by the Borrower or any of its Restricted Subsidiaries infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened.

Section 4.19    Title; Real Property

(a)    Each of the Borrower and its Restricted Subsidiaries has valid and indefeasible title to, or valid leasehold interests in, all of its material properties and assets (including the Mortgaged Real Property) and good title to, or valid leasehold interests in, all personal property, in each case that is purported to be owned or leased by it, including those reflected on the most recent Financial Statements delivered by the Borrower, and none of such properties and assets is subject to any Lien, except Liens permitted under Section 8.2. The Borrower and each of its Restricted Subsidiaries have received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents, and have duly effected all recordings, filings and other actions necessary to establish, protect and perfect the Borrower’s and each of its Restricted Subsidiaries’ right, title and interest in and to all such property, other than those that could not reasonably be expected to result in a Material Adverse Effect.

(b)    Set forth on Schedule 4.19 is a complete and accurate list, as of the Effective Date, of all (a) owned Real Property with a reasonably estimated Fair Market Value in excess of $5,000,000.00 showing, as of the Effective Date, the street address, county (or other relevant jurisdiction or state) and the record owner thereof and (b) leased Real Property with net annual lease payments in excess of $3,000,000.00 showing, as of the Effective Date, the street address (or other readily identifiable description) and county (or other relevant jurisdiction or state) thereof.

(c)    No portion of any Real Property has suffered any material damage by fire or other casualty loss that has not heretofore been completely repaired and restored to its original condition other than those that could not reasonably be expected to have a Material Adverse Effect. Other than the Mortgaged Property located at the Port of Gulfport, Mississippi, as of the Effective Date, no portion of any Mortgaged Property is located in a special flood hazard area as designated by any federal Governmental Authority.

(d)    Except as could not reasonably be expected to have a Material Adverse Effect, (a) each Loan Party has obtained and holds all Permits required in respect of all Real Property and for any other property otherwise operated by or on behalf of, or for the benefit of, such Person and for the operation of each of its businesses as presently conducted and as proposed to be conducted, (b) all such Permits are in full force and effect, and each Loan Party has performed and observed all requirements of such Permits, (c) no event has occurred that allows or results in, or after notice or lapse of time would allow or result in, revocation or termination by the issuer thereof or in any other impairment of the rights of the holder of any such Permit, (d) no such Permits contain any restrictions, either individually or in the aggregate, that are materially burdensome to any Loan Party, or to the operation of any of its businesses or any property owned, leased or otherwise operated by such Person, (e) each Loan Party reasonably believes that each of its Permits will be timely renewed and complied with, without material expense, and that any additional Permits that may be required of such Person will be timely obtained and complied with, without material expense and (f) the Borrower has no knowledge or reason to believe that any Governmental Authority is considering limiting, suspending, revoking or renewing on materially burdensome terms any such Permit.

(e)    None of the Borrower or any of its Restricted Subsidiaries has received any notice, or has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any Real Property or any part thereof, except those that could not reasonably be expected to have a Material Adverse Effect.

(f)    Each of the Loan Parties, and, to the knowledge of the Borrower, each other party thereto, has complied with all obligations under all leases of Real Property to which it is a party other than those the failure with which to comply could not reasonably be expected to have a Material Adverse Effect and all such leases are legal, valid, binding and in full force and effect and are enforceable in accordance with their terms other than those the failure of which to so comply with the foregoing could not reasonably be expected to have a Material Adverse Effect. No landlord Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any lease payment under any lease of Real Property other than those that could not reasonably be expected to have a Material Adverse Effect.

(g)    There are no pending or, to the knowledge of the Borrower, proposed special or other assessments for public improvements or otherwise affecting any material portion of the owned Real Property, nor are there any contemplated improvements to such owned Real Property that may result in such special or other assessments, other than those that could not reasonably be expected to have a Material Adverse Effect.

Section 4.20    Mortgaged Vessels

Each Mortgaged Vessel (a) is owned and operated by a Guarantor, (b) that is operated, is operated in all material respects in compliance with all Requirements of Law applicable to it (including, in the case of each Mortgaged Vessel that is in class on the Effective Date, compliance in all material respects with all requirements of such classification as required by the relevant classification society for such Mortgaged

Vessel) and (c) is maintained in all material respects in accordance with all requirements set forth in the Collateral Documents. Each Mortgaged Vessel is covered by all such insurance as is required by the respective Mortgage with respect to such Mortgaged Vessel.

Section 4.21    Anti-Corruption Laws and Sanctions

The Borrower has implemented, maintains in effect and enforces policies and procedures intended to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents (in their respective activities on behalf of the Borrower and its Subsidiaries) with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, and the Borrower and its Subsidiaries, its and their respective officers and directors and, to the knowledge of the Borrower, employees and agents (in their respective activities on behalf of the Borrower and its Subsidiaries), are in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, in each case in all material respects. None of the Borrower, any Subsidiary, any of their respective directors or officers or, to the knowledge of the Borrower or such Subsidiary, any of their respective employees or any of their agents that will act in any capacity in connection with or benefit from the credit facility established hereby, (a) is a Sanctioned Person with whom the Borrower or such Subsidiary, as applicable, is prohibited from transacting business pursuant to any applicable Sanction or (b) is currently engaging or has engaged in any dealings or transactions with, involving or for the benefit of a Sanctioned Person, or in or involving any Sanctioned Country, in each case in violation of applicable Sanctions.

Section 4.22    EEA Financial Institution

No Loan Party is an EEA Financial Institution.

ARTICLE V

FINANCIAL COVENANTS

The Borrower agrees with the Lenders, the Issuers and the Administrative Agent to each of the following as long as any Obligation or any Revolving Commitment remains outstanding:

Section 5.1    Fixed Charge Coverage Ratio; Leverage Ratio

(a)    Fixed Charge Coverage Ratio. Beginning with the Fiscal Quarter ending June 30, 2017, the Borrower shall not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter for the four Fiscal Quarters then ended to be less than 1.15:1.00.

(b)    Leverage Ratio. Beginning with the Fiscal Quarter ending June 30, 2017, the Borrower shall not permit the Leverage Ratio, as of the last day of any Fiscal Quarter, to be more than:

(i)    for each Fiscal Quarter ending on or before December 31, 2019, 3.50:1.00, and

(ii)    for each Fiscal Quarter ending thereafter, 3.25:1.00.

Section 5.2    Minimum Liquidity

The Borrower shall not permit Liquidity to be less than $100,000,000.00 as of the last day of any Fiscal Quarter.

Section 5.3    Collateral Coverage Ratio

The Borrower shall not permit, as of the last day of any Fiscal Quarter or as of the date that any Mortgaged Vessel is disposed of in accordance with the terms hereof (after giving effect thereto), the Collateral Coverage Ratio to be less than 1.20:1.00.

Section 5.4    Maximum Revolving Lending Exposure

The Borrower shall not permit, as of the last day of any Fiscal Quarter, the Revolving Lending Exposure to exceed the sum of (A) 75% of the Borrower and its Restricted Subsidiaries’ net trade accounts receivable plus (B) the aggregate amount of cash and Cash Equivalents subject to a Control Agreement.

ARTICLE VI

REPORTING COVENANTS

The Borrower agrees with the Lenders and the Administrative Agent to each of the following, as long as any Obligation or any Revolving Commitment remains outstanding:

Section 6.1    Financial Statements

The Borrower shall furnish each of the following to the Administrative Agent, for delivery to the Lenders:

(a)    Quarterly Reports. Within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (unless such period is extended pursuant to applicable U.S. securities laws, rules, or regulations or SEC guidelines), consolidated unaudited balance sheets as of the close of such quarter and the related statements of income and cash flow for such quarter and that portion of the Fiscal Year ending as of the close of such quarter, setting forth in comparative form the figures for the corresponding period in the prior year, in each case certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(b)    Annual Reports. Within 75 days after the end of each Fiscal Year (unless such period is extended pursuant to applicable U.S. securities laws, rules, or regulations or SEC guidelines), consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Year and related statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, all prepared in conformity with GAAP and certified, in the case of such consolidated financial statements, without qualification as to the scope of the audit or as to the Borrower being a going concern by the Borrower’s Accountants, together with the report of such accounting firm stating that (i) such financial statements fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which the Borrower’s Accountants shall concur and that shall have been disclosed in the notes to the financial statements) and (ii) the examination by the Borrower’s Accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.

(c)    Compliance Certificate. Together with each delivery of any financial statement pursuant to clause (a) or (b) above, a certificate of a Responsible Officer of the Borrower substantially in the form of Exhibit H (each, a “Compliance Certificate”) (i) demonstrating compliance with each of the financial covenants contained in Section 5.1, Section 5.2, Section 5.3 and Section 5.4 in reasonable detail, (ii) identifying any Asset Sale permitted by clauses (h), (i), or (j) of Section 8.4 during the Fiscal Quarter as to which such Compliance Certificate relates (or, in the case of any Compliance Certificate delivered in connection with the financial statements delivered pursuant to clause (b) above, in the last Fiscal Quarter of such Fiscal Year to which such Compliance Certificate relates) and identifying the aggregate consideration received in connection with each such identified Asset Sale if the aggregate consideration received for such Asset Sale exceeds $5,000,000.00 and (iii) stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action which the Borrower has taken or proposes to take with respect thereto.

(d)    Budget. Not later than 90 days after the end of each Fiscal Year, and containing substantially the types of financial information contained in the Projections, the annual budget of the Borrower for the Fiscal Year next succeeding such Fiscal Year then ended reviewed by the Board of Directors of the Borrower, including a projected year-end consolidated balance sheet and income statement and statement of cash flows.

The Borrower and each Lender acknowledge that certain of the Lenders may be Public-Side Lenders and, if documents or notices required to be delivered pursuant to this Section 6.1 or otherwise are being distributed through IntraLinks, Debtdomain or a similar service, any document or notice that the Borrower has indicated contains MNPI shall not be posted on the portion of such service that is designated for Public-Side Lenders. The Borrower agrees to clearly identify, in writing on the face of such information, all information provided to the Administrative Agent by or on behalf of any

Loan Party that is suitable to make available to Public-Side Lenders. If the Borrower has not indicated that a document, notice or other information contains MNPI, the Administrative Agent reserves the right, but shall have no obligation, to post such document or notice solely on the portion of IntraLinks that is designated for Lenders that wish to receive MNPI.

Information required to be delivered pursuant to this Section 6.1 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on IntraLinks, Debtdomain or a similar service or shall be available on the website of the SEC at http://www.sec.gov or on the website of the Borrower (provided, in each case, that the Borrower has notified the Administrative Agent that such information is available on such website and, if requested by the Administrative Agent, shall have provided hard copies to the Administrative Agent). Information required to be delivered pursuant to this Section 6.1 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

Section 6.2    Collateral Reporting Requirements

The Borrower shall furnish to the Administrative Agent each of the following:

(a)    Updated Corporate Chart. If requested by the Administrative Agent, together with each delivery of any financial statement pursuant to Section 6.1(b), (i) a corporate organizational chart or other equivalent list, current as of the date of delivery, in form and substance reasonably acceptable to the Administrative Agent, setting forth, for each of the Loan Parties, all Persons subject to Section 7.11, all Subsidiaries of any of them and any Joint Ventures entered into by any of the foregoing, and (ii) a schedule setting forth, in respect of each such Person, (A) its full legal name, (B) its jurisdiction of organization and organizational number (if any) and (C) the number of shares of each class of its Stock authorized (if applicable), the number outstanding as of the date of delivery, and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by the Borrower.

(b)    [Reserved.]

(c)    Additional Filings. At any time and from time to time, upon the reasonable request of the Administrative Agent, and at the sole expense of the Loan Parties, duly executed, delivered and recorded instruments and documents for the purpose of obtaining or preserving the full benefits of this Agreement, the Pledge and Security Agreement and each other Loan Document and of the rights and powers herein and therein granted (and each Loan Party shall take such further action as the Administrative Agent may reasonably request for such purpose), including the filing of any financing or continuation statement under the UCC or other similar Requirement of Law in effect in any domestic jurisdiction with respect to the security interest created by the Pledge and Security Agreement.

(d)    Mortgaged Vessels. If requested by the Administrative Agent, an operating report for the Mortgaged Vessels showing the current customers of such vessels and the current locations of such vessels. In addition, if requested by the Administrative Agent, the Borrower shall give the Administrative Agent written notice of (i) any Mortgaged Vessel commencing a new contract or moving to a work site outside the U.S. Gulf of Mexico and (ii) any bareboat charters of any Mortgaged Vessel and copies of such charter.

(e)    Appraisals. On or before June 30 of each year, updated appraisals for each Mortgaged Vessel and for each other marine vessel of the Borrower and its Subsidiaries (other than any marine vessel that is under construction) included in the determination of the Collateral Coverage Ratio; provided, however, that in no case shall any appraisal for a Mortgaged Vessel be delivered more than thirteen months after the most recent delivery of an appraisal with respect to such vessel pursuant to this clause (e), in each case, (i) in form and scope similar to the Initial Appraisals (except that if any such appraisal is delivered after March 1 of such year, the vessel valuations therein shall be as of June 30 of such year) and (ii) performed by an Approved Appraiser.

The reporting requirements set forth in this Section 6.2 are in addition to, and shall not modify and are not in replacement of, any rights and other obligation set forth in any Loan Document (including notice and reporting requirements) and satisfaction of the reporting obligations in this Section 6.2 shall not, by itself, operate as an update of any Schedule or any schedule of any other Loan Document and shall not cure, or otherwise affect in any way, any Default or Event of Default, including any failure of any representation or warranty of any Loan Document to be correct in any respect when made.

Section 6.3    Default Notices

Promptly and in any event within five Business Days after a Responsible Officer of the Borrower obtains actual knowledge of the existence thereof, the Borrower shall give the Administrative Agent notice of any Default or Event of Default specifying the details of the occurrence referred to therein, describing with particularity any and all provisions of this Agreement and any other Loan Document that have been breached, the anticipated effect thereof, and stating what action the Borrower has taken and proposes to take with respect thereto.

Each notice pursuant to this Section 6.3, if given by telephone, shall be promptly confirmed in writing on or before the next Business Day.

Section 6.4    Litigation

Promptly after a Responsible Officer of the Borrower obtains actual knowledge of the commencement thereof, the Borrower shall give the Administrative Agent written notice of the commencement of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator, regarding the Borrower, any of its Subsidiaries or any Joint Venture that (i) seeks injunctive or similar relief that, in the reasonable judgment of the Borrower, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or (ii) in the reasonable judgment of the Borrower could expose the Borrower, such Subsidiary or such Joint Venture to liability in an amount aggregating $45,000,000.00 or more or that, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

Section 6.5    Labor Relations

Promptly after a Responsible Officer of the Borrower has actual knowledge of the same, the Borrower shall give the Administrative Agent written notice of (a) any material labor dispute to which the Borrower or any of its Subsidiaries is a party, including any strikes, lockouts or other material disputes relating to any of such Person’s plants and other facilities, provided that such dispute, strike or lockout involves a work stoppage exceeding 30 days, (b) any material Worker Adjustment and Retraining Notification Act or related liability incurred with respect to the closing of any plant or other facility of any such Person affecting 300 or more employees of the Borrower and its Subsidiaries and (c) any material union organization activity with respect to employees of the Borrower or any of its Subsidiaries not covered by a collective bargaining agreement as of the Effective Date.

Section 6.6    Tax Returns

Upon the request of any Lender through the Administrative Agent, the Borrower shall provide copies of all tax returns and reports filed by the Borrower, any of its Subsidiaries or any Joint Venture in respect of taxes measured by income (excluding sales, use and like taxes).

Section 6.7    Insurance

As soon as is practicable and in any event within 90 days after the end of each Fiscal Year, the Borrower shall furnish the Administrative Agent with a report on the standard “Acord” form outlining all material insurance coverage maintained as of the date of such report by the Borrower and its Restricted Subsidiaries and the duration of such coverage.

Section 6.8    ERISA Matters

The Borrower shall furnish the Administrative Agent with each of the following:

(a)    promptly and in any event within 30 days after a Responsible Officer of the Borrower knows, or has reason to know, that any ERISA Event has occurred that, alone or together with any other ERISA Event, could reasonably be expected to result in liability of the Borrower, any Subsidiary of the Borrower, any Guarantor and/or any ERISA Affiliate in an aggregate amount exceeding $25,000,000.00, written notice describing the nature thereof, what action the Borrower, any of its Subsidiaries, any Guarantor or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known by such Responsible Officer, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect to such event;

(b)    promptly and in any event within 10 days after a Responsible Officer of the Borrower knows, or has reason to know, that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan, a written statement of an Authorized Officer of the Borrower describing such waiver request and the action, if any, the Borrower, its Subsidiaries and their respective ERISA Affiliates propose to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto;

(c)    simultaneously with the date that the Borrower, any of its Subsidiaries or any ERISA Affiliate files with the PBGC a notice of intent to terminate any Title IV Plan, if, at the time of such filing, such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, a copy of each notice; and

(d)    promptly, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower, any of its Subsidiaries, any Guarantor or any of their respective ERISA Affiliates with the IRS with respect to each Title IV Plan; (ii) all notices received by the Borrower, any of its Subsidiaries, any Guarantor or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event that, alone or together with any other ERISA Event, could reasonably be expected to result in liability of the Borrower, any Subsidiary of the Borrower, any Guarantor and/or any ERISA Affiliate in an aggregate amount exceeding $25,000,000.00; and (iii) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Administrative Agent shall reasonably request.

Section 6.9    Environmental Matters

The Borrower shall provide the Administrative Agent promptly, and in any event within 10 Business Days after any Responsible Officer of the Borrower obtains actual knowledge of any of the following, written notice of each of the following:

(a)    that any Loan Party or any Mortgaged Vessel is or may be liable to any Person as a result of a Release or threatened Release that could reasonably be expected to subject such Loan Party to Environmental Liabilities and Costs of $20,000,000.00 or more;

(b)    the receipt by any Loan Party of notification that any material real or personal property or any Mortgaged Vessel of such Loan Party is or is reasonably likely to be subject to any Environmental Lien;

(c)    the receipt by any Loan Party of any notice of violation of or potential liability under, or knowledge by a Responsible Officer of the Borrower that there exists a condition that could reasonably be expected to result in a violation of or liability under, any Environmental Law, except for violations and liabilities the consequence of which, in the aggregate, could not reasonably be expected to subject the Loan Parties collectively to Environmental Liabilities and Costs of $20,000,000.00 or more; and

(d)    promptly following reasonable written request by any Lender through the Administrative Agent, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report delivered pursuant to this Section 6.9.

Section 6.10    Patriot Act Information

Each Lender, each Issuer and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender, such Issuer or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA Patriot Act. The Borrower shall promptly, following a request by any Agent, any Issuer or any Lender, provide all documentation and other information that such Agent, such Issuer or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act.

Section 6.11    Other Information

The Borrower shall promptly provide the Administrative Agent or any Lender with any information reasonably requested by the Administrative Agent or such Lender through the Administrative Agent respecting the business, properties, condition, financial or otherwise, or operations of the Borrower, any of its Subsidiaries or any Joint Venture. The Administrative Agent shall provide copies of any written information provided to it pursuant to this Article VI to any Lender requesting the same.

ARTICLE VII

AFFIRMATIVE COVENANTS

The Borrower agrees with the Lenders and the Administrative Agent to each of the following, as long as any Obligation or any Revolving Commitment remains outstanding:

Section 7.1    Preservation of Corporate Existence, Etc.

The Borrower shall, and shall cause each of its Subsidiaries to, preserve and maintain its legal existence, rights (charter and statutory) and franchises, except as permitted by Sections 8.4, 8.5 and 8.6 and except if, in the reasonable business judgment of the Borrower, it is in the business interest of the Borrower or such Subsidiary not to preserve and maintain such legal existence (except with respect to the Borrower), rights (charter and statutory) and franchises, and such failure to preserve the same could not reasonably be expected to have a Material Adverse Effect and could not reasonably be expected to materially affect the interests of the Secured Parties under the Loan Documents or the rights and interests of any of them in the Collateral.

Section 7.2    Compliance with Laws, Etc.

(a)    The Borrower shall, and shall cause each of its Subsidiaries to, comply with all applicable Requirements of Law, Contractual Obligations and Permits, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect.

(b)    The Borrower shall at all times maintain in effect and enforce policies and procedures intended to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

Section 7.3    Conduct of Business

The Borrower shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course (except for non-material changes in the nature or conduct of its business as carried on as of the Effective Date) and (b) use its reasonable efforts, in the ordinary course, to preserve its business and the goodwill and business of the customers, suppliers and others having business relations with the Borrower or any of its Subsidiaries, except where the failure to comply with the covenants in each of clauses (a) and (b) above could not reasonably be expected to have a Material Adverse Effect.

Section 7.4    Payment of Taxes, Etc.

The Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge before the same shall become delinquent, all lawful governmental claims, taxes, assessments, charges and levies, except where (a) contested in good faith, by proper proceedings and adequate reserves therefor have been established on the books of the Borrower or the appropriate Subsidiary in conformity with GAAP or (b) the failure to so pay and discharge could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 7.5    Maintenance of Insurance

The Borrower shall, and shall cause each of its Restricted Subsidiaries to, (a) maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as, in the reasonable determination of the Borrower, is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates; provided, that, with respect to the Mortgaged Vessels, the Borrower shall be required to provide or cause to be provided only such insurance as is required by the Collateral Documents, and (b) cause all property and general liability insurance policies (i) to name the Collateral Agent on behalf of the Secured Parties as additional insured (with respect to liability and property policies), loss payee (with respect to property policies) or lender’s loss payee (with respect to property policies), as appropriate, and (ii) to provide that no cancellation shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof (and the Borrower agrees to provide to the Administrative Agent prompt written notice of any material change in amount or material change in coverage). Subject to Section 2.9(b), so long as an Event of Default is not then continuing, the Collateral Agent, on behalf of the Secured Parties, agrees to promptly release, endorse and turn over to the Borrower or the applicable Subsidiary any insurance proceeds received by the Collateral Agent.

Section 7.6    Access

The Borrower shall from time to time during normal business hours permit the Administrative Agent and the Lenders, or any agents or representatives thereof within two Business Days after written notification of the same (except that during the continuance of an Event of Default, no such notice shall be required) to (a) examine and make copies of and abstracts from the records and books of account of the Borrower and each of its Subsidiaries, (b) visit the properties of the Borrower and each of its Subsidiaries, (c) discuss the affairs, finances and accounts of the Borrower and each of its Subsidiaries with any of their respective officers or directors (subject to their availability, taking into account business travel and vacations); provided, that the Borrower will not be required to permit any examination or visit as set forth in clauses (a) and (b) above with respect to each of the Administrative Agent and the Lenders (or any agents or representatives thereof) unless such visit is coordinated through the Administrative Agent.

Section 7.7    Keeping of Books

The Borrower shall, and shall cause each of its Subsidiaries to, keep proper books of record and account, in which full and correct entries shall be made of the financial transactions and assets and business of the Borrower and each of its Subsidiaries; provided that the consolidated books of the Borrower and its Subsidiaries shall be in conformity with GAAP on a consolidated basis.

Section 7.8    Maintenance of Properties, Etc.

The Borrower shall, and shall cause each of its Subsidiaries to, maintain and preserve (a) in good working order and condition (ordinary wear and tear excepted) all of its properties necessary in the conduct of its business, (b) all rights, permits, licenses, approvals and privileges (including all Permits) necessary in the conduct of its business and (c) all Material Intellectual Property, except where failure to so maintain and preserve the items set forth in clauses (a), (b) and (c) above could not reasonably be expected to have a Material Adverse Effect; provided, that, with respect to the Mortgaged Vessels, the Borrower will, or will cause the Mortgaged Vessel Owning Subsidiaries to, maintain and keep such Mortgaged Vessels in such condition, repair and working order as is required by the Collateral Documents.

Section 7.9    Application of Proceeds

The Borrower shall use the entire amount of the proceeds of the Loans as provided in Section 4.13.

Section 7.10    Environmental

(a)    The Borrower shall, and shall cause each of its Subsidiaries to, exercise reasonable due diligence in order to comply in all material respects with all Environmental Laws.

(b)    The Borrower agrees that the Administrative Agent may, from time to time, retain, at the expense of the Borrower, an independent professional consultant reasonably acceptable to the Borrower to review any report relating to Contaminants prepared by or for the Borrower and to conduct its own investigation (the scope of which investigation shall be reasonable based upon the circumstances) of any property currently owned, leased, operated or used by the Borrower or any of its Subsidiaries, if (x) a Default or an Event of Default shall have occurred and be continuing, or (y) the Administrative Agent reasonably believes (1) that an occurrence relating to such property is likely to give rise to any Environmental Liabilities and Costs or (2) that a violation of an Environmental Law on or around such property has occurred or is likely to occur, which could, in either such case, reasonably be expected to result in Environmental Liabilities and Costs in excess of $20,000,000.00, provided that, unless an Event of Default shall have occurred and be continuing, such consultant shall not drill on any property of the Borrower or any of its Subsidiaries without the Borrower’s prior written consent. The Borrower shall use its reasonable efforts to obtain for the Administrative Agent and its agents, employees, consultants and contractors the right, upon reasonable notice to Borrower, to enter into or on to the facilities or Mortgaged Vessels currently owned, leased, operated or used by the Borrower or any of its Subsidiaries to perform such tests on such property as are reasonably necessary to conduct such a review and/or investigation. Any such investigation of any property shall be conducted, unless otherwise agreed to by the Borrower and the Administrative Agent, during normal business hours and shall be conducted so as not to unreasonably interfere with the ongoing operations at any such property or Mortgaged Vessel or to cause any damage or loss at such property or Mortgaged Vessel. The Borrower and the Administrative Agent hereby acknowledge and agree that any report of any investigation conducted at the request of the Administrative Agent pursuant to this subsection will be obtained and shall be used by the Administrative Agent and the Lenders for the purposes of the Lenders’ internal credit decisions, to monitor the Loans and Letter of Credit Obligations and to protect the Lenders’ security interests created by the Loan Documents, and the Administrative Agent and the Lenders hereby acknowledge and agree any such report will be kept confidential by them to the extent permitted by law except as provided in the following sentence. The Administrative Agent agrees to deliver a copy of any such report to the Borrower with the understanding that the Borrower acknowledges and agrees that (i) it will indemnify and hold harmless the Administrative Agent and each Lender from any costs, losses or liabilities relating to the Borrower’s use of or reliance on such report, (ii) neither Administrative Agent nor any Lender makes any representation or warranty with respect to such report, and (iii) by delivering such report to the Borrower, neither the Administrative Agent nor any Lender is requiring or recommending the implementation of any suggestions or recommendations contained in such report.

(c)    Promptly after a Responsible Officer of the Borrower obtains actual knowledge thereof, the Borrower shall advise the Administrative Agent in writing and in reasonable detail of (i) any Release or threatened Release of any Contaminants required to be reported by the Borrower or its Subsidiaries, to any Governmental Authorities under any applicable Environmental Laws and which could reasonably be expected to have Environmental Liabilities and Costs in excess of $20,000,000.00, (ii) any and all written communications with respect to any pending or threatened claims under Environmental Law in each such case which, individually or in the aggregate, have a reasonable possibility of giving rise to Environmental Liabilities and Costs in excess of $20,000,000.00, (iii) any Remedial Action performed by the Borrower or any other Person in response to (x) any Contaminants on, under or about any property, the existence of which has a reasonable possibility of resulting in Environmental Liabilities and Costs in excess of $20,000,000.00, or (y) any other Environmental Liabilities and Costs in excess of $20,000,000.00 that could reasonably be expected to result in Environmental Liabilities and Costs in excess of $20,000,000.00, (iv) discovery by the Borrower or its Subsidiaries of any occurrence or condition on any material property that could cause the Borrower’s or its Subsidiaries’ interest in any such property to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any applicable Environmental Laws or Environmental Liens, and (v) any written request for information from any Governmental Authority that fairly suggests such Governmental Authority is investigating whether the Borrower or any of its Subsidiaries may be potentially responsible for a Release or threatened Release of Contaminants which has a reasonable possibility of giving rise to Environmental Liabilities and Costs in excess of $20,000,000.00.

(d)    The Borrower shall promptly notify the Administrative Agent of (i) any proposed acquisition of Stock, assets, or property by the Borrower or any of its Subsidiaries that could reasonably be expected to expose the Borrower or any of its Subsidiaries to, or result in, Environmental Liabilities and Costs in excess of $20,000,000.00 and (ii) any proposed action to be taken by the Borrower or any of its Subsidiaries to commence manufacturing, industrial or other similar operations that could reasonably be expected to subject the Borrower or any of its Subsidiaries to additional Environmental Laws, that are materially different from the Environmental Laws applicable to the operations of the Borrower or any of its Subsidiaries as of the Effective Date.

(e)    The Borrower shall, at its own expense, provide copies of such documents or information as the Administrative Agent may reasonably request in relation to any matters disclosed pursuant to this Section 7.10.

(f)    To the extent required by Environmental Laws or Governmental Authorities under applicable Environmental Laws, the Borrower shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all necessary Remedial Action in connection with the presence, handling, storage, use, disposal, transportation or Release or threatened Release of any Contaminants on, under or affecting any property in order to comply in all material respects with all applicable Environmental Laws and Governmental Authorizations. In the event the Borrower or any of its Subsidiaries undertakes any Remedial Action with respect to the presence, Release or threatened Release of any Contaminants on or affecting any property, the Borrower or any of its Subsidiaries shall conduct and complete such Remedial Action in material compliance with all applicable Environmental Laws, and in material accordance with the applicable policies, orders and directives of all relevant Governmental Authorities except when, and only to the extent that, the Borrower or any such Subsidiaries’ liability for such presence, handling, storage, use, disposal, transportation or Release or threatened Release of any Contaminants is being contested in good faith by Borrower or any of such Subsidiaries. In the event the Borrower fails to take required actions to address such Release or threatened Release of Contaminants or to address a violation of or liability under Environmental Law, the Administrative Agent may, upon providing the Borrower with 5 Business Days’ prior written notice, enter the property and, at the Borrower’s sole expense, perform whatever action the Administrative Agent reasonably deems prudent to rectify the situation.

Section 7.11    Additional Collateral and Guaranties

(a)    To the extent not delivered to the Administrative Agent on or before the Effective Date, the Borrower agrees to do promptly each of the following:

(i)    execute and deliver to the Administrative Agent such amendments to the Collateral Documents or enter into such new Collateral Documents as are necessary, or deemed by the Administrative Agent to be advisable, in order to grant to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in the Stock and Stock Equivalents and other debt Securities of any Subsidiary that are owned by the Borrower or any Guarantor and to perfect such Lien as a first-priority Lien (it being understood that such actions shall be required in the United States of America and, at the reasonable request of the Administrative Agent, any other jurisdiction);

(ii)    deliver to the Administrative Agent the certificates (if any) representing such Stock and Stock Equivalents and other debt Securities, together with (A) in the case of such certificated Stock and Stock Equivalents, undated stock powers or other instruments of transfer endorsed in blank and (B) in the case of such certificated debt Securities, endorsed in blank, in each case executed and delivered by a Responsible Officer of the Borrower or such Subsidiary, as the case may be;

(iii)    in the case of any Wholly-Owned Subsidiary of any Loan Party that is a Restricted Subsidiary that has satisfied the Threshold Amount, cause such Wholly-Owned Subsidiary, (A) to become a Guarantor, (B) to become a party to the Pledge and Security Agreement and the applicable Collateral

Documents and (C) to take such actions necessary or advisable to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest, and to perfect such security interest, in the Collateral described in the Collateral Documents with respect to such Subsidiary, including the filing of UCC financing statements in such jurisdictions as may be required by the Collateral Documents or by law or as may be reasonably requested by the Administrative Agent (it being understood that such actions shall be required in the United States of America and, at the reasonable request of the Administrative Agent, any other jurisdiction). Notwithstanding the foregoing, no Subsidiary of any Loan Party shall be required at any time to take any action under this clause (iii) that at such time (I) is prohibited by (x) any Governmental Authority with authority over such Subsidiary or (y) applicable law, (II) requires the consent of a Governmental Authority that has not been obtained or (III) is not within such Subsidiary’s legal capacity or authority, in each case after taking all available steps other than those steps that the Administrative Agent shall determine from time to time in its sole discretion are not reasonable at such time;

(iv)    if any Loan Party owns or acquires any marine vessel other than an Excluded Vessel with a Fair Market Value in excess of $10,000,000.00, then such Loan Party shall execute and deliver such mortgages and other security instruments as shall be necessary to cause such vessel to become a Mortgaged Vessel subject to a perfected first-priority security interest (subject to any permitted Liens specified in the applicable Mortgage) within 20 Business Days of such Person becoming a Loan Party or such acquisition, as applicable;

(v)    if the Fair Market Value of any marine vessel owned by any Loan Party (other than an Excluded Vessel) increases to an amount in excess of $10,000,000.00 because of improvements to such marine vessel, then such Loan Party shall, within 20 Business Days of a Responsible Officer of the Borrower learning of such increase in Fair Market Value, execute and deliver such mortgages and other security instruments as shall be necessary to cause such vessel to become a Mortgaged Vessel subject to a perfected first-priority security interest (subject to any permitted Liens specified in the applicable Mortgage); and

(vi)    if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Agent; provided that such legal opinions shall be no broader in form or scope than the legal opinions delivered on the Effective Date.

Section 7.12    Real Property

With respect to any fee interest in any Real Property located in the U.S. with a reasonably estimated Fair Market Value of $5,000,000.00 or more, or any leasehold interest in any Real Property (other than an office lease) located in the U.S. with net lease payments of more than $3,000,000.00 annually, in each case acquired or leased after the Effective Date by the Borrower or any other Loan Party (other than any such Real

Property acquired with Indebtedness permitted by Section 8.1(d), or (m)), the Borrower or the applicable Loan Party shall promptly (and, in any event, within 20 Business Days following the date of such acquisition or such later date permitted by the Administrative Agent in its sole discretion) (i) execute and deliver a first priority Mortgage (subject only to Liens permitted by this Agreement) in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such Real Property and complying with the provisions herein and in the Collateral Documents, (ii) if requested by the Administrative Agent and available in such jurisdiction, provide the Secured Parties with title insurance in an amount at least equal to the purchase price of such Real Property (or such other amount as the Administrative Agent shall reasonably specify), and if applicable, flood insurance and lease estoppel certificates, all in form and substance reasonably satisfactory to the Administrative Agent, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent and the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Collateral Agent; provided, that such legal opinions shall be no broader in form or scope than the legal opinions delivered on the Effective Date.

Section 7.13    Undertaking with Respect to NO 105

Within 45 days (or such longer period permitted by the Administrative Agent in its sole discretion) following the repayment in full of the NO 105 Indebtedness, the Borrower or the applicable Subsidiary of the Borrower shall execute and deliver such mortgages and other security instruments as shall be necessary to cause the NO 105 to become a Mortgaged Vessel subject to a perfected first-priority security interest (other than permitted Liens specified in the applicable Mortgage, but in each case, which vessel shall not be subject to any other Liens securing Indebtedness for borrowed money).

Section 7.14    Additional Undertakings

The Borrower shall (a) deliver to the Administrative Agent each of the agreements, documents, instruments or certificates described on Part III of Schedule 3.1(m), each in form and substance reasonably satisfactory to the Administrative Agent, and (b) perform each of the actions described on Part III of Schedule 3.1(m), in each case within the time periods set forth opposite each such item or action on Part III of Schedule 3.1(m) or such longer period permitted by the Administrative Agent in its sole discretion.

ARTICLE VIII

NEGATIVE COVENANTS

The Borrower agrees with the Lenders and the Administrative Agent to each of the following, as long as any Obligation or any Revolving Commitment remains outstanding:

Section 8.1    Indebtedness

The Borrower shall not (x) and shall not permit any Captive Insurance Subsidiary or any of the Borrower’s Restricted Subsidiaries to, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness or (y) issue Disqualified Stock except for the following:

(a)    the Obligations;

(b)    Indebtedness existing on the Effective Date and disclosed on Schedule 8.1;

(c)    Guaranty Obligations incurred by any Loan Party in respect of Indebtedness of any Loan Party that is permitted by this Section 8.1;

(d)    secured Indebtedness of the Borrower or any Restricted Subsidiary including Capital Lease Obligations and purchase money Indebtedness incurred by the Borrower or a Restricted Subsidiary of the Borrower to finance (concurrently with or within 90 days after) the acquisition of tangible property (including marine vessels) and Indebtedness in respect of sale and leaseback transactions permitted under Section 8.13 in an aggregate outstanding principal amount not to exceed $250,000,000.00 at any time;

(e)    Refinancing Indebtedness in respect of Indebtedness permitted by clause (b) above (other than the NO 105 Indebtedness), clause (m) below or this clause (e);

(f)    Indebtedness arising from intercompany loans that are Investments permitted under, or not prohibited by, Section 8.5 (i) from any Loan Party to any other Loan Party; (ii) from any Subsidiary of the Borrower to any Loan Party; (iii) from any Subsidiary of the Borrower that is not a Loan Party to any Restricted Subsidiary of the Borrower that is not a Loan Party; or (iv) from any Loan Party to any Restricted Subsidiary of the Borrower that is not a Loan Party; provided, however, that

(A)	all such Indebtedness of the type described in clauses (i), (ii) and (iv) above is evidenced by the Global Intercompany Note, subject to a first priority Lien pursuant to the Pledge and Security Agreement if the payee is a Loan Party,

(B)	all such Indebtedness of the type described in clause (ii) above may not be paid when an Event of Default exists, unless such payment is being made to a Loan Party, and

(C)	any payment by any Guarantor under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Guarantor to the Borrower or to any of the other Loan Parties for whose benefit such payment is made;

(g)    unsecured Indebtedness of the Borrower and its Restricted Subsidiaries which by its terms matures at least one year after the Final Maturity Date in an aggregate principal amount not to exceed (A) $1,000,000,000.00 less (B) the aggregate amount of Permitted Second Lien Debt outstanding when such Indebtedness is incurred, so long as (x) no Default or Event of Default has occurred and is continuing or would result therefrom, (y) the Leverage Ratio on a pro forma basis (including, if applicable, for any acquisition in connection with such incurrence of Indebtedness) does not exceed 3.00:1.00 upon the incurrence thereof and (z) no Additional Second Lien Debt is outstanding when such Indebtedness is incurred;

(h)    Indebtedness under or in respect of Hedging Contracts that are not speculative in nature;

(i)    Indebtedness in respect of Treasury Management Arrangements;

(j)    Indebtedness in respect of any insurance premium financing for insurance being acquired by the Borrower or any Restricted Subsidiary under customary terms and conditions and not in connection with the borrowing of money;

(k)    Alternate Program Indebtedness in an aggregate principal amount not to exceed $400,000,000.00 at any time outstanding;

(l)    Amazon Permitted Debt (including any unsecured Guaranty Obligations in respect thereof) in an aggregate principal amount not to exceed $285,000,000.00 at any time outstanding;

(m)    Indebtedness assumed in connection with an Acquisition permitted under Section 8.3;

(n)    Indebtedness in respect of matured or drawn Performance Guarantees, provided that such Indebtedness is reimbursed or extinguished within 5 Business Days of being matured or drawn;

(o)    Indebtedness in respect of letters of credit, bank guarantees and other similar obligations in an aggregate outstanding amount not to exceed $300,000,000.00;

(p)    [Reserved]; and

(q)    (i) the Second Lien Notes and (ii) other Permitted Second Lien Debt so long as (x) no Default or Event of Default has occurred and is continuing or would result the incurrence thereof and (y) the Leverage Ratio on a pro forma basis (including, if applicable, for any acquisition in connection with such incurrence of Indebtedness) does not exceed 3.00:1.00 upon the incurrence thereof.

Section 8.2    Liens, Etc.

The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, create or suffer to exist any Lien upon or with respect to any of their respective properties or assets, whether now owned or hereafter acquired, or assign, or permit any of its Restricted Subsidiaries to assign, any right to receive income, except for the following:

(a)    Liens created pursuant to the Loan Documents;

(b)    Liens existing on the Effective Date and disclosed on Schedule 8.2;

(c)    Customary Permitted Liens;

(d)    Liens securing Indebtedness permitted under Section 8.1(d) or (m):

(i)    in assets that are not Collateral (other than equipment);

(ii)    in property subject to and acquired, constructed or improved with the proceeds of a Capital Lease or purchase money Indebtedness (including any sale and leaseback transaction permitted under Section 8.13), in each case if (A) the Indebtedness secured thereby is incurred within 90 days after the date of such acquisition, construction or improvement of such property and does not exceed the lesser of the cost or Fair Market Value of such property at the time of such acquisition, construction or improvement and (B) such Liens do not apply to any other property (other than proceeds of such acquired, constructed or improved property) or assets of the Borrower or any of its Subsidiaries; or

(iii)    to which any property is subject at the time of the Borrower’s or a Restricted Subsidiary’s acquisition thereof on or after the Effective Date in accordance with this Agreement if such Liens do not apply to any other property (other than proceeds of such acquired property) of the Borrower or any of its Restricted Subsidiaries;

(e)    any Lien securing the renewal, extension, refinancing or refunding of any Indebtedness (other than the NO 105 Indebtedness) secured by any Lien permitted by clause (b) or (d) above or this clause (e) without any material change in the assets subject to such Lien;

(f)    Liens in favor of lessors securing operating leases not prohibited hereunder;

(g)    Liens arising out of judgments or awards and not constituting an Event of Default under Section 9.1(g);

(h)    Liens encumbering inventory, work-in-process and related property in favor of customers or suppliers securing obligations and other liabilities (other than Indebtedness) to such customers or suppliers to the extent such Liens are granted in the ordinary course of business and are consistent with past business practices;

(i)    [Reserved];

(j)    Liens with respect to foreign exchange netting arrangements and other treasury or cash management arrangements to the extent incurred in the ordinary course of business and consistent with past business practices; provided, that the aggregate outstanding amount of all such obligations and liabilities secured by such Liens shall not exceed $30,000,000.00 at any time;

(k)    Liens securing insurance premium financing permitted under Section 8.1(j) under customary terms and conditions; provided, that no such Lien may extend to or cover any property other than the insurance being acquired with such financing, the proceeds thereof and any unearned or refunded insurance premiums related thereto;

(l)    Liens not otherwise permitted by the foregoing clauses of this Section 8.2 securing obligations or other liabilities (other than Indebtedness for borrowed money) of the Borrower or any Restricted Subsidiary of the Borrower; provided, however, that the aggregate outstanding amount of all such obligations and liabilities secured by such Liens shall not exceed $30,000,000.00 at any time;

(m)    Liens on the Amazon and the Amazon Equipment securing Amazon Permitted Debt;

(n)    Liens securing reimbursement obligations in respect of Extended Letters of Credit;

(o)    Liens on receivables and related rights sold or purported to be sold pursuant to any Alternate Program in accordance with Section 8.4(l) (or any document executed by the Borrower or any Subsidiary of the Borrower in connection therewith);

(p)    [Reserved];

(q)    Liens on Collateral securing Permitted Second Lien Debt; and

(r)    Liens on up to $300,000,000.00 of cash, bank accounts and accounts receivable securing Indebtedness described in Section 8.1(h) and Section 8.1(o) and reimbursement or other obligations with respect to unmatured or undrawn, as applicable, Performance Guarantees; provided that the aggregate amount of cash securing Indebtedness described in Section 8.1(h) shall not exceed $50,000,000.00 at any time.

Without limiting the foregoing limitations, (x) unless the NO 105 is a Mortgaged Vessel, the Borrower shall not, and shall not permit any of its Subsidiaries to (x) create or suffer to exist any Lien upon or with respect to the NO 105 or (y) assign any right to receive income with respect to the NO 105, in either case to secure Indebtedness for borrowed money other than NO 105 Indebtedness and (y) the Borrower shall not, and shall not permit any of its Subsidiaries to (x) create or suffer to exist any Lien upon or with respect to the Altamira Yard or (y) assign any right to receive income with respect to the Altamira Yard, in either case to secure Indebtedness for borrowed money other than hereunder and pursuant to Permitted Second Lien Debt.

Section 8.3    Acquisitions

The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Acquisitions except any non-hostile Acquisition subject to the satisfaction of each of the following conditions:

(a)    the aggregate consideration (excluding performance-based contingent consideration (including, without limitation, earn-out payments and royalty payments)) in respect of all such Acquisitions made after the Effective Date does not exceed $300,000,000.00;

(b)    if the aggregate consideration in respect of any such Acquisition exceeds $10,000,000.00, the Administrative Agent shall receive prior written notice of such Acquisition, which notice shall include, without limitation, a description of such Acquisition with such detail as the Administrative Agent shall reasonably require;

(c)    immediately after giving effect to such Acquisition, Liquidity shall not be less than $150,000,000.00;

(d)    within the applicable time periods required pursuant to Section 7.11 and Section 7.12, after the closing of such Acquisition, the Borrower (or the Restricted Subsidiary making such Acquisition) and the target of such Acquisition (unless it is a Subsidiary that has not satisfied the Threshold Amount) shall have executed such documents and taken such actions as may be required under Section 7.11 and Section 7.12;

(e)    if such Acquisition involves the acquisition of one or more marine vessels, in each case having a Fair Market Value in excess of $10,000,000.00, such vessel or vessels, except in the case where acquired using Indebtedness permitted by Section 8.1(m) that is the subject of a Lien permitted under Section 8.2 existing at the time of (but not incurred in anticipation of) any such acquisition, shall within the applicable time periods required pursuant to Section 7.11, become Collateral pursuant to arrangements substantially similar to those made with respect to similar Mortgaged Vessels on the Effective Date; and

(f)    at the time of such Acquisition and after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the statement set forth in Section 3.2(b)(i) shall be true.

Section 8.4    Sale of Assets

The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, sell, convey, transfer, lease or otherwise dispose of any of their respective assets or any interest therein (including the sale or factoring of any accounts) to any Person, or permit or suffer any other Person to acquire any interest in any of their respective assets or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Stock or Stock Equivalent (any such disposition in excess of $2,000,000.00 per transaction or series of related transactions, being an “Asset Sale”) except for the following:

(a)    the sale or disposition of inventory (including fabricated projects for customers, such as offshore production platforms and related components) in the ordinary course of business;

(b)    transfers resulting from any taking or condemnation of any property of the Borrower or any of its Subsidiaries (or, as long as no Default or Event of Default has occurred and is continuing or would result therefrom, deed in lieu thereof);

(c)    as long as no Default or Event of Default is continuing or would result therefrom, the sale or disposition of equipment that the Borrower reasonably determines is no longer useful in its or its Subsidiaries’ business, has become obsolete, damaged or surplus or is replaced in the ordinary course of business;

(d)    as long as no Default or Event of Default is continuing or would result therefrom, the lease or sublease or chartering of property not constituting a sale and leaseback, to the extent not otherwise prohibited by this Agreement or the Mortgages;

(e)    as long as no Default or Event of Default is continuing or would result therefrom, non-exclusive assignments and licenses of intellectual property of the Borrower and its Subsidiaries in the ordinary course of business;

(f)    as long as no Default or Event of Default is continuing or would result therefrom, discounts, adjustments, settlements and compromises of Accounts and contract claims in the ordinary course of business;

(g)    any Asset Sale (i) to the Borrower or any Wholly-Owned Loan Party or (ii) by any Restricted Subsidiary that is not a Loan Party to the Borrower or another Restricted Subsidiary of the Borrower;

(h)    as long as no Default or Event of Default is continuing or would result therefrom, and subject to Section 2.9(a), any other Asset Sale (other than an Asset Sale in respect of a Mortgaged Vessel or Stock in a Mortgaged Vessel Owning Subsidiary) for Fair Market Value, at least 75% of which is payable in cash, Cash Equivalents or Specified Other Consideration upon such sale. For purposes of this clause (h), “Specified Other Consideration” shall mean, with respect to any Asset Sale, (i) Non-cash Consideration identified by the Borrower to the Administrative Agent in writing as being “Specified Other Consideration” for such Asset Sale and the amount thereof; provided that the amount of such Non-cash Consideration, together with the amount of Specified Other Consideration described in this clause (i) for all other Asset Sales after the Effective Date does not exceed $40,000,000.00; and (ii) in connection with any assets or property directly related to the Amazon, the amount of any liabilities or other obligations of the Borrower or a Restricted Subsidiary that is expressly assumed by the transferee of any such assets or property;

(i)    any Asset Sale of one or more Mortgaged Properties or Mortgaged Vessels or Stock in a Mortgaged Vessel Owning Subsidiary or a Subsidiary which directly or indirectly owns a Mortgaged Vessel Owning Subsidiary, subject to Section 2.9(a), and so long as (i) no Default or Event of Default is continuing or would result therefrom, (ii) the Asset Sale is for Fair Market Value, (iii) except to the extent that a Loan Party receives one or more marine vessels from another Person in trade or exchange for such assets so disposed of, at least 75% of the consideration for such Asset Sale consists of cash or Cash Equivalents received at closing of such Asset Sale, (iv) any marine vessel received from another Person in trade or exchange for such assets so disposed of shall concurrently with its acquisition be added to the Collateral pursuant to arrangements substantially similar to those made with respect to the Mortgaged Vessels on the Effective Date, and (v) immediately before and after giving effect to the Asset Sale, the Borrower shall be in pro forma compliance with Section 5.3 as of the most recent date of determination;

(j)    as long as no Default or Event of Default is continuing or would result therefrom, any Asset Sale of the Stock of any Captive Insurance Subsidiary for Fair Market Value, at least 75% of which is payable in cash or Cash Equivalents upon such sale;

(k)    Asset Sales permitted by Section 8.13; and

(l)    dispositions of any receivables and related rights pursuant to any Alternate Program permitted hereunder.

Section 8.5    Restricted Payments

The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, declare, order, pay or make any sum for any Restricted Payment except for:

(a)    Restricted Payments by the Borrower to any other Loan Party;

(b)    Restricted Payments by (i) any Restricted Subsidiary of the Borrower to any Loan Party or (ii) any Restricted Subsidiary that is not a Loan Party to another Restricted Subsidiary that is not a Loan Party;

(c)    Restricted Payments by any Restricted Subsidiary that is not a Wholly-Owned Subsidiary to any Loan Party and to any other direct or indirect holders of equity interests in such Restricted Subsidiary to the extent (i) such Restricted Payments are made pro rata among the holders of the equity interests in such Restricted Subsidiary or (ii) pursuant to the terms of the joint venture, charter, bylaws or other distribution agreement for such Restricted Subsidiary in form and substance approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed);

(d)    (i) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock or Stock Equivalents of the Borrower or any of its Subsidiaries (x) made solely with the proceeds received from the exercise of any warrant or option or (y) that is deemed to occur upon the cashless exercise of stock options or warrants and (ii) the repurchase, redemption or other acquisition or retirement for value of any Stock or Stock Equivalents of the Borrower or any Subsidiary held by any current or former officer, director or employee pursuant to any equity-based compensation plan, equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement in an aggregate amount not to exceed $30,000,000.00;

(e)    so long as no Default or Event of Default has occurred and is continuing, or would result therefrom, Restricted Payments made after the Effective Date in an aggregate amount not to exceed in any Fiscal Year the sum of (i) $25,000,000.00 plus (ii) the amount of Restricted Payments permitted to be made pursuant to the foregoing clause (e)(i) in the prior Fiscal Year and not made in such prior Fiscal Year;

(f)    Investments existing on the Effective Date and disclosed on Schedule 8.5, and any refinancings of such Investments to the extent constituting Indebtedness otherwise permitted under Section 8.1(b), provided such refinancing complies with the provisions of Section 8.1(e);

(g)    Investments in cash and Cash Equivalents;

(h)    Investments in accounts, contract rights and chattel paper (each as defined in the UCC), notes receivable and similar items arising or acquired from the sale of Inventory in the ordinary course of business consistent with the past practice of the Borrower and its Subsidiaries;

(i)    Investments received in settlement of amounts due to the Borrower or any Restricted Subsidiary of the Borrower effected in the ordinary course of business;

(j)    Investments by (i) any Loan Party in any other Loan Party or (ii) a Restricted Subsidiary of the Borrower that is not a Loan Party in the Borrower or any other Restricted Subsidiary of the Borrower;

(k)    loans or advances to employees of the Borrower or any of its Subsidiaries (or guaranties of loans and advances made by a third party to employees of the Borrower or any of its Subsidiaries) in the ordinary course of business in an aggregate outstanding principal amount not to exceed $1,000,000.00 at any time;

(l)    Guaranty Obligations permitted by Section 8.1;

(m)    direct or indirect Investments made after the Effective Date, including Letters of Credit and other credit support obligations, in Subsidiaries that are not Guarantors or Joint Ventures that are not Guarantors and that are in each case engaged in an Eligible Line of Business if (i) the aggregate amount thereof does not to exceed $350,000,000.00 or (ii) immediately after giving effect thereto, the Borrower would be in pro forma compliance with Section 5.1(b) for the most recent four quarter period for which financial statements are available if the maximum Leverage Ratio set forth therein were 0.50:1:00 less than the level set forth in Section 5.1(b) for such four quarter period.

(n)    Investments constituting Acquisitions permitted by Section 8.3;

(o)    [Reserved];

(p)    [Reserved];

(q)    (i) contributions to Joint Ventures and Subsidiaries that are not Loan Parties of assets not constituting Collateral and not required to be Collateral (other than assets that are not Collateral or required to be Collateral under clause (i) of the definition of “Excluded Asset” in the Pledge and Security Agreement) and (ii) Hedging Contracts (and payments thereunder) that are not speculative in nature entered into on behalf of Joint Ventures and Subsidiaries, so long as any payment by the Borrower or any Restricted Subsidiary under any such Hedging Contract is reimbursed by the applicable Joint Venture or Subsidiary in the ordinary course of business;

(r)    other than those disclosed on Schedule 8.5, direct or indirect Investments, including Letters of Credit and other credit support obligations, in Subsidiaries that are not Guarantors or Joint Ventures that are not Guarantors, but in each case are engaged in an Eligible Line of Business, in an aggregate amount not to exceed the lesser of (i) the Net Cash Proceeds received by the Borrower and its Restricted Subsidiaries of Indebtedness permitted to be incurred hereunder and (ii) $200,000,000.00;

(s)    [Reserved];

(t)    Investments resulting from any non-cash consideration received in an Asset Sale permitted by Section 8.4; and

(u)    repurchases, redemptions or other acquisitions or retirements for value of Stock of the Borrower made in lieu of withholding taxes in connection with any vesting of restricted Stock or any exercise, vesting or exchange of stock options, warrants or other similar rights.

Section 8.6    Restriction on Fundamental Changes

The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, (a) merge or consolidate with any Person (provided that, if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (i) any Wholly-Owned Restricted Subsidiary may merge into the Borrower so long as the Borrower is the surviving company, (ii) any Wholly-Owned Restricted Subsidiary may merge into or consolidate with any other Wholly-Owned Restricted Subsidiary in a transaction in which the surviving entity is a Wholly-Owned Restricted Subsidiary and no Person other than the Borrower or a Wholly-Owned

Restricted Subsidiary receives any consideration (provided that if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party), (iii) any Restricted Subsidiary of the Borrower may merge with another Person in a transaction constituting an Asset Sale permitted hereunder, and (iv) any Person (other than the Borrower) may merge or consolidate with or into any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary (and, if any party to such merger or consolidation is a Guarantor, is a Guarantor)) or (b) acquire or create any Subsidiary unless, after giving effect to such acquisition or creation, (i) the Borrower is in compliance with Section 7.11 and (ii) the Investment in such Subsidiary is permitted under Section 8.5.

Section 8.7    Change in Nature of Business

The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than the Eligible Line of Business.

Section 8.8    Transactions with Affiliates

The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate except (a) transactions among the Borrower and its Restricted Subsidiaries, (b) Restricted Payments otherwise permitted by this Agreement, (c) the payment of the operating expenses and capital expenditures of a Subsidiary of the Borrower, so long as such payment is in the ordinary course of business and consistent with past business practices with respect to such Subsidiary prior to the date hereof and (d) transactions in accordance with the agreements listed on Schedule 8.8 hereto.

Section 8.9    Restrictions on Subsidiary Distributions; No New Negative Pledge

Other than (a) pursuant to the Loan Documents or (b) pursuant to any secured Indebtedness or Capital Lease Obligations permitted by Section 8.1(b), (d), (e), (m), (p), or (q) so long as any prohibition or limitation is only effective against the assets securing such Indebtedness, the Borrower shall not, and shall not permit any Restricted Subsidiaries to, (i) except as in effect on the date hereof and other than for Joint Ventures and Subsidiaries that are not Guarantors, agree to enter into or suffer to exist or become effective any consensual encumbrance or consensual restriction of any kind on the ability of such Subsidiary to pay dividends or make any other distribution or transfer of funds or assets or make loans or advances to or other Investments in, or pay any Indebtedness owed to, the Borrower or any other Restricted Subsidiary of the Borrower or (ii) other than customary non-assignment provisions in contracts entered into in the ordinary course of business, enter into or permit to exist or become effective any enforceable agreement prohibiting or limiting the ability of the Borrower or any Restricted Subsidiary to create, incur, assume or permit to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, to secure the Obligations, including any agreement requiring any other Indebtedness or Contractual Obligation to be equally and ratably secured with the Obligations.

Section 8.10    Modification of Constituent Documents

The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, change its capital structure (including the terms of its outstanding Stock) or otherwise amend its Constituent Documents except those that do not materially and adversely affect the rights and privileges of the Borrower or any of its Restricted Subsidiaries and do not materially and adversely affect the interests of the Secured Parties under the Loan Documents or the rights and interests of any of them in the Collateral.

Section 8.11    Accounting Changes; Fiscal Year

The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, (a) make any material change in its accounting treatment and reporting practices or tax reporting practices, except as required by GAAP or any Requirement of Law and disclosed to the Lenders and the Administrative Agent or (b) change its Fiscal Year.

Section 8.12    Margin Regulations

The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

Section 8.13    Sale/Leasebacks

The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction after the Effective Date other than (a) any sale and leaseback occurring within 90 days after the acquisition of the property subject of such sale and leaseback and (b) any sale and leaseback in respect of the Amazon and the Amazon Equipment, unless (i) the proceeds of such transaction received by the Loan Parties equal the Fair Market Value of the properties subject to such transaction, (ii) such transaction does not involve a Mortgaged Vessel and (iii) after giving effect to such sale and leaseback transaction, the aggregate Fair Market Value of all properties covered at any one time by all sale and leaseback transactions occurring during any Fiscal Year and permitted hereunder does not exceed $10,000,000.00 in such Fiscal Year.

Section 8.14    Capital Expenditures

The Borrower shall not make or incur, or permit its Restricted Subsidiaries to make or incur, Capital Expenditures except that the Borrower and its Restricted Subsidiaries may make or incur Capital Expenditures during any Fiscal Year in an aggregate amount not in excess of (a) the amount set forth below for such Fiscal Year plus (b) the amount by which the amount set forth below for the immediately preceding Fiscal Year (if any) exceeds the amount of Capital Expenditures made or incurred by the Borrower and its Restricted Subsidiaries in such preceding Fiscal Year.

Fiscal Year	Amount
2017	$200,000,000.00
2018	$225,000,000.00
2019	$325,000,000.00
2020	$325,000,000.00
2021	$325,000,000.00
2022	$162,500,000.00

Section 8.15    Cancellation of Indebtedness Owed to It

The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, cancel any material claim or Indebtedness owed to any of them except (a) in the ordinary course of business, or (b) if such Indebtedness is owed by a Guarantor to a Loan Party, and such Indebtedness is either (i) cancelled in exchange for Stock of such Guarantor, (ii) converted into Stock of such Guarantor or (iii) converted such that it increases the paid-in-capital of such Loan Party in such Guarantor.

Section 8.16    No Speculative Transactions

The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any material speculative transaction or in any material transaction involving the entry into of Hedging Contracts by such Person except for the sole purpose of hedging in the ordinary course of business.

Section 8.17    Post-Termination Benefits

Except to the extent required under Section 4980B of the Code or similar state laws, the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, adopt any Employee Benefit Plan that provides health or welfare benefits (through the purchase of insurance or otherwise) to any retired or former employees, consultants or directors (or their dependents) of the Borrower or any of its Subsidiaries.

Section 8.18    Activities in Panama

The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, invest the proceeds of any Loan in any activity within the territory of the Republic of Panama if such activity will (i) generate taxable income under Panamanian tax laws that will have to be paid by the Borrower or any of its Subsidiaries to a Panamanian Governmental Authority; or (ii) cause any payment to a Lender or the Administrative Agent to be subject to Panamanian tax, including withholding tax.

Section 8.19    Vessel Flags

The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, change the flag under which any Mortgaged Vessel is registered or register a Mortgaged Vessel under any flag unless (a) the Borrower shall have provided at least 10 Business Days’ (or such shorter period permitted by the Administrative Agent in its sole discretion) advance notice to the Administrative Agent, (b) the flag under which such Mortgaged Vessel is to be registered is listed on Schedule 8.19 or is otherwise acceptable to the Administrative Agent in its sole discretion and (c) the Borrower:

(i) immediately after the occurrence of such transfer, causes the applicable Restricted Subsidiary to execute and deliver such new mortgages, recorded as required by the laws of the new flag state, new deeds of covenants, as applicable, all substantially similar to the existing mortgages and deeds of covenants for Mortgaged Vessels under such flag (“New Mortgage”), and other security instruments and other documents as shall be necessary to create in favor of the Administrative Agent for the ratable benefit of the Secured Parties a valid, legal and perfected first-priority Lien on, and security interest in, such vessel such that such vessel is a Mortgaged Vessel under the jurisdiction under which such vessel is to be flagged (subject to any liens expressly permitted by this Agreement and the Lien of the New Mortgage);

(ii) substantially simultaneously with such transfer, if requested by Administrative Agent, provides to Administrative Agent an opinion of counsel that the New Mortgage, upon recording, has been perfected under the laws of the new flag state and that it constitutes a valid, enforceable and first priority ship mortgage on the Mortgaged Vessel (other than liens expressly permitted by this Agreement and the Lien of the New Mortgage), or as the Administrative Agent may otherwise reasonably request; and

(iii) promptly after recording the New Mortgage, provides to the Administrative Agent with respect to the Mortgaged Vessel: an abstract of title or, at its discretion, a certificate of ownership or other similar document that reveals no Liens on the Vessel other than Liens expressly permitted by this Agreement and the Lien of the New Mortgage; copies of certificates of registries documentation; a copy of a confirmation of class certificate issued by the American Bureau of Shipping, DNV GL, Lloyd’s Register or another classification society acceptable to the Administrative Agent showing no conditions affecting class and, to the extent applicable to such Mortgaged Vessel, corresponding certificates of financial responsibility.

Section 8.20    Payments of Junior Priority Indebtedness

The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment or prepayment (including any redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment)

on account of principal of any Junior Priority Indebtedness, except (a) regularly scheduled principal payments as and when due in respect of any Junior Priority Indebtedness, (b) refinancings of Junior Priority Indebtedness with the proceeds of other Indebtedness permitted under Section 8.1 and (c) so long as no Default or Event of Default has occurred and is continuing, or would result therefrom, prepayments in an aggregate amount not to exceed $150,000,000 since the Effective Date. For purposes of calculating the amount of payments or prepayments under this Section 8.20, the amount of such payment or prepayment shall be the aggregate amount of cash paid by the Borrower and its Restricted Subsidiaries. The prepayment of NO 105 Indebtedness shall not be restricted by this Section 8.20.

Section 8.21    Use of Proceeds

(a)    The Borrower shall not use, whether directly or indirectly, the proceeds of any Borrowing or Letter of Credit, (i) in any manner that would constitute a violation of Sanctions by any party hereto or (ii) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in each case in violation of any Anti-Corruption Law applicable to the Borrower or its applicable Subsidiaries.

(b)    The Borrower shall not, directly or indirectly, fund all or part of any repayment or reimbursement of the Obligations out of proceeds derived from any transaction or activity involving a Sanctioned Person or Sanctioned Country, in each case in violation of Sanctions applicable to the Borrower or its applicable Subsidiaries.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.1    Events of Default

Each of the following events shall be an “Event of Default”:

(a)    the Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when the same becomes due and payable; or

(b)    the Borrower shall fail to pay when due and payable any interest on any Loan, any fee under any of the Loan Documents or any other Obligation (other than one referred to in clause (a) above) and such non-payment continues for a period of three Business Days after the due date therefor; or

(c)    any representation or warranty made or deemed made by any Loan Party in any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(d)    any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Article V, Section 6.3, Section 7.1, Section 7.6,

Section 7.13, or Article VIII or (ii) any other term, covenant or agreement contained in this Agreement or in any other Loan Document if such failure under this clause (ii) shall remain unremedied for 30 days after the earlier of (A) the date on which a Responsible Officer of the Borrower obtains actual knowledge of such failure and (B) the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(e)    (i) the Borrower or any of its Material Subsidiaries shall fail to make any payment on any Indebtedness of the Borrower or any such Material Subsidiary (other than (x) the Obligations and (y) Non-Recourse Indebtedness) or any Guaranty Obligation in respect of Indebtedness of any other Person, and, in each case, such failure relates to Indebtedness having a principal amount of $50,000,000.00 or more when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or (iii) any such Indebtedness shall become or be declared to be due and payable, or required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; provided that clauses (ii) and (iii) above shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or

(f)    (i) the Borrower or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against the Borrower or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts, under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property; provided, however, that, in the case of any such proceedings instituted against the Borrower or any of its Material Subsidiaries (but not instituted by the Borrower or any of its Subsidiaries), either such proceedings shall remain undismissed or unstayed for a period of 60 days or more or an order or decree approving or ordering any of the foregoing shall be entered, or (iii) the Borrower or any of its Material Subsidiaries shall take any corporate action to authorize any action set forth in clause (i) or (ii) above; or

(g)    one or more judgments, injunctions or orders (or other similar process) involving, in the case of a money judgment, an amount in excess of $50,000,000.00 in the aggregate (to the extent not covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage), shall be rendered against one or more of the Borrower and its Material Subsidiaries and shall remain unpaid and either (x) enforcement proceedings shall have been commenced by any creditor upon such judgment, injunction or order or (y) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment, injunction or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h)    (i) one or more ERISA Events shall occur and the amount of all liabilities and deficiencies resulting therefrom imposed on or which could reasonably be expected to be imposed directly on the Borrower, any of its Subsidiaries or any Guarantor, whether or not assessed, when taken together with amounts of all such liabilities and deficiencies for all other such ERISA Events exceeds $50,000,000.00 in the aggregate, or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 430 of the Code or under ERISA; or

(i)    any provision of any Collateral Document or any other Loan Document shall for any reason, except as permitted by the Loan Documents, cease to be valid and binding on, or enforceable against, any Loan Party which is a party thereto, or any Loan Party shall so state in writing; or

(j)    any Collateral Document shall for any reason fail or cease to create a valid Lien on any Collateral with an aggregate value of $15,000,000.00 or more purported to be covered thereby or, except as permitted by the Loan Documents, such Lien shall fail or cease to be a perfected and first priority Lien or any Loan Party shall so state in writing; or

(k)    there shall occur any Change of Control.

Section 9.2    Remedies

During the continuance of any Event of Default, the Administrative Agent (a) may, and, at the request of the Requisite Lenders, shall, by notice to the Borrower declare that all or any portion of the Revolving Commitments be terminated, whereupon the obligation of each Lender to make any Loan and each Issuer to Issue any Letter of Credit shall immediately terminate and (b) may and, at the request of the Requisite Lenders, shall, by notice to the Borrower, declare the Loans, all interest thereon and all other amounts and Obligations payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of any Event of Default specified in Section 9.1(f) with respect to the Borrower, (x) the Revolving Commitments of each Lender to make Loans and the commitments of each Lender and Issuer to Issue or participate in Letters of Credit shall each automatically be terminated and (y) the Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. In addition to the remedies set forth above, the Administrative Agent and the Collateral Agent may exercise any remedies provided for by the Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable law.

Section 9.3    Actions in Respect of Letters of Credit

Upon the Termination Date, the Borrower shall pay to the Administrative Agent in immediately available funds at the Administrative Agent’s office referred to in Section 11.8, for deposit in the Cash Collateral Account in accordance with Section 2.19(b), an amount equal to 105% of the sum of all outstanding Letter of Credit Obligations. The Administrative Agent may, from time to time after funds are deposited in any Cash Collateral Account with respect to Letters of Credit (and while an Event of Default has occurred and is continuing or after the acceleration of the Loans), apply funds then held in such Cash Collateral Account to the payment of any amounts as shall have become or shall become due and payable by the Borrower to the Issuers or Lenders in respect of the Letter of Credit Obligations. The Administrative Agent shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application.

ARTICLE X

THE ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 10.1    Authorization and Action

(a)    Appointment and Authority. Each of the Lenders and each Issuer hereby irrevocably appoints CA CIB (i) to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto and (ii) to act on behalf of each Lender, each Issuer and the other Secured Parties as the Collateral Agent hereunder and under the Collateral Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article X are solely for the benefit of the Administrative Agent, the Collateral Agent the Lenders and the Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions or any obligations with respect thereto.

(b)    Exculpatory Provisions. Neither the Administrative Agent nor the Collateral Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, neither the Administrative Agent nor the Collateral Agent: (i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing; (ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or the Collateral Agent, as applicable, is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that neither the

Administrative Agent nor the Collateral Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law; and (iii) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, nor shall be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, the Collateral Agent or any Affiliates of the foregoing in any capacity.

Neither the Administrative Agent nor the Collateral Agent shall be liable for any action taken or not taken by it (A) with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent or the Collateral Agent, as applicable, shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.1 and 9.2) or (B) in the absence of its own gross negligence or willful misconduct. The Administrative Agent and the Collateral Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent or the Collateral Agent, as applicable, by the Borrower, a Lender or an Issuer.

Neither the Administrative Agent nor the Collateral Agent shall be responsible for or have any duty to ascertain or inquire into (u) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (v) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (w) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (x) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (y) the value or the sufficiency of any Collateral, or (z) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or the Collateral Agent, as applicable.

(c)    Delegation of Duties. The Administrative Agent and the Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent or the Collateral Agent, as applicable. The Administrative Agent, the Collateral Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent, the Collateral Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent, as applicable.

Section 10.2    Administrative Agent’s Reliance, Etc.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the Issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuer prior to the making of such Loan or the Issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or any other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.3    The Agents Individually

The Person serving as each Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not such Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Persons serving as the Agents hereunder in such Person’s individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

Section 10.4    Lender Credit Decision

Each Lender and each Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.5    Indemnification

(a)    Each Lender agrees to indemnify the Administrative Agent, the Collateral Agent and each Issuer (in such capacities) and each of their respective Affiliates, and each of their respective Related Parties (to the extent not reimbursed by the Borrower), from and against such Lender’s aggregate Ratable Portion (determined at the time such indemnity is made) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, the Administrative Agent, the Collateral Agent or such Issuer or any of their respective Related Parties in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Administrative Agent, the Collateral Agent, or such Issuer under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s, Collateral Agent’s or such Issuer’s or such Related Party’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent, the Collateral Agent, or each Issuer as applicable, promptly upon demand for its Ratable Portion (determined at the time such reimbursement is made) of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by the Administrative Agent, the Collateral Agent, or such Issuer as applicable, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Administrative Agent, the Collateral Agent, or such Issuer, as applicable, is not reimbursed for such expenses by the Borrower or another Loan Party.

(b)    To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered, was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent in respect of tax or otherwise, including any penalties and interest and together with any all costs and expenses (including legal expenses, and any out of pocket expenses) incurred, whether or not such tax was correctly or legally imposed or asserted by the relevant Governmental Authority.

Section 10.6    Successor Agents

(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuers and the Borrower. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank (other than a Defaulting Lender) with an office in the United States of America, or an Affiliate of any such bank with an office in the United States of America. If no successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuer directly, until such time as the Requisite Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article X and Sections 11.3 and 11.4 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b)    The Collateral Agent may at any time give notice of its resignation to the Lenders, the Issuers and the Borrower. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank (other than a Defaulting Lender) with an office in the United States of America, or an Affiliate of any such bank with an office in the United States of America. If no successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may on behalf of the Lenders and the Issuers, appoint a successor Collateral Agent meeting the qualifications set forth above; provided that if the Collateral Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the Issuer under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Collateral Agent shall instead be made by or to each Lender and each Issuer directly, until such time as the Requisite Lenders appoint a successor Collateral Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Collateral Agent, and the retiring Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article X and Sections 11.3 and 11.4 shall continue in effect for the benefit of such retiring Collateral Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Collateral Agent was acting as Collateral Agent.

Section 10.7    Concerning the Collateral and the Collateral Documents

(a)    Each Lender and each Issuer agrees that any action taken by the Administrative Agent, the Collateral Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a different proportion of the Lenders) in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by the Administrative Agent, the Collateral Agent or the Requisite Lenders (or, where so required, such other proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be deemed authorized by and shall be binding upon all of the Lenders, Issuers and other Secured Parties. Without limiting the generality of the foregoing, the Administrative Agent and the Collateral Agent, as applicable, shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders and the Issuers with respect to all payments and collections arising in connection herewith and with the Collateral Documents, (ii) execute and deliver each Collateral Document and accept delivery of each such agreement delivered by the Borrower or any of its Subsidiaries, (iii) act as collateral agent for the Lenders, the Issuers and the other Secured Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Collateral Documents and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the Administrative Agent, the Collateral Agent, the Lenders, the Issuers and the other Secured Parties with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

(b)    Each of the Lenders and the Issuers hereby irrevocably consents, in accordance with the terms hereof, to the Collateral Agent’s release (or, in the case of clause (ii) below, release or subordination) of any Lien held by the Collateral Agent for the benefit of the Secured Parties against any of the following:

(i)    all of the Collateral, upon termination or expiration of the Revolving Commitments and payment in full of all Loans, Reimbursement Obligations and all other Obligations, including the cash collateralization of any obligations in respect of Letters of Credit to the extent required under this Agreement (other than contingent indemnification obligations for which no claims has been asserted, any Treasury Management Obligations and any Hedging Obligations) that the Collateral Agent has been notified in writing are then due and payable (and, in respect of contingent obligations in respect of Letters of Credit, with respect to which cash collateral has been deposited or a back-up letter of credit has been issued, in either case on terms reasonably satisfactory to the Administrative Agent and the applicable Issuers);

(ii)    any assets that are subject to a Lien permitted by Section 8.2(b), (d)(ii), (d)(iii) or (l) or any refinancings thereof permitted under Section 8.2(e); and

(iii)    if such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement), any Collateral sold or disposed of by a Loan Party and/or the guaranty of any Guarantor which has been voluntarily sold or disposed of by a Loan Party or otherwise ceases to be a Subsidiary of the Borrower as a result of a transaction permitted by this Agreement.

Each of the Lenders and the Issuers hereby irrevocably consents, in accordance with the terms hereof, to the Administrative Agent’s release any Guarantor from its obligations under the Pledge and Security Agreement if such release is permitted by Section 11.1(a)(viii). Each of the Lenders and the Issuers hereby irrevocably consents to the Collateral Agent’s execution, delivery and filing of such termination and partial release statements and such other things as are necessary to release Liens and guaranties to be released pursuant to this Section 10.7 promptly upon the effectiveness of any such release.

(c)    The Administrative Agent and the Collateral Agent are hereby authorized to enter into intercreditor arrangements with holders of Permitted Second Lien Debt. A copy of any documents evidencing such intercreditor arrangements will be made available to each Secured Party upon request. Each Secured Party (by receiving the benefits thereunder) acknowledges and agrees to the terms of such intercreditor arrangements and agrees that the terms thereof shall be binding on such Secured Party and its successors and assigns as if it were a party thereto.

Section 10.8    Collateral Matters Relating to Related Obligations

The benefit of the Loan Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of any Obligation that is otherwise owed to Persons other than the Administrative Agent, the Collateral Agent, the Lenders and the Issuers (collectively, “Related Obligations”) solely on the condition and understanding, as among the Collateral Agent and all Secured Parties, that (a) the Related Obligations shall be entitled to the benefit of the Loan Documents and the Collateral to the extent expressly set forth in this Agreement and the other Loan Documents and to such extent the Collateral Agent shall hold, and have the right and power to act with respect to, the Collateral Documents and the Collateral on behalf of and as agent for the holders of the Related Obligations, but the Collateral Agent is otherwise acting solely as agent for the Lenders and the Issuers and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any holder of Related Obligations, (b) all matters, acts and omissions relating in any manner to the Collateral Documents, the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the other Loan Documents and no separate Lien, right, power or remedy shall arise or exist in favor of any Secured Party under any separate instrument or agreement or in respect of any Related Obligation, (c) each Secured Party shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the other Loan Documents, by the Administrative Agent, the Collateral Agent and the Requisite Lenders (or such other group of the Lenders as shall be expressly provided for herein or in the other Loan Documents), each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Revolving Commitment and its own interest in the Loans, Letter of Credit Obligations and other Obligations arising under this Agreement or the other Loan Documents, without any duty or liability to any other Secured Party or as to any Related Obligation and without regard to whether any Related Obligation remains outstanding or is deprived of the benefit of the Collateral or becomes unsecured or is otherwise affected or put in jeopardy thereby, and (d) no holder of Related Obligations and no other Secured Party (except the Administrative Agent, the Collateral Agent, the Lenders and the Issuers, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the Loan Documents. Notwithstanding any other provision of any Loan Document to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Treasury Management Agreements and Hedging Contracts unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Secured Party, as the case may be.

Section 10.9    Other Agents

Anything herein to the contrary notwithstanding, none of the Syndication Agents, the Documentation Agents, the Arrangers or the Bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or an Issuer hereunder.

ARTICLE XI

MISCELLANEOUS

Section 11.1    Amendments, Waivers, Etc.

(a)    Except as provided in Section 2.21, no amendment or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be in writing and signed by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders) and, in the case of any amendment, by the Borrower, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, notwithstanding the foregoing, each Loan Document may be amended in accordance with its terms; provided, further, that no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby (or the Administrative Agent with the consent thereof), do any of the following:

(i)    waive any condition specified in Section 3.1 or 3.2(b), except with respect to a condition based upon another provision hereof, the waiver of which requires only the concurrence of the Requisite Lenders and, in the case of the conditions specified in Section 3.1, subject to the provisions of Section 3.3;

(ii)    increase the Revolving Commitment of such Lender;

(iii)    extend the scheduled final maturity of any Loan owing to such Lender or any Reimbursement Obligation payable to such Lender, or waive, reduce or postpone any scheduled date fixed for the payment or reduction of principal of any such Loan or Reimbursement Obligation or for the reduction of such Lender’s Revolving Commitment;

(iv)    reduce the principal amount of any Loan owing to such Lender or any Reimbursement Obligation payable to such Lender (in each case, other than by the payment or prepayment thereof);

(v)    reduce the rate or amount of interest on any Loan outstanding to such Lender or any Reimbursement Obligations outstanding or any fee payable hereunder to such Lender; provided, however, that only the consent of the Requisite Lenders shall be necessary to waive any obligation of the Borrower to pay interest or Letter of Credit Participation Fees at the default rate set forth in Section 2.4(h) and Section 2.12(b)(ii), respectively;

(vi)    postpone any scheduled date fixed for payment of such interest or fees owing to such Lender;

(vii)    (x) alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied as among the Lenders or (y) change the aggregate Ratable Portions of Lenders required for any or all Lenders to take any action hereunder;

(viii)    (x) release all or substantially all of the Collateral except as provided in Section 10.7(b)(i) or (y) release the Borrower from its payment obligation to such Lender under this Agreement or the Notes owing to such Lender (if any) or (z) release any Guarantor from its obligations under the Pledge and Security Agreement except in connection with the sale or other disposition of such Guarantor (or all or substantially all of the assets thereof) permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement); provided, however, that notwithstanding the foregoing clause (z), each of the following may be released with the consent of the Administrative Agent: (x) any Immaterial Guarantor, (y) any other Guarantor that ceases to be a Subsidiary of the Borrower as the result of a transaction permitted hereunder and (z) any Guarantor that, as a result of its status as a Guarantor, would be required to take any action that at such time (I) is prohibited by (A) any Governmental Authority with authority over such Guarantor or (B) applicable law, (II) requires the consent of a Governmental Authority that has not been obtained or (III) is not within such Guarantor’s legal capacity or authority, in each case after taking all available steps other than those steps that the Administrative Agent shall determine from time to time in its sole discretion are not reasonable at such time; or

(ix)    amend Section 2.13(e) or (f), Section 10.7(b), this Section 11.1, the sharing provisions of Section 11.7 or the definitions of the terms “Requisite Lenders” or “Ratable Portion”; and

provided, further, that notwithstanding the foregoing: (v) no amendment shall be made to this clause (a) without the prior written consent of each Lender, (w) no amendment, waiver or consent shall, unless in writing and signed by any Special Purpose Vehicle that has been granted an option pursuant to Section 11.2(g), affect the grant or nature of such option or the right or duties of such Special Purpose Vehicle hereunder, (x) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents, (y) no amendment, waiver or consent shall, unless in writing and signed by such Issuer, affect the rights or duties of any Issuer under this Agreement or the other Loan Documents and (z) each fee letter entered into by a Loan Party in connection with this Agreement may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the Lenders other than Defaulting Lender), except that (x) the Revolving Commitments of any Defaulting Lender may not be increased or extended without the consent of such

Lender, (y) the principal amount of any Loan owing to a Defaulting Lender or any Reimbursement Obligation payable to such Defaulting Lender may not be reduced without the consent of such Lender (in each case, other than by the payment or prepayment thereof) and (z) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(b)    The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(c)    If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 11.1(c) being referred to as a “Non-Consenting Lender”), then, at the Borrower’s request, the Administrative Agent or an Eligible Assignee reasonably acceptable to the Administrative Agent (provided, that any Lender, Affiliate of a Lender or an Approved Fund shall be acceptable) shall have the right (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon such request and acceptance, sell and assign to the Lender acting as the Administrative Agent or such Eligible Assignee, all of the Revolving Commitments and applicable Outstandings of such Non-Consenting Lender for an amount equal to the principal balance of all applicable Loans held by the Non-Consenting Lender and all accrued interest and fees with respect thereto and other amounts due and payable hereunder through the date of sale, such purchase and sale to be consummated pursuant to an Assignment and Acceptance, and the Assignee shall pay any processing and recordation fee (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided, however, that the failure to execute such Assignment and Acceptance by the Non-Consenting Lender shall not invalidate such assignment, and such Assignment and Acceptance shall be deemed to be executed upon receipt by such Non-Consenting Lender of the proceeds of such sale and acceptance.

(d)    Notwithstanding anything herein to the contrary, each of the Secured Parties hereby authorize the Collateral Agent to release (i) the Mortgage made by McDermott, Inc. on the marine vessel Intermac 600, (ii) the Mortgage made by McDermott, Inc. on the Mortgaged Property located at the Port of Gulfport, Mississippi, together with any other Collateral Documents related thereto, upon receipt by Administrative Agent of evidence in form and substance reasonably satisfactory to the Administrative Agent of the release of such Collateral from all mortgages and other liens securing the Existing Second Lien Notes if at such time (x) the Loan Parties would not otherwise be required under Sections 7.11 or 7.12 to deliver a Mortgage or other Collateral Document in respect of such property and (y) such property is free and clear of all other Liens securing Indebtedness. The foregoing shall not limit the Loan Parties’ obligations under Sections 7.11 or 7.12 following any such release.

Section 11.2    Assignments and Participations

(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (b) below, (ii) by way of participation in accordance with the provisions of clause (d) below or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (f) below (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) below and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Arrangers, the Bookrunners, the Syndication Agents, the Documentation Agent, the Lenders, and the Issuers) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts. (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in clause (A) above, the aggregate amount of the Revolving Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Revolving Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $5,000,000.00 unless the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Revolving Commitment.

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) above and, in addition: (A) the consent of the Borrower (such consent not to be unreasonably withheld) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof; (B) the consent of the Administrative Agent and each Issuer (such consents not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and (C) the consent of each Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv)    Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500.00, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)    No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii)    No Assignment to Defaulting Lenders. No such assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons.

(viii)    [Reserved].

(ix)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative

Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Ratable Portion. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) below, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14, 11.4 and 11.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) below.

(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address referred to in Section 11.8 a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and Issuers, and the Revolving Commitments of, and principal amounts of the Loans and Reimbursement Obligations owing to, each Lender or Issuer pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuers and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower, the Issuers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such

Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver which would (x) reduce the amount, or postpone any date fixed for any amount (whether of principal, interest or fees) payable to such Participant under the Loan Documents, to which such Participant would otherwise be entitled under such participation, (y) increase the commitment applicable to such Participant or (z) result in the release of all or substantially all of the Collateral or the release of all or substantially all of the Guarantees. Subject to clause (e) below, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) above. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.6 as though it were a Lender, provided such Participant agrees to be subject to Section 11.7 as though it were a Lender.

(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.14(c), 2.15 and 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, except to the extent such entitlement to receive a greater payment results from a change in applicable Requirement of Law that occurs after the Participant acquired the applicable participation. A Participant shall be entitled to the benefits of Section 2.16 as if it were a Lender which received its interest pursuant to an assignment pursuant to paragraph (b) of this Section, but only if the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Sections 2.16, 2.17 and 2.18 as though it were a Lender.

(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)    In addition to the other assignment rights provided in this Section 11.2, each Lender may (i) grant to a Special Purpose Vehicle the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder and the exercise of such option by any such Special Purpose Vehicle and the making of Loans pursuant thereto shall satisfy (once and to the extent that such Loans are made) the obligation of such Lender to make such Loans thereunder, provided, however, that nothing herein shall constitute a commitment or an offer to commit by such a Special Purpose Vehicle to make Loans hereunder and no such Special Purpose Vehicle shall be liable for any indemnity or other Obligation (other than the making of Loans for which such Special Purpose Vehicle shall have exercised an option, and then only in accordance with the relevant option agreement), and (ii) assign, as collateral or otherwise, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans) to (y) any trustee for the benefit of the holders of such Lender’s Securities or any other holder of a Lender’s debt obligations or representative of such holder or (z) to any Special Purpose Vehicle to which such Lender has granted an option pursuant to clause (i) above, in each case without notice to or consent of the Borrower or the Administrative Agent; and provided, further, that no such assignment or grant shall release such Lender from any of its obligations hereunder except as expressly provided in clause (i) above. The parties hereto acknowledge and agree that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any such Special Purpose Vehicle, it will not institute against, or join any other Person in instituting against, any Special Purpose Vehicle that has been granted an option pursuant to this clause (g) any bankruptcy, reorganization, insolvency or liquidation proceeding (such agreement shall survive the payment in full of the Obligations).

(h)    Any Issuer may, with, unless an Event of Default has occurred and is continuing, the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed) at any time assign its rights and obligations hereunder to any other Lender that is not a Defaulting Lender by an instrument in form and substance satisfactory to the Borrower, the Administrative Agent, such Issuer and such Lender. If any Issuer ceases to be a Lender hereunder by virtue of any assignment made pursuant to this Section 11.2(h), then, as of the effective date of such cessation, such Issuer’s obligations to Issue Letters of Credit pursuant to Section 2.4 shall terminate and such Issuer shall be an Issuer hereunder only with respect to outstanding Letters of Credit issued prior to such date.

Section 11.3    Costs and Expenses

(a)    The Borrower agrees upon demand to pay, or reimburse the Administrative Agent for all of the Administrative Agent’s reasonable external audit, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and all of the Administrative Agent’s reasonable out-of-pocket legal expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including, without limitation, the reasonable fees, expenses and disbursements of the Administrative Agent’s counsel, Bracewell LLP, local legal counsel, auditors, accountants, appraisers, printers, insurance and environmental advisors, and other consultants and agents, including any third party consultant engaged by the Administrative Agent to evaluate the Borrower and its Subsidiaries) incurred by the Administrative Agent in connection with any of the following: (i) the Administrative Agent’s audit and investigation of the Borrower and its Subsidiaries in connection with the preparation, negotiation or execution of any Loan Document or, if an Event of Default has occurred and is continuing, the Administrative Agent’s periodic audits of the Borrower or any of its Subsidiaries (which audit expenses shall be reimbursed only if conducted when an Event of Default has occurred and is continuing), as the case may be, (ii) the preparation, negotiation, execution or interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any condition set forth in Article III, any Loan Document or any proposal letter or engagement letter issued in connection therewith, or the making of the Loans hereunder), (iii) the creation, perfection or protection of the Liens under any Loan Document (including any reasonable fees, disbursements and expenses for local counsel in various jurisdictions), (iv) the ongoing administration of this Agreement and the Loans and Letters of Credit, including consultation with attorneys in connection therewith and with respect to the Administrative Agent’s and the Collateral Agent’s rights and responsibilities hereunder and under the other Loan Documents, (v) the protection, collection or enforcement of any Obligation or the enforcement of any Loan Document, (vi) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, any Loan Party, any of the Borrower’s Subsidiaries, this Agreement or any other Loan Document, (vii) the response to, and preparation for, any subpoena or request for document production with which any Agent is served or deposition or other proceeding in which any Agent is called to testify, in each case, relating in any way to the Obligations, any Loan Party, any of the Borrower’s Subsidiaries, this Agreement or any other Loan Document or (viii) any amendment, consent, waiver, assignment, restatement, or supplement to any Loan Document or the preparation, negotiation, and execution of the same; provided, however, that the Borrower shall not have any obligation under clauses (vi) and (vii) hereunder in connection with any action brought by one Secured Party against another Secured Party (except in its capacity as an Agent, if applicable). The Borrower also agrees upon demand to pay all reasonable out-of-pocket expenses incurred by an Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder.

(b)    The Borrower further agrees to pay or reimburse each Agent and each of the Lenders and Issuers upon demand for all reasonable out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees (including allocated costs of internal counsel and costs of settlement), incurred by such Agent, such Lenders or Issuers in connection with any of the following: (i) in enforcing any Loan Document or any security therefor or exercising or enforcing any other right or remedy available by reason of an Event of Default, (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding, (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, any Loan Party, any of the Borrower’s Subsidiaries and related to or arising out of the transactions contemplated hereby or by any other Loan Document or (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clause (i), (ii) or (iii) above; provided, however, that the Borrower shall not have any obligation under clause (iii) hereunder in connection with any action brought by one Secured Party against another Secured Party (except in its capacity as an Agent, if applicable).

(c)    Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 11.3 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Commitments and the repayment, and the satisfaction or discharge of the Obligations

Section 11.4    Indemnities

(a)    The Borrower agrees to and hereby does indemnify and hold harmless each Agent, each Lender and each Issuer and each of their respective Related Parties (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III) and each of their respective successors and assigns (each such Person being an “Indemnitee”) from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses of any kind or nature (including reasonable and customary fees, disbursements and expenses of financial and legal advisors to any such Indemnitee) that may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not any such Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower or any of its Affiliates, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Loan Document, any Obligation, any Letter of Credit or any act, event or transaction related or attendant to any thereof, or the use or intended use of the proceeds of the Loans or Letters of Credit or in connection with any investigation of any potential matter covered hereby (collectively, the “Indemnified Matters”); provided, however, that the Borrower shall not have any obligation under this Section 11.4 to an

Indemnitee with respect to (i) any Indemnified Matter caused by or resulting from the gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order or order of an arbitral tribunal and (ii) any action brought by one Secured Party against another Secured Party (except in its capacity as an Agent, if applicable). Without limiting the foregoing, “Indemnified Matters” include (i) all Environmental Liabilities and Costs arising from or connected with the past, present or future operations of the Borrower or any of its Subsidiaries involving any property subject to a Collateral Document, or damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Contaminants on, upon or into such property or any contiguous real estate, (ii) any costs or liabilities incurred in connection with any Remedial Action concerning the Borrower or any of its Subsidiaries, (iii) any costs or liabilities incurred in connection with any Environmental Lien and (iv) any costs or liabilities incurred in connection with any other matter under any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (49 U.S.C. § 9601 et seq.) and applicable state property transfer laws, whether, with respect to any such matter, such Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor in interest to the Borrower or any of its Subsidiaries, or the owner, lessee or operator of any property of the Borrower or any of its Subsidiaries by virtue of foreclosure, except, with respect to those matters referred to in clauses (i), (ii), (iii) and (iv) above, to the extent (x) incurred following foreclosure (or deed in lieu thereof) by the Administrative Agent, any Lender or any Issuer, or the Administrative Agent, any Lender or any Issuer having become the successor in interest to the Borrower or any of its Subsidiaries and (y) attributable solely to acts of the Administrative Agent, such Lender or such Issuer or any agent on behalf of the Administrative Agent, such Lender or such Issuer. This Section 11.4(a) shall not apply with respect to taxes other than any taxes that represent losses or damages arising from any non-tax claim.

(b)    The Borrower shall and does hereby indemnify each Agent, each Lender and each Issuer for, and hold each Agent, each Lender and each Issuer harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against any Agent, any Lender and any Issuer for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of any Loan Party or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

(c)    Promptly after receipt by an Indemnitee of service of any complaint or the commencement of any action or proceeding with respect to an Indemnified Matter, such Indemnitee will notify the Borrower in writing of such complaint or of the commencement of such action or proceeding, but failure to so notify the Borrower will relieve the Borrower from the obligation to indemnify such Indemnitee only if and only to the extent that such failure results in the forfeiture by the Borrower of substantial rights and defenses that actually and materially prejudice the Borrower, and will not in any event relieve the Borrower from any other obligation or liability that the Borrower may have to any Indemnitee otherwise than in accordance with the provisions hereof. If the Borrower so elects following its acknowledgment of its obligation to indemnify the Indemnitee, or if requested by such Indemnitee, the Borrower will assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to such Indemnitee and the payment of the fees and disbursements of such counsel. In the event, however, such Indemnitee reasonably determines in its judgment that having common counsel would present such counsel with a conflict of interest or if the defendants in or targets of any such action or proceeding include an Indemnitee and the Borrower and such Indemnitee reasonably concludes that there may be legal defenses available to it or other Indemnitees that are different from or in addition to those available to the Borrower, or if the Borrower fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to such Indemnitee in a timely manner, then such Indemnitee may employ separate counsel to represent or defend it in any such action or proceeding and the Borrower will pay the reasonable and customary fees and disbursements of such counsel; provided, however, that the Borrower will not be required to pay the fees and disbursements of more than one separate counsel (in addition to local counsel) for such Indemnitee in any jurisdiction in any single action or proceeding. In any action or proceeding the defense of which the Borrower assumes, the Indemnitee will have the right to participate in such litigation and to retain its own counsel at such Indemnitee’s own expense.

(d)    The Borrower agrees that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this Section 11.4) or any other Loan Document shall (i) survive payment in full of the Obligations and (ii) inure to the benefit of any Person that was at any time an Indemnitee under this Agreement or any other Loan Document.

Section 11.5    Limitation of Liability

The Borrower agrees that no Indemnitee shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any Loan Party or any of their respective Subsidiaries or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Loan Documents, except for direct damages (as opposed to special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings)) determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence or willful misconduct. The Borrower hereby waives, releases and agrees (for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 11.6    Right of Set-off

Upon the occurrence and during the continuance of any Event of Default, each Lender and each Affiliate of any of them is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or any of their respective Affiliates to or for the credit or the account of the Borrower against any and all of the Obligations now or hereafter existing whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and even though such Obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender or its respective Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. In the event that any Defaulting Lender shall exercise any right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section 11.6 are in addition to the other rights and remedies (including other rights of set-off) that such Lender may have.

Section 11.7    Sharing of Payments, Etc.

(a)    (i) Subject to Section 2.13(f), if any Lender obtains any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) of the Loans owing to it, any interest thereon, fees in respect thereof or other Obligations hereunder (other than payments pursuant to Section 2.14, 2.15 or 2.16 or fees paid to any Lender in connection with such Lender consenting to any amendment, waiver or consent to any Loan Document) in excess of its Ratable Portion of all payments of such Obligations obtained by all the Lenders, except as the result of a refinancing of the Revolving Commitments, such Lender (each, a “Purchasing Lender”) shall forthwith purchase from the other Lenders (each, a “Selling Lender”) such participations in their Loans or other Obligations as shall be necessary to cause such Purchasing Lender to share the excess payment ratably with each of them.

(ii)    Except as expressly provided otherwise with respect to Defaulting Lenders, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Revolving Commitment Fees, each reduction of the Revolving Commitments and each conversion of any Borrowing to or continuation of any Borrowing shall be allocated pro rata among the Lenders in accordance with their respective Revolving Commitments (or, if Revolving Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

(b)    If all or any portion of any payment received by a Purchasing Lender is thereafter recovered from such Purchasing Lender, such purchase from each applicable Selling Lender shall be rescinded and such Selling Lender shall repay to the Purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Selling Lender’s ratable share (according to the proportion of (i) the amount of such Selling Lender’s required repayment in relation to (ii) the total amount so recovered from the Purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.

(c)    The Borrower agrees that any Purchasing Lender so purchasing a participation from a Selling Lender pursuant to this Section 11.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Purchasing Lender were the direct creditor of the Borrower in the amount of such participation.

Section 11.8    Notices, Etc.

All notices, demands, requests and other communications provided for in this Agreement shall be given in writing, or, if consented to by the Administrative Agent, by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(a)    if to the Borrower:

McDermott International, Inc.

757 North Eldridge Parkway

Houston, Texas 77079

Attention: Treasurer

Telecopy No.: (281) 870-5125

with a copy to:

McDermott International, Inc.

757 North Eldridge Parkway

Houston, Texas 77079

Attention: General Counsel

Telecopy No.: (281) 870-5697

and

Baker Botts L.L.P.

910 Louisiana Street

Houston, TX 77002

Attention: Ted Paris, Esq.

Telecopy No.: (713) 229-7738

E-Mail Address: ted.paris@bakerbotts.com

(b)    if to any Lender, at its Domestic Lending Office;

(c)    if to any Issuer, (i) at its Domestic Lending Office, if such Issuer is a Lender or (ii) otherwise, at the Domestic Lending Office of any Lender Affiliated therewith or, in each case at any other address set forth in a notice sent to the Administrative Agent and the Borrower; and

(d)    if to the Administrative Agent:

Crédit Agricole Corporate

and Investment Bank

1301 Avenue of the Americas

New York, NY 10019

Attention: Agnes Castillo

Telecopy No.: 917-849-5463 or 917-849-5456

or at such other address as shall be notified in writing (x) in the case of the Borrower and the Administrative Agent, to the other parties and (y) in the case of all other parties, to the Borrower and the Administrative Agent. All such notices and communications shall be effective upon personal delivery (if delivered by hand, including any overnight courier service), when deposited in the mails (if sent by mail), or when properly transmitted (if sent by a telecommunications device or through the Internet); provided, however, that notices and communications to the Administrative Agent pursuant to Article II or X shall not be effective until received by the Administrative Agent (unless otherwise expressly provided hereunder).

In the event that any Public-Side Lender has determined for itself to not access any information disclosed through IntraLinks, Debtdomain or otherwise, such Public-Side Lender acknowledges that (x) other Lenders may have availed themselves of such information and (y) neither any Loan Party nor any Agent has any responsibility for such Public-Side Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents.

Section 11.9    No Waiver; Remedies

No failure on the part of any Lender, any Issuer or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent and the Collateral Agent in accordance with Section 9.2 for the benefit of all the Secured Parties; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent or Collateral Agent) hereunder and under the other Loan Documents, (b) the Issuers from exercising the rights and remedies that inure to their respective benefit (solely in their capacity as Issuers) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.6 (subject to the terms of Section 11.7, or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent or Collateral Agent hereunder and under the other Loan Documents, then (i) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent and the Collateral Agent pursuant to Section 9.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) above and subject to Section 11.7, any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.

Section 11.10    Binding Effect

This Agreement shall become effective when it shall have been executed by each of the parties hereto and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

Section 11.11    Governing Law

This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York, without regard to its conflicts of laws provisions.

Section 11.12    Submission to Jurisdiction; Service of Process

(a)    Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York sitting in New York County or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each party hereto hereby accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts, except that the Agents, Issuers or Lenders may bring legal action or proceedings in other appropriate jurisdictions with respect to the enforcement of its rights with respect to the Collateral. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(b)    The Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing (by registered or certified mail, postage prepaid) of copies of such process to J. Ray McDermott Holdings, LLC (at 757 North Eldridge Parkway, Houston, Texas 77079) or the Borrower at its address specified in Section 11.8. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)    Nothing contained in this Section 11.12 shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against the Borrower or any other Loan Party in any other jurisdiction.

(d)    To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), the Borrower hereby irrevocably waives such immunity in respect of its obligations hereunder.

Section 11.13    Waiver of Jury Trial

EACH AGENT AND EACH OF THE LENDERS, THE ISSUERS AND THE BORROWER WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

Section 11.14    Marshaling; Payments Set Aside

None of the Administrative Agent, any Lender or any Issuer shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Administrative Agent, the Lenders or the Issuers or any such Person receives payment from the proceeds of the Collateral or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 11.15    Section Titles

The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference such section. If a numbered reference to a clause, sub-clause or subsection hereof is immediately followed by a reference in parenthesis to the title of a section hereof containing such clause, sub-clause or subsection, the reference is only to such clause, sub-clause or subsection and not to the section generally. If a numbered reference to a section hereof is immediately followed by a reference in parenthesis to a section hereof, the title reference shall govern in case of direct conflict.

Section 11.16    Execution in Counterparts

This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart hereof.

Section 11.17    Entire Agreement

This Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. Delivery of an executed signature page of this Agreement by facsimile transmission or other electronic imaging means shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all parties shall be lodged with the Borrower and the Administrative Agent.

Section 11.18    Confidentiality

Each of the Administrative Agent, the Lenders and the Issuers agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective Related Parties, to any insurance broker, and to any provider of credit protection (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations or (C) any Special Purpose Vehicle that is a grantee of any option described in Section 11.2(g) or to any pledgee referred to in Section 11.2(f) or (g), (vii) with the consent of the Borrower or (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.18 or (y) becomes available to the Administrative Agent, any Lender, any Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower and its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section 11.18 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of the Administrative Agent, the Lenders and the Issuers acknowledges that (a) the Information may include MNPI concerning the Borrower or its Subsidiaries, as the case may be and (b) it has developed compliance procedures regarding the use of such MNPI.

Section 11.19    Judgment Currency

(a)    If, for the purposes of obtaining or enforcing any judgment or award in any court, or for making or filing a claim or proof, it is necessary to convert a sum due hereunder in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, Administrative Agent could purchase the Original Currency with such Other Currency in New York, New York on the Business Day immediately preceding the day on which any such judgment, or any relevant part thereof, is given.

(b)    The obligations of the Borrower in respect of any sum due from it to any Agent or Lender hereunder shall, notwithstanding any judgment or award in such Other Currency, be discharged only to the extent that on the Business Day following receipt by such Agent or Lender of any sum adjudged to be so due in such Other Currency such Agent or Lender may in accordance with normal banking procedures purchase the Original Currency with such Other Currency; if the Original Currency so purchased is less than the sum originally due such Agent or Lender in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Agent or Lender against such loss, and if the Original Currency so purchased exceeds the sum originally due to such Agent or Lender in the Original Currency, such Agent or Lender shall remit such excess to the Borrower.

Section 11.20    Severability

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.20, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or any Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 11.21     Acknowledgement and Consent to Bail-In of EEA Financial Institutions

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 11.22    Interest Rate Limitation

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 11.23    Amendment and Restatement

It is the intention of the Borrower, the Agents, the Lenders and the Issuers, and such parties hereby agree, from and after the Effective Date, that this Agreement amends and restates the Existing Credit Agreement in its entirety, and that (a) such amendment and restatement shall operate to renew, amend and modify certain of the rights and obligations of the parties under the Existing Credit Agreement as provided herein, but shall not act as a novation thereof, and (b) the Liens securing the “Obligations” under and as defined in the Existing Credit Agreement shall not be extinguished, but shall be carried forward and shall secure such Obligations as renewed, amended, restated, and modified hereby. From and after the Effective Date, all references to the “Credit Agreement” or otherwise to the Existing Credit Agreement contained in any Loan Document shall be deemed to refer to this Agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

McDermott International, Inc. as Borrower

By:	/s/ Ty Lawrence
Name:	Ty Lawrence
Title:	Vice President, Treasurer and Investor Relations

Signature Page to Amended and Restated Credit Agreement

Crédit Agricole Corporate and Investment Bank, as Administrative Agent, Collateral Agent, Issuer and Lender

By:	/s/ Michael Willis
Name:	Michael Willis
Title:	Managing Director

By:	/s/ Page Dillehunt
Name:	Page Dillehunt
Title:	Managing Director

Signature Page to Amended and Restated Credit Agreement

Wells Fargo Bank, N.A. as Issuer and Lender

By:	/s/ Robert Corder
Name:	Robert Corder
Title:	Director

Signature Page to Amended and Restated Credit Agreement

ABN AMRO Capital USA LLC as Issuer and Lender

By:	/s/ Justin K. Martin
Name:	Justin K. Martin
Title:	Vice President

By:	/s/ R. Bisscheroux
Name:	R. Bisscheroux
Title:	Director

Signature Page to Amended and Restated Credit Agreement

Compass Bank dba BBVA Compass as Issuer and Lender

By:	/s/ Aaron Lloyd
Name:	Aaron Lloyd
Title:	Director

Signature Page to Amended and Restated Credit Agreement

ING Capital LLC as Issuer and Lender

By:	/s/ Cheryl LaBelle
Name:	Cheryl LaBelle
Title:	Managing Director

By:	/s/ Tanja van der Woude
Name:	Tanja van der Woude
Title:	Director

Signature Page to Amended and Restated Credit Agreement

Barclays Bank PLC as Lender

By:	/s/ Ben Musto
Name:	Ben Musto
Title:	Assistant Vice President

Signature Page to Amended and Restated Credit Agreement

Standard Chartered Bank as Lender

By:	/s/ Stephen Hackett
Name:	Stephen Hackett
Title:	Regional Head, Structured Finance

Signature Page to Amended and Restated Credit Agreement

NIBC Bank N.V. as Lender

By:	/s/ Sven de Veij
Name:	Sven de Veij
Title:	Head of Oil & Gas Services

By:	/s/ Saskia Hovers
Name:	Saskia Hovers
Title:	Managing Director

Signature Page to Amended and Restated Credit Agreement

Woodforest National Bank as Lender

By:	/s/ Jack G. Legendre
Name:	Jack G. Legendre
Title:	Sr. Vice President

Signature Page to Amended and Restated Credit Agreement

Whitney Bank as Lender

By:	/s/ Eric Luttrell
Name:	Eric Luttrell
Title:	SVP—Corporate Banking

Signature Page to Amended and Restated Credit Agreement

Schedule I

to the Credit Agreement

REVOLVING COMMITMENTS

Lender	Revolving Commitment
Crédit Agricole Corporate and Investment Bank	$150,000,000.00
Wells Fargo Bank, N.A.	$125,000,000.00
ABN AMRO Capital USA LLC	$125,000,000.00
Compass Bank dba BBVA Compass	$100,000,000.00
ING Capital LLC	$100,000,000.00
Barclays Bank PLC	$90,000,000.00
Standard Chartered Bank	$50,000,000.00
NIBC Bank N.V.	$30,000,000.00
Woodforest National Bank	$25,000,000.00
Whitney Bank	$15,000,000.00

Total	$810,000,000.00

Schedule II

to the Credit Agreement

LETTER OF CREDIT ISSUER COMMITMENTS

Lender	Letter of Credit Issuer Commitment
Crédit Agricole Corporate and Investment Bank	$400,000,000.00
Wells Fargo Bank, N.A.	$200,000,000.00
ABN AMRO Capital USA LLC	$125,000,000.00
Compass Bank dba BBVA Compass	$125,000,000.00
ING Capital LLC	$125,000,000.00

Schedule III

to the Credit Agreement

GUARANTORS

	Name	Jurisdiction of Organization
1.	CHARTERING COMPANY (SINGAPORE) PTE. LTD.	Singapore
2.	DEEPSEA (AMERICAS) LLC	Texas
3.	DEEPSEA (EUROPE) LIMITED	United Kingdom
4.	DEEPSEA GROUP LIMITED	United Arab Emirates (Ras Al Kaimah Free Trade Zone)
5.	DEEPSEA (UK) LIMITED	United Kingdom
6.	DEEPSEA (US) INCORPORATED	Texas
7.	EASTERN MARINE SERVICES, INC.	Panama
8.	ELDRIDGE PTE. LTD.	Singapore
9.	HYDRO MARINE SERVICES, INC.	Panama
10.	INTERNATIONAL VESSELS LTD	Mauritius
11.	J. RAY HOLDINGS, INC.	Delaware
12.	J. RAY MCDERMOTT (AUST.) HOLDING PTY. LIMITED	Australia
13.	J. RAY MCDERMOTT CANADA HOLDING, LTD.	Nova Scotia
14.	J. RAY MCDERMOTT CANADA, LTD.	Nova Scotia
15.	J. RAY MCDERMOTT DE MEXICO, S.A. DE C.V.	Mexico
16.	J. RAY MCDERMOTT ENGINEERING SERVICES PRIVATE LIMITED	India
17.	J. RAY MCDERMOTT FAR EAST, INC.	Panama
18.	J. RAY MCDERMOTT HOLDINGS, LLC	Delaware
19.	J. RAY MCDERMOTT INTERNATIONAL, INC.	Panama
20.	J. RAY MCDERMOTT INTERNATIONAL VESSELS, LTD.	Cayman Islands
21.	J. RAY MCDERMOTT KAZAKHSTAN LIMITED LIABILITY PARTNERSHIP	Kazakhstan
22.	J RAY MCDERMOTT LOGISTIC SERVICES PRIVATE LIMITED	India
23.	J. RAY MCDERMOTT (LUXEMBOURG), S.A R.L.	Luxembourg
24.	J. RAY MCDERMOTT (NIGERIA) LIMITED	Nigeria
25.	J. RAY MCDERMOTT (NORWAY), AS	Norway
26.	J. RAY MCDERMOTT (QINGDAO) PTE. LTD.	Singapore
27.	J. RAY MCDERMOTT, S.A.	Panama
28.	J. RAY MCDERMOTT SOLUTIONS, INC.	Delaware
29.	J. RAY MCDERMOTT TECHNOLOGY, INC.	Delaware
30.	J. RAY MCDERMOTT UNDERWATER SERVICES, INC.	Panama
31.	MCDERMOTT (AMAZON CHARTERING), INC.	Panama
32.	MCDERMOTT ASIA PACIFIC PTE. LTD.	Singapore
33.	MCDERMOTT AUSTRALIA PTY. LTD	Australia
34.	MCDERMOTT BLACKBIRD HOLDINGS, LLC	Delaware
35.	MCDERMOTT CASPIAN CONTRACTORS, INC.	Panama

36.	MCDERMOTT CAYMAN LTD.	Cayman Islands
37.	MCDERMOTT EASTERN HEMISPHERE, LTD.	Mauritius
38.	MCDERMOTT ENGINEERING, LLC	Texas
39.	MCDERMOTT FAR EAST INC.	Panama
40.	MCDERMOTT FINANCE L.L.C.	Delaware
41.	MCDERMOTT GULF OPERATING COMPANY, INC.	Panama
42.	MCDERMOTT HOLDINGS (U.K.) LIMITED	United Kingdom
43.	MCDERMOTT, INC.	Delaware
44.	MCDERMOTT INTERNATIONAL INVESTMENTS CO., INC.	Panama
45.	MC DERMOTT INTERNATIONAL MARINE INVESTMENTS N.V.	Curacao
46.	MCDERMOTT INTERNATIONAL MANAGEMENT, S. DE RL.	Panama
47.	MCDERMOTT INTERNATIONAL TRADING CO., INC.	Panama
48.	MCDERMOTT INTERNATIONAL VESSELS, INC.	Panama
49.	MCDERMOTT INVESTMENTS, LLC	Delaware
50.	MCDERMOTT MARINE CONSTRUCTION LIMITED	United Kingdom
51.	MCDERMOTT MARINE MEXICO, S.A. DE C.V.	Mexico
52.	MCDERMOTT MIDDLE EAST, INC.	Panama
53.	MCDERMOTT OFFSHORE SERVICES COMPANY, INC.	Panama
54.	MCDERMOTT OLD JV OFFICE, INC.	Panama
55.	MCDERMOTT OVERSEAS, INC.	Panama
56.	MC DERMOTT OVERSEAS INVESTMENT CO. N.V.	Curacao
57.	MCDERMOTT SERVICOS OFFSHORE DO BRASIL LTDA.	Brazil
58.	MCDERMOTT SUBSEA ENGINEERING, INC.	Delaware
59.	MCDERMOTT SUBSEA, INC.	Panama
60.	NORTH ATLANTIC VESSEL, INC.	Panama
61.	OFFSHORE PIPELINES INTERNATIONAL, LTD.	Cayman Islands
62.	OPI VESSELS, INC.	Delaware
63.	PT. BAJA WAHANA INDONESIA	Indonesia
64.	SERVICIOS DE FABRICACION DE ALTAMIRA, S.A. DE C.V.	Mexico
65.	SERVICIOS PROFESIONALES DE ALTAMIRA, S.A. DE C.V.	Mexico
66.	SINGAPORE HUANGDAO PTE. LTD.	Singapore
67.	SPARTEC, INC.	Delaware
68.	VARSY INTERNATIONAL N.V.	Curacao

Schedule 1.1

to the Credit Agreement

JOINT VENTURES

1.	Deep Oil Technology, Inc.

2.	Deepwater Marine Technology, L. L. C.

3.	FloaTEC, LLC

4.	FloaTEC Singapore Pte. Ltd.

5.	FloaTEC de México, S.A. de C.V.

6.	FloaTEC Offshore Servicos de Petroleo do Brasil Ltda.

7.	io Oil & Gas Management LLC

8.	io Oil & Gas US LLC

9.	io Oil & Gas UK LLP

10.	Qingdao McDermott Wuchuan Offshore Engineering Co. Ltd.

11.	Spars International, Inc.

12.	WD 140 Platform LLC

13.	THHE McDermott Project Services Sdn. Bhd.

14.	McDermott Engineering Sdn. Bhd.

Schedule 3.1(m)

to the Credit Agreement

ADDITIONAL DELIVERABLES AND UNDERTAKINGS

Additional Deliverables.

Part I – Legal Opinions

1.	DLA Piper Australia, Australian counsel to the Borrower

2.	McInnes Cooper, Canadian counsel to the Borrower

3.	Walkers, Cayman Islands counsel to the Borrower

4.	Ganado Advocates, Maltese counsel to the Borrower – LV 108

5.	Ganado Advocates, Maltese counsel to the Borrower – NO 102

6.	Cornejo, Méndez, González y Duarte, S.C., Mexican counsel to the Borrower

7.	Wikborg Rein & Co., Norwegian counsel to the Borrower

8.	Herbert Smith Freehills LLP, Singaporean counsel to the Secured Parties

9.	Bracewell LLP, English counsel to the Secured Parties

Part II – Additional Deliverables and Actions and Local Counsel Deliverables and Actions

Barbados

Amendment to Deed of Covenants of Emerald Sea between the Administrative Agent and McDermott International Vessels, Inc.

Transcript of Register for Emerald Sea dated as of a recent date.

Canada

Security Confirmation confirming that the Canadian statutory mortgage and deed of covenants in respect of the Thebaud Sea remains in full force and effect.

Extension of PPSA Filing for J. Ray McDermott, S.A. as debtor.

Extension of PPSA Filing for J. Ray McDermott Canada Holding, Ltd. as debtor.

Cayman Islands

Amended version of the register of members of each issuer of pledged equity incorporated in the Cayman Islands, updated to reflect the confirmation of the security granted over such issuer’s shares by the Pledge and Security Agreement provided by the relevant member of such issuer.

Amended version of the register of mortgages and charges of each Guarantor incorporated in the Cayman Islands, updated to reflect the confirmation of the security granted by that Guarantor under the Pledge and Security Agreement provided by that Guarantor.

Jersey

Specific Security Agreement relating to certain intangible movable property of McDermott Middle East, Inc. between McDermott Middle East, Inc. and the Collateral Agent

Notice of security agreement to Abu Dhabi Commercial Bank PJSC, Jersey Branch from McDermott Middle East, Inc. and the Collateral Agent.

Grantor registration consent of McDermott Middle East, Inc.

Secured party registration consent of the Collateral Agent.

Security Release Agreement in respect of a Security Agreement dated June 2, 2017, between McDermott Middle East, Inc. and the Collateral Agent.

Malaysia

Supplemental Assignment over Share Charge by J. Ray McDermott S.A.

Malta

Amendment to Mortgage of North Ocean 102 by J. Ray McDermott (Norway), AS.

Amendment to Mortgage of Lay Vessel 108 by Hydro Marine Services, Inc.

Declaration and Consent of Mortgagee to Amendment of Mortgage of North Ocean 102 by Administrative Agent.

Declaration and Consent of Mortgagee to Amendment of Mortgage of Lay Vessel 108 by Administrative Agent.

Second Priority Mortgagee Consent Letter by the trustee for the holders of the Second Lien Notes in connection with the Mortgage of North Ocean 102.

Second Priority Mortgagee Consent Letter by the trustee for the holders of the Second Lien Notes in connection with the Mortgage of Lay Vessel 108.

Power of Attorney by each of the Administrative Agent, Hydro Marine Services, Inc. and J. Ray McDermott (Norway), AS.

Mexico

Amendment in English and Spanish to the Stock Pledge Agreement dated as of June 6, 2014 by and among J. Ray McDermott International, Inc., J. Ray McDermott Underwater Services, Inc., J. Ray McDermott de México, S.A. de C.V. and the Collateral Agent.

Amendment in English and Spanish to the Stock Pledge Agreement dated as of June 6, 2014 by and among J. Ray McDermott International, Inc., J. Ray McDermott Underwater Services, Inc., Servicios de Fabricación de Altamira, S.A. de C.V. and the Collateral Agent.

Amendment in English and Spanish to the Stock Pledge Agreement dated as of June 6, 2014 by and among J. Ray McDermott International, Inc., J. Ray McDermott Underwater Services, Inc., Servicios Profesionales de Altamira, S.A. de C.V. and the Collateral Agent.

Amendment in English and Spanish to the Stock Pledge Agreement dated as of June 6, 2014 by and among McDermott Offshore Services Company, Inc., McDermott Old JV Office, Inc., McDermott Marine México, S.A. de C.V. and the Collateral Agent.

Delivery to Collateral Agent of all stock certificates of J. Ray McDermott de México, S.A. de C.V.

A blank and undated share transfer form for each stock certificate relating to shares in J. Ray McDermott de México, S.A. de C.V., signed by J. Ray McDermott Underwater Services, Inc.

Norway

An updated register of shareholders for J.Ray McDermott (Norway), AS.

Panama

Second Amendment to First Naval Mortgage of McDermott Derrick Barge No. 50 between the Administrative Agent and the Collateral Agent and J. Ray McDermott International Vessels, Ltd., together with an extract thereto in connection with definitive registration.

Third Amendment to First Naval Fleet Mortgage of McDermott Derrick Barge No. 27, Intermac 650, Derrick Barge No. 32 and DLV 2000 between the Administrative Agent and Collateral Agent and Hydro Marine Services, Inc., together with an extract thereto in connection with definitive registration.

A tax clearance certificate showing evidence of payment of all taxes due with respect each of the Mortgaged Vessels owned by J. Ray McDermott International Vessels, Ltd. and Hydro Marine Services, Inc., vessels (except for Intermac 650, which is subject to the below).

Power of Attorney by each of the Administrative Agent, Hydro Marine Services, Inc. and J. Ray McDermott International Vessels, Ltd., to local counsel for execution of the Panama vessel documents.

Delivery of a share certificates and undated share transfer form to Collateral Agent in respect of each issuer of pledged equity organized in Panama.

Singapore

An executed deed of confirmation by and between J. Ray McDermott, S.A., McDermott Offshore Services Company, Inc., McDermott Asia Pacific Pte. Ltd., J. Ray McDermott (Qingdao) Pte. Ltd. and the Collateral Agent.

An executed third priority Singapore law charge over shares by and between J. Ray McDermott, S.A. and the Collateral Agent relating to shares in McDermott Asia Pacific Pte. Ltd.

An executed third priority Singapore law charge over shares by and between McDermott Offshore Services Company, Inc. and the Collateral Agent relating to shares in Floatec Singapore Pte. Ltd.

An executed third priority Singapore law charge over shares by and between J. Ray McDermott, S.A. and the Collateral Agent relating to shares in Chartering Company (Singapore) Pte. Ltd.

An executed third priority Singapore law charge over shares by and between McDermott Asia Pacific Pte. Ltd. and the Collateral Agent relating to shares in Eldridge Pte. Ltd.

An executed third priority Singapore law charge over shares by and between McDermott Asia Pacific Pte. Ltd. and the Collateral Agent relating to shares in J. Ray McDermott (Qingdao) Pte. Ltd.

An executed third priority Singapore law charge over shares by and between J. Ray McDermott (Qingdao) Pte. Ltd. and the Collateral Agent relating to shares in Singapore Huangdao Pte. Ltd.

Delivery of a share certificate to Collateral Agent signed by J. Ray McDermott, S.A. relating to shares in McDermott Asia Pacific Pte. Ltd.

Delivery of a share certificate to Collateral Agent signed by McDermott Offshore Services Company, Inc. relating to shares in Floatec Singapore Pte. Ltd.

Delivery of a share certificate to Collateral Agent signed by J. Ray McDermott, S.A.. relating to shares in Chartering Company (Singapore) Pte. Ltd.

Delivery of a share certificate to Collateral Agent signed by McDermott Asia Pacific Pte. Ltd. relating to shares in Eldridge Pte. Ltd.

Delivery of a share certificate to Collateral Agent signed by McDermott Asia Pacific Pte. Ltd. relating to shares in J. Ray McDermott (Qingdao) Pte. Ltd.

Delivery of a share certificate to Collateral Agent by J. Ray McDermott (Qingdao) Pte. Ltd. relating to shares in Singapore Huangdao Pte. Ltd.

Letters of authorisation and confirmation to authorise Prolegis LLC to attend to any necessary registrations with the Accounting and Corporate Regulatory Authority of Singapore for Chartering Company (Singapore) Pte. Ltd., McDermott Asia Pacific Pte. Ltd., Eldridge Pte. Ltd., J. Ray McDermott (Qingdao) Pte. Ltd. and Singapore Huangdao Pte. Ltd.

United Kingdom

An executed copy of the deed of confirmation between McDermott Marine Construction Limited and the Collateral Agent.

An executed copy of the charge over accounts between McDermott Marine Construction Limited and the Collateral Agent.

A copy of a notice of charge delivered by McDermott Marine Construction Limited in connection with the charge over accounts between McDermott Marine Construction Limited and the Collateral Agent.

Part III – Post-Closing Deliverables

Deposit Account Control Agreements

Unless waived by the Administrative Agent in its sole discretion, within one month of the Effective Date, an amendment to each of the following control agreements or a replacement thereof reasonably satisfactory to the Administrative Agent:

Account Control Agreement dated as of April 23, 2014 among J. Ray McDermott, S.A., and McDermott International Investments Co., Inc., the Collateral Agent and Bank of America, N.A.

Deposit Account Control Agreement dated as of January 4, 2016 among J. Ray McDermott de Mexico, S.A. de C.V., Eastern Marine Services Inc., the Administrative Agent and Collateral Agent and Wells Fargo Bank, National Association.

Deposit Account Control Agreement dated as of October 8, 2015 among McDermott, Inc., McDermott International, Inc., J. Ray McDermott, S.A., J. Ray McDermott Holdings, LLC, McDermott Caspian Contractors, Inc., McDermott Australia Pty. Ltd., the Administrative Agent and Collateral Agent and Wells Fargo Bank, National Association.

Within two months of the Effective Date, an agreement granting control to the Collateral Agent over each Material Account (as defined in the Pledge and Security Agreement).

USA

Within three months of the Effective Date, unless before such date the Administrative Agent shall have received evidence in form and substance reasonably satisfactory to the Administrative Agent of the release of Intermac 600 from all mortgages and other liens securing the Existing Second Lien Notes:

Amendment to First Preferred Ship Mortgage of Intermac 600 and any deliverables required thereby.

Confirmation of Recording of Amendment to First Preferred Ship Mortgage of Intermac 600.

Copy of recorded Amendment to First Preferred Ship Mortgage of Intermac 600.

Master’s Instructions, Receipt and Notice of Amendment to Mortgage of Intermac 600 (for transmittal of certified copy of the mortgage amendment and the notice to the vessel).

Certificate of Financial Responsibility, if applicable.

Abstract of Title for Intermac 600.

Certificate of Ownership or Certificate of Documentation for Intermac 600.

Evidence of Vessel Insurance required by the First Preferred Ship Mortgage of Intermac 600.

Barbados

Within 15 days of the Effective Date, a fully executed and notarized Deed of Covenant delivered to Clarke Gittens Farmer.

Within 15 days of the Effective Date, a favorable legal opinion by Clarke Gittens Farmer, Barbadian counsel to the Borrower.

Indonesia

Within one month of the Effective Date, a legal opinion by Assegaf Hamzah & Partners, Indonesian counsel to the Secured Parties.

Within 15 days of the Effective Date, a report to the Bank of Indonesia and Ministry of Finance.

Within 15 days of the Effective Date, a Collateral Confirmation letter from each of McDermott Far East, Inc. and McDermott Asia Pacific Pte. Ltd.

Malaysia

Within three months of the Effective Date, the following:

Evidence that the approval from Bank Negara Malaysia for the variation of the existing terms.

Assumption agreement in the form attached to the Pledge and Security Agreement for each of Malmac Sdn. Bhd. and McDermott Asia Pacific Sdn. Bhd. (the “Malaysia Parties”).

Power of attorney for each of the Malaysia Parties.

Lodgment of the necessary statements of particulars to be lodged with charge with the Companies Commission of Malaysia.

A favorable legal opinion by Jeff Leong, Poon & Wong, Malaysian counsel to Secured Parties.

Share certificates and executed but undated share transfer forms to Administrative Agent from each issuer of pledged equity organized in Malaysia.

A completed and submitted Application Form B for each of the Malaysia Parties.

Evidence of assignment of Share Charge (in respect of shares in Berlian McDermott Sdn Bhd), if applicable.

A copy of the certificate or articles of incorporation or other formation documents, including all amendments thereto, of each Malaysia Party and a certificate as to the good standing (if applicable) of each Malaysia Party as of a recent date, from such governmental authority.

A certificate of an Authorized Officer, the Secretary or the Assistant Secretary of each Malaysia Party and certifying (A) that attached thereto is a true and complete copy of the by-laws or similar document of such Malaysia Party as in effect on the date thereof and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or similar governing body) of such Malaysia Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that attached thereto is a true and complete copy of the certificate or articles of incorporation or other formation documents of such Malaysia Party, (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection with this Agreement on behalf of such Malaysia Party; and (E) a certificate of another officer as to the incumbency and specimen signature of the Authorized Officer executing the certificate.

Mexico

Within 15 days of the Effective Date, the following shall be delivered:

Evidence of registration with the Mexican Sole Registry of Moveable Assets of the amendments to the Floating Lien Lease Agreements for each of J. Ray McDermott de México, S.A. de C.V. and McDermott Marine México, S.A. de C.V.

Evidence that the Stock Registries for each of J. Ray McDermott de México, S.A. de C.V., McDermott Marine México, S.A. de C.V., Servicios de Fabricación de Altamira, S.A. de C.V., Servicios Profesionales de Altamira, S.A. de C.V., have been updated to reflect the execution of the amendments to the Stock Pledge Agreements for each of the foregoing.

Amendment in English and Spanish to the Floating Lien Pledge Agreement dated as of July 7, 2014 by and among J. Ray McDermott de México, S.A. de C.V. and the Collateral Agent.

Amendment in English and Spanish to the Floating Lien Pledge Agreement dated as of July 7, 2014 by and among McDermott Marine México, S.A. de C.V. and the Collateral Agent.

Jersey

Within one month of the Effective Date, the following shall be delivered:

Acknowledgment of Security Agreement to the Collateral Agent and McDermott Middle East, Inc. from Abu Dhabi Commercial Bank PJSC, Jersey Branch.

A favorable opinion of Mourant Ozannes, Jersey, Jersey counsel to the Secured Parties.

Panama

Within one month of the Effective Date, the following shall be delivered:

Annotation of pledge under Pledge and Security Agreement in Panama in the share registry of each issuer of pledged equity organized in Panama.

A tax clearance certificate showing evidence of payment of all taxes due with respect to the Intermac 650.

Evidence of the renewal of the Laid-up Registration of the Intermac 650.

Class certificate for the Intermac 650.

Abstract of Title for the Intermac 650.

Within three months of the Effective Date, the following shall be delivered:

Definitive registration of Second Amendment to First Naval Fleet Mortgage which incorporates the vessel DLV 2000.

Definitive registration of Second Amendment to First Naval Mortgage and Third Amendment to First Naval Fleet Mortgage.

Singapore

Within one month of the Effective Date:

Completion of registration with the Accounting and Corporate Regulatory Authority of the Pledge and Security Agreement.

Amendment to the articles of association of each issuer of pledged equity organized in Singapore in connection with entry into the third priority share charges.

United Kingdom

Within 15 days of the Effective Date, registration of Charge over Accounts at the Companies House in England and Wales for McDermott Marine Construction Limited.

Within 15 days of the Effective Date, registration of the Pledge and Security Agreement at the Companies House in England and Wales.

Schedule 4.3

to the Credit Agreement

OWNERSHIP OF SUBSIDIARIES

Name	Jurisdiction of Organization	Number of Shares Authorized	Number of Shares Outstanding	% of Shares Outstanding held by Borrower (directly or indirectly)
BERLIAN MCDERMOTT (L) LIMITED	Malaysia	125,000 ordinary 375,000 preferred	125,000 ordinary 0 preferred	70%
BERLIAN MCDERMOTT SDN. BHD.	Malaysia	199,990,000 100,000 preferred	146,160,400 100,000 preferred	26 100	%[1] %
BOUDIN INSURANCE COMPANY, LTD.	Bermuda	120,000	120,000	100%
CHARTERING COMPANY (SINGAPORE) PTE. LTD.	Singapore	Unlimited	25,000	100%
DEEPSEA (AMERICAS) LLC	Texas	N/A	N/A	100%
DEEPSEA (ASIA PACIFIC) LIMITED	Malaysia	11,200 Class A 2,100 Class B 700 Class C	900 Class A 100 Class B 0 Class C	100 100 N/A	% %
DEEPSEA ENGINEERING MALAYSIA SDN. BHD.	Malaysia	100,000	2	100%
DEEPSEA (EUROPE) LIMITED	United Kingdom	1,000	102	100%
DEEPSEA GROUP LIMITED	United Arab Emirates	1,758 Class A 242 Class B	1,758 Class A 242 Class B	100 100	% %
DEEPSEA (UK) LIMITED	United Kingdom	100	100	100%
DEEPSEA (US) INCORPORATED	Texas	1,000	1,000	100%
DELTA CATALYTIC (HOLLAND) B.V.	Netherlands	3,000,000	600,000	100%
EASTERN MARINE SERVICES, INC.	Panama	100,000	100,000	100%
ELDRIDGE PTE. LTD.	Singapore	100	100	100%
HYDRO MARINE SERVICES, INC.	Panama	100,000	100,000	100%
INTERNATIONAL VESSELS LTD	Mauritius	2	2	100%
J. RAY HOLDINGS, INC.	Delaware	1,000	1,000	100%
J. RAY MCDERMOTT (AUST.) HOLDING PTY. LIMITED	Australia	1,000,000	1,000,000	100%
J. RAY MCDERMOTT CANADA HOLDING, LTD.	Nova Scotia	100,000,000	3,868,301	100%
J. RAY MCDERMOTT CANADA, LTD.	Nova Scotia	100,000	100,000	100%
J. RAY MCDERMOTT DE MEXICO, S.A. DE C.V.	Mexico	1,116,000,000 com Unlimited	1,116,000,000 com 2,845,409,094 var	100 100	% %
J. RAY MCDERMOTT ENGINEERING SERVICES PRIVATE LIMITED	India	50,000	10,000	100%
J. RAY MCDERMOTT FAR EAST, INC.	Panama	100,000	1,000	100%
J. RAY MCDERMOTT HOLDINGS, LLC	Delaware	N/A	N/A	100%
J. RAY MCDERMOTT INTERNATIONAL, INC.	Panama	100,000	1,000	100%
J. RAY MCDERMOTT INVESTMENTS B.V.	Netherlands	1,360,000	272,268	100%

[1]	25% is owned by J. RAY MCDERMOTT, S.A. and 75% is owned by MCDERMOTT HOLDINGS (M) SDN. BHD.

Name	Jurisdiction of Organization	Number of Shares Authorized	Number of Shares Outstanding	% of Shares Outstanding held by Borrower (directly or indirectly)
J. RAY MCDERMOTT INTERNATIONAL VESSELS, LTD.	Cayman Islands	100,000	100	100%
J. RAY MCDERMOTT KAZAKHSTAN LIMITED LIABILITY PARTNERSHIP	Kazakhstan	N/A	N/A	100%
J RAY MCDERMOTT LOGISTIC SERVICES PRIVATE LIMITED	India	50,000	10,000	100%
J. RAY MCDERMOTT (LUXEMBOURG), S.A R.L.	Luxembourg	12,500	12,500	100%
J. RAY MCDERMOTT (NIGERIA) LIMITED	Nigeria	5,000,000	5,000,000	100%
J. RAY MCDERMOTT (NORWAY), AS	Norway	100,000	100,000	100%
J. RAY MCDERMOTT (QINGDAO) PTE. LTD.	Singapore	Unlimited	1	100%
J. RAY MCDERMOTT SOLUTIONS, INC.	Delaware	1,000	1,000	100%
J. RAY MCDERMOTT TECHNOLOGY, INC.	Delaware	1,000	1,000	100%
J. RAY MCDERMOTT UNDERWATER SERVICES, INC.	Panama	100,000	1,000	100%
J. RAY MCDERMOTT, S.A.	Panama	500	500	100%
MALMAC SDN. BHD.	Malaysia	5,000,000	5,000,000	100%
MCDERMOTT (AMAZON CHARTERING), INC.	Panama	1,000	1,000	100%
MCDERMOTT ARABIA COMPANY LIMITED	Saudi Arabia	2,020	2,020	93%[2]
MCDERMOTT ARABIA HOLDINGS, INC.	Panama	1,000	1,000	90%[3]
MCDERMOTT ASIA PACIFIC PTE. LTD.	Singapore	Unlimited	7,450,000	100%
MCDERMOTT ASIA PACIFIC SDN. BHD.	Malaysia	5,000,000	2,500,000	100%
MCDERMOTT AUSTRALIA PTY. LTD	Australia	1,000,000	1,000,000	100%
MCDERMOTT AZERBAIJAN MARINE CONSTRUCTION, INC.	Panama	125,000	125,000	80%[4]
MCDERMOTT BLACKBIRD HOLDINGS, LLC	Delaware	N/A	N/A	100%
MCDERMOTT CAPEHYDRA LIMITED	Ghana	5,000,000	200,000	75%[5]
MCDERMOTT CAPITAL MALAYSIA SDN. BHD.	Malaysia	25,000,000	1,000	49%[6]
MCDERMOTT CASPIAN CONTRACTORS, INC.	Panama	100,000	100,000	100%
MCDERMOTT CAYMAN LTD.	Cayman Islands	5,000,000	1,000	100%
MCDERMOTT (DLV 2000 CHARTERING), INC.	Panama	100,000	1,000	100%
MCDERMOTT EASTERN HEMISPHERE, LTD.	Mauritius	7,000	6,502	100%
MCDERMOTT ENGINEERING L.L.C. AND KHALID SUHAIL AL SHOAIBI FOR ENGINEERING CONSULTANCY	Saudi Arabia	100	100	75%[7]
MCDERMOTT ENGINEERING, LLC	Texas	N/A	N/A	100%
MCDERMOTT ENGINEERING SDN. BHD.	Malaysia	5,000,000	5,000,000	30%[8]
MCDERMOTT FAR EAST, INC.	Panama	50,000	50,000	100%
MCDERMOTT FINANCE L.L.C.	Delaware	N/A	N/A	100%
MCDERMOTT GULF OPERATING COMPANY, INC.	Panama	100,000	100,000	100%

[2]	30% is owned by J. RAY MCDERMOTT, S.A. and 70% is owned by MCDERMOTT ARABIA HOLDINGS, INC.
[3]	90% is owned by J. RAY MCDERMOTT, S.A. and 10% is owned by an individual.
[4]	80% is owned by MCDERMOTT INTERNATIONAL TRADING CO., INC. and 20% is owned by a third party.
[5]	75% is owned by MCDERMOTT MARINE CONSTRUCTION GHANA LIMITED and 25% is owned by third parties.
[6]	48% is owned by J. RAY MCDERMOTT, S.A. and 52% is owned by MCDERMOTT HOLDINGS (M) SDN. BHD.
[7]	75% is owned by MCDERMOTT ENGINEERING, LLC and 25% is owned by a third party.
[8]	30% is owned by MCDERMOTT ASIA PACIFIC SDN. BHD. and 70% is owned by individuals.

Name	Jurisdiction of Organization	Number of Shares Authorized	Number of Shares Outstanding	% of Shares Outstanding held by Borrower (directly or indirectly)
MCDERMOTT HOLDINGS (M) SDN. BHD.	Malaysia	100,000	100	1%[9]
MCDERMOTT HOLDINGS (U.K.) LIMITED	United Kingdom	50,000,000	29,005,333	100%
MCDERMOTT, INC.	Delaware	2,000	1,000	100%
MCDERMOTT INTERNATIONAL B.V.	Netherlands	2,000,000	400,000	100%
MCDERMOTT INTERNATIONAL INVESTMENTS CO., INC.	Panama	100,000	100,000	100%
MCDERMOTT INTERNATIONAL MANAGEMENT, S. DE RL.	Panama	10,000	1,000	100%
MC DERMOTT INTERNATIONAL MARINE INVESTMENTS N.V.	Curacao	6,000 pref. 24,000 common	6,000 pref. 24,000 common	100 100	% %
MCDERMOTT INTERNATIONAL TRADING CO., INC.	Panama	100,000	100,000	100%
MCDERMOTT INTERNATIONAL VESSELS, INC.	Panama	100,000	1,000	100%
MCDERMOTT INVESTMENTS, LLC	Delaware	N/A	N/A	100%
MCDERMOTT MARINE CONSTRUCTION GHANA LIMITED	Ghana	1,000,000	814,000	100%
MCDERMOTT MARINE CONSTRUCTION LIMITED	United Kingdom	10,000,000	10,000,000	100%
MCDERMOTT MARINE MEXICO, S.A. DE C.V.	Mexico	Unlimited	50,000	100%
MCDERMOTT MIDDLE EAST, INC.	Panama	1,000,000	10,000	100%
MCDERMOTT OFFSHORE SERVICES COMPANY, INC.	Panama	100,000	100,000	100%
MCDERMOTT OLD JV OFFICE, INC.	Panama	1,000,000	1,000	100%
MCDERMOTT OVERSEAS, INC.	Panama	10,000	10,000	100%
MC DERMOTT OVERSEAS INVESTMENT CO. N.V.	Curacao	6,000 Pref. A 24,000 Common B	6,000 Pref. A 24,000 Common B	100 100	% %
MCDERMOTT PROJECT SUPPORT FZE	United Arab Emirates	1	1	100%
MCDERMOTT SERVICOS OFFSHORE DO BRASIL LTDA.	Brazil	7,000,000	7,000,000	100%
MCDERMOTT SUBSEA ENGINEERING, INC.	Delaware	1,000	1,000	100%
MCDERMOTT SUBSEA, INC.	Panama	100,000	100,000	100%
NORTH ATLANTIC VESSEL, INC.	Panama	100,000	100,000	100%
NORTH OCEAN 105 AS	Norway	100,000 Series A 38,000 Series B	100,000 Series A 19,000 Series B	100%
OFFSHORE PIPELINES INTERNATIONAL, LTD.	Cayman Islands	100,000	1,100	100%
OFFSHORE PIPELINES NIGERIA LIMITED	Nigeria	500,000	500,000	60%
OPI VESSELS, INC.	Delaware	1,000	20	100%
P. T. MCDERMOTT INDONESIA	Indonesia	17,340 Class A Common 9,201 Class B pref.	17,340 Class A Common 9,201 Class B pref.	49%[10]
PT. BAJA WAHANA INDONESIA	Indonesia	17,000	10,600	100%
PT. J. RAY MCDERMOTT INDONESIA	Indonesia	1,000,000	1,000,000	75%[11]
SERVICIOS DE FABRICACION DE ALTAMIRA, S.A. DE C.V.	Mexico	Unlimited	50,000	100%

[9]	1% is owned by MALMAC SDN. BHD. and 99% is owned by an individual.
[10]	17% is owned by MCDERMOTT FAR EAST, INC., 32% is owned by MCDERMOTT ASIA PACIFIC PTE. LTD. and 51% is owned by third parties.
[11]	75% is owned by MCDERMOTT ASIA PACIFIC PTE. LTD. and 25% is owned by a third party.

Name	Jurisdiction of Organization	Number of Shares Authorized	Number of Shares Outstanding	% of Shares Outstanding held by Borrower (directly or indirectly)
SERVICIOS PROFESIONALES DE ALTAMIRA, S.A. DE C.V.	Mexico	Unlimited	50,000	100%
SINGAPORE HUANGDAO PTE. LTD.	Singapore	Unlimited	1	100%
SPARTEC, INC.	Delaware	1,000	1,000	100%
VARSY INTERNATIONAL N.V.	Curacao	6,000 pref. 24,000 common	6,000 pref. 1 common	100 100	% %

Schedule 4.7

to the Credit Agreement

LITIGATION

None.

Schedule 4.15

to the Credit Agreement

LABOR MATTERS

1.	J. Ray McDermott de Mexico, S.A. de C.V. – Convenio de Revisión Salarial del Contrato Colectivo de Trabajo with the Sindicato Progresista de Trabajadores de la Industria de Construcción de la República Mexicana and the Sindicato Progresista Justo Sierra de Trabajadores de Servicios de la República Mexicana.

2.	Servicios de Fabricación de Altamira, S.A. de C.V. – Contrato Colectivo de Trabajo en Revisión Integral with the Sindicato Progresista “Justo Sierra” de Trabajadores de Servicios de la República Mexicana and the Sindicato Progresista Justo Sierra de Trabajadores de Servicios de la República Mexicana.

3.	Servicios Profesionales de Altamira, S.A. de C.V. – Contrato Colectivo de Trabajo en Revisión Integral with the Sindicato Progresista “Justo Sierra” de Trabajadores de Servicios de la República Mexicana and the Sindicato Progresista Justo Sierra de Trabajadores de Servicios de la República Mexicana.

4.	McDermott Serviços Offshore do Brasil Ltda– Acordo Coletivo de Trabalho with the SINDITOB – Sindicato Trabalhadores Offshore do Brasil.

5.	McDermott Australia Pty. Ltd. – Ichthys Project Offshore Construction Agreement 2016.

6.	PT. McDermott Indonesia – Collective Labor Agreement Fabrication Operations in Batam with All Indonesia Workers Union.

Schedule 4.19

to the Credit Agreement

REAL PROPERTY

A)	Owned

1.	Fabrication yard owned by J. Ray McDermott de Mexico, S.A. de C.V., located at Polygon 1 “D” which is 232, 511.663 square meters, located in the Port of Altamira, Tamaulipas, Mexico.

B)	Leased

1.	Leased corporate offices at 757 N. Eldridge Parkway, Houston, Harris County, Texas. Lessor is Behringer Harvard Eldridge Place LP as successor to S.V. Eldridge, L.P.; lessee is McDermott, Inc.

2.	Leased fabrication facility occupying Berths 54, 55 and 56 in Jebel Ali Port in the Jebel Ali Free Trade Zone, Dubai, United Arab Emirates. Lessor is The Government of Dubai.

Schedule 8.1

to the Credit Agreement

EXISTING INDEBTEDNESS

1.	Indebtedness in the principal amount of up to $47,444,929.50 owed or to be owed by J. Ray McDermott de Mexico, S.A. de C.V., and guaranteed by McDermott International Management, S. de RL., to Caterpillar Crédito, S.A. de C.V. pursuant to the Master Loan Agreement, effective as of February 10, 2017.

2.	NO 105 Indebtedness in the principal amount of $28,594,216.00.

3.	Capital Lease Obligations in the amount of $2,067,231.94 owed by Eastern Marine Services, Inc. pursuant to a bareboat charter for the launch barge Intermac 408 from PT. Pelayaran Citranstirta Tatasarana.

Schedule 8.2

to the Credit Agreement

EXISTING LIENS

1.	Liens securing the Indebtedness described in item 1 of Schedule 8.1.

2.	Liens securing the Indebtedness described in item 2 of Schedule 8.1.

Schedule 8.5

to the Credit Agreement

EXISTING INVESTMENTS

1.	Investments in Subsidiaries and Joint Ventures of the Borrower existing on the Effective Date.

2.	Loans in the principal amount of $41,750,000.00, made by J. Ray McDermott, S.A. to P.T. McDermott Indonesia.

3.	Loans in the principal amount of MYR 109,620,820.00, made by J. Ray McDermott, S.A. to McDermott Holdings (M) Sdn. Bhd.

Schedule 8.8

to the Credit Agreement

AFFILIATE AGREEMENTS

1.	Support Services Agreement dated as of January 2, 2000 among McDermott Incorporated, J. Ray McDermott, S.A. and certain Affiliates of J. Ray McDermott, S.A.

2.	Tax Sharing Agreement between J. Ray Holdings, Inc. and Babcock & Wilcox Holdings, Inc.

3.	Assignment and Loss Allocation Agreement by and among ACE American Insurance Company, acting for itself and the ACE Affiliates, McDermott International, Inc. and The Babcock & Wilcox Company

Schedule 8.19

to the Credit Agreement

PERMITTED FLAGS

1.	The Republic of Liberia

2.	The Republic of the Marshall Islands

3.	The Republic of Vanuatu

4.	The Commonwealth of the Bahamas

5.	The Republic of Panama

6.	The United States of America

7.	Canada

8.	Barbados

9.	Isle of Man

10.	Malta

EXHIBIT A

TO AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Credit Agreement (including without limitation any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

Assignor:

Assignee:
[and is a Lender/an Affiliate/Approved Fund of [identify Lender]1]

Borrower:	McDermott International, Inc.

Administrative Agent:	Crédit Agricole Corporate and Investment Bank, as the administrative agent under the Credit Agreement

Credit Agreement:	the Amended and Restated Credit Agreement dated June 30, 2017 (as amended, restated, supplemented or otherwise

[1]	If applicable.

modified from time to time, the “Credit Agreement”) among McDermott International, Inc., a Panamanian corporation, the Lenders, the Issuers and Crédit Agricole Corporate and Investment Bank as administrative agent for the Lenders and the Issuers (in such capacity, and together with its successors pursuant to Section 10.6(a) of the Credit Agreement, the “Administrative Agent”) and collateral agent for the Secured Parties.

Assigned Interest:

Aggregate Amount of Revolving Commitments/Obligations for all Lenders [2]	Amount of Revolving Commitments/Obligations Assigned	Percentage Assigned of Revolving Commitments/ Obligations[3]
$	$		%
$	$		%

[Trade Date:                      4

Effective Date:              , 20    5

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[2]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[3]	Set forth, to at least 9 decimals, as a percentage of the Revolving Commitments and Loans of all Lenders, as applicable, thereunder.
[4]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
[5]	To be inserted by Administrative Agent following receipt of a processing and recordation fee of $3,500 and an administrative questionnaire (if required), and which shall be the Effective Date of recordation of transfer in the register therefor.

[Consented to:
[CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as Administrative Agent

By:
Title:][6]

[Consented to:
MCDERMOTT INTERNATIONAL, INC.

By:
Title:][7]

[NAME OF ISSUER

By:
Title:][8]

[6]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[7]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.
[8]	To be added only if the consent of the Issuers is required by the terms of the Credit Agreement. Duplicate Issuer signature blocks as needed.

Annex 1

to Assignment and Acceptance

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1.    Representations and Warranties.

1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender or Issuer (as applicable) under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender or Issuer (as applicable) thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender or Issuer (as applicable) thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, Issuer or any of their Related Parties, (v) attached to this Assignment and Acceptance is the documentation referred to in Section 2.16(e) of the Credit Agreement and any other documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, (vi) it is not the Borrower nor is it an Affiliate or Subsidiary of the Borrower, (vii) it is not a natural person and (viii) it is not a Defaulting Lender or a Subsidiary of a Defaulting Lender or a Person who, upon becoming a Lender under the Credit Agreement, would constitute any of the foregoing Persons; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, Issuer or their Related Parties and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender or Issuer (as applicable).

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.    General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy or by other electronic imaging means shall be effective as delivery of a manually executed counterpart thereof. This Assignment and Acceptance and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York, without regard to its conflicts of laws provisions.

EXHIBIT B

TO AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF PROMISSORY NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$[        ]

New York, NY

[                    ]

FOR VALUE RECEIVED, the Borrower (as hereinafter defined) hereby unconditionally promises to pay to [                    ] (the “Lender”) or its registered assigns at the office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, on the [Termination Date] the principal amount of (a) [                    ] DOLLARS ($[        ]), or, if less, (b) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the Credit Agreement. The Borrower further agrees to pay interest in like money at such office specified in the Credit Agreement on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.10 of the Credit Agreement.

The registered holder of this Note (this “Note”) is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof, which shall be attached hereto and made a part hereof, the date, type and amount of each Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another type and, in the case of Eurodollar Rate Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information so endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of any Loan.

This Note (a) is one of the promissory notes relating to Loans referred to in the Amended and Restated Credit Agreement dated June 30, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among McDermott International, Inc., a Panamanian corporation (the “Borrower”), the Lenders, the Issuers and Crédit Agricole Corporate and Investment Bank as administrative agent for the Lenders and the Issuers (in such capacity, and together with its successors, the “Administrative Agent”) and collateral agent for the Secured Parties, (b) is subject to the provisions of the Credit Agreement and (c) is subject to prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the registered holder of this Note in respect thereof. Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Upon the occurrence of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Loan Documents.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind, except as expressly set forth in the Credit Agreement.

The Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. The Borrower and its successors or assigns hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 11.2 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICTS OF LAWS PROVISIONS.

MCDERMOTT INTERNATIONAL, INC.

By:
Name:
Title:

Schedule A

to Promissory Note

LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

Date	Amount of Base Rate Loans	Amount Converted to Base Rate Loans	Amount of Principal of Base Rate Loans Repaid	Amount of Base Rate Loans Converted to Eurodollar Rate Loans	Unpaid Principal Balance of Base Rate Loans	Notation Made By

Schedule B

to Promissory Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR RATE LOANS

Date	Amount of Eurodollar Rate Loans	Amount Converted to Eurodollar Rate Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Rate Loans Repaid	Amount of Eurodollar Rate Loans Converted to Base Rate Loans	Unpaid Principal Balance of Eurodollar Rate Loans	Notation Made By

EXHIBIT C

TO AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF NOTICE OF BORROWING

Crédit Agricole Corporate and Investment Bank,

as Administrative Agent for

the Lenders referred to below,

1301 Avenue of the Americas

New York, NY 10019

[Date]

Attention of: [                    ]

Ladies and Gentlemen:

The undersigned, McDermott International, Inc., a Panamanian corporation (the “Borrower”), refers to the Amended and Restated Credit Agreement dated June 30, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms used herein and not otherwise defined herein having the meanings attributed thereto in the Credit Agreement) among the Borrower, the Lenders, the Issuers and Crédit Agricole Corporate and Investment Bank as administrative agent for the Lenders and the Issuers (in such capacity, and together with its successors, the “Administrative Agent”) and collateral agent for the Secured Parties (in such capacity, and together with its successors, the “Collateral Agent”), and hereby gives you irrevocable notice pursuant to Section 2.2(a) of the Credit Agreement that the undersigned hereby requests a Borrowing of Loans, and in connection with that request sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.2(a) of the Credit Agreement:

(i)	Date of Proposed Borrowing:[1]

(ii)	Proposed Borrowing will be composed of:	[Base][Eurodollar] Rate Loans

(iii)	Aggregate amount of Proposed Borrowing:	$

(iv)	Initial Interest Period:[2]

(v)	Funds are requested to be disbursed to the Borrower’s account with (Account No. ).

[1]	Notice of Borrowing must be received by the Administrative Agent not later than 11:00 a.m. (New York time) (i) on the Business Day of the Proposed Borrowing, in the case of a Borrowing of Base Rate Loans and (ii) three Business Days prior to the Business Day of the Proposed Borrowing, in the case of a Borrowing of Eurodollar Rate Loans.
[2]	Which shall be subject to the definition of “Interest Period” and Sections 2.10 and 2.11 of the Credit Agreement and end not later than the [Termination Date] (applicable for Eurodollar Rate Loans only).

C-1

The Borrower hereby certifies that the following statements will be true on the date of the Proposed Borrowing, both before and after giving effect thereto and to any application of the proceeds therefrom on such date:

(A)    (i) The representations and warranties contained in Article IV of the Credit Agreement and in the other Loan Documents that have no materiality or Material Adverse Effect qualification are true and correct in all material respects and (ii) the representations and warranties set forth in Article IV of the Credit Agreement and in the other Loan Documents that have a materiality or Material Adverse Effect qualification are true and correct in all respects, in each case with the same effect as though made on and as of such date or, to the extent such representations and warranties expressly relate to an earlier date, as of such earlier date;

(B)    No Default or Event of Default has occurred and is continuing; and

(C)    The Revolving Lending Exposure does not exceed the sum, as of the last day of the most recent Fiscal Quarter for which Financial Statements are available, of (A) 75% of the Borrower and its Restricted Subsidiaries’ net trade accounts receivable plus (B) the aggregate amount of cash and Cash Equivalents subject to a Control Agreement.

Very truly yours,

MCDERMOTT INTERNATIONAL, INC.

By:
Name:
Title:

C-2

EXHIBIT D

TO AMENDED AND RESTATED CREDIT AGREEMENT

[RESERVED]

D-1

EXHIBIT E

TO AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF LETTER OF CREDIT REQUEST

Reference is made to the Amended and Restated Credit Agreement, dated as of June 30, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among McDermott International, Inc., a Panamanian corporation (the “Borrower”), the Lenders, the Issuers, Crédit Agricole Corporate and Investment Bank as administrative agent for the Lenders and the Issuers and collateral agent for the Secured Parties. Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to Section 2.4 of the Credit Agreement, the Borrower requests a [Performance / Financial] Letter of Credit to be issued in accordance with the terms and conditions of the Credit Agreement on [        /    /20    1] (the “Credit Date”) in an aggregate face amount of $[    ,    ,    ].

Attached hereto for each such Letter of Credit are the following:

(a)    the requested Issuer of such Letter of Credit;

(b)    the stated amount of such Letter of Credit;

(c)    the name and address of the beneficiary;

(d)     the expiration date;2 and

(e)    either (i) the verbatim text of such proposed Letter of Credit or (ii) a description of the proposed terms and conditions of such Letter of Credit, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of such Letter of Credit, would require the Issuer to make payment under such Letter of Credit.

[1]	Unless the Issuer otherwise agrees, such notice, to be effective, must be received by the relevant Issuer not later than 11:00 a.m. (New York time) on the second Business Day prior to the Credit Date.
[2]	The expiration date must be a Business Day.

E-1

The Borrower hereby certifies that the following statements will be true on the Credit Date, both before and after giving effect to the Issuance requested hereunder:

(A)    (i) The representations and warranties contained in Article IV of the Credit Agreement and in the other Loan Documents that have no materiality or Material Adverse Effect qualification are true and correct in all material respects and (ii) the representations and warranties set forth in Article IV of the Credit Agreement and in the other Loan Documents that have a materiality or Material Adverse Effect qualification are true and correct in all respects, in each case with the same effect as though made on and as of such date or, to the extent such representations and warranties expressly relate to an earlier date, as of such earlier date;

(B)    No Default or Event of Default has occurred and is continuing; and

(C)    The Revolving Lending Exposure does not exceed the sum, as of the last day of the most recent Fiscal Quarter for which Financial Statements are available, of (A) 75% of the Borrower and its Restricted Subsidiaries’ net trade accounts receivable plus (B) the aggregate amount of cash and Cash Equivalents subject to a Control Agreement.

Date: / /20	MCDERMOTT INTERNATIONAL, INC.

By:
Name:
Title:

E-2

EXHIBIT F

TO AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF NOTICE OF CONVERSION OR CONTINUATION

Reference is made to the Amended and Restated Credit Agreement dated June 30, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among McDermott International, Inc., a Panamanian corporation (the “Borrower”), the Lenders, the Issuers and Crédit Agricole Corporate and Investment Bank as administrative agent for the Lenders and the Issuers and collateral agent for the Secured Parties. Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to Section 2.11 of the Credit Agreement, the undersigned desires to convert or to continue the following Loans, each such conversion and/or continuation to be effective as of         /    /20    1:

The aggregate amount of Loans being converted or continued is $[ , , ], [$[ ] of which are Eurodollar Rate Loans with an Interest Period ending [ ]] [and] [ $[ ] of which are Base Rate Loans]

$[ , , ]	Eurodollar Rate Loans to be continued with Interest
Period of month(s)
$[ , , ]	Base Rate Loans to be converted to Eurodollar Rate
Loans with Interest Period of month(s)
$[ , , ]	Eurodollar Rate Loans to be converted to Base Rate
Loans

[1]	The Administrative Agent shall have at least three Business Days’ prior written notice.

F-1

The Borrower hereby certifies that as of the date hereof, no Default or Event of Default has occurred and is continuing or would result from the consummation of the conversion and/or continuation contemplated hereby.

Date:        /    /20

MCDERMOTT INTERNATIONAL, INC.

By:
Name:
Title:

F-2

EXHIBIT G

TO AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF SECOND AMENDED AND RESTATED GLOBAL INTERCOMPANY NOTE

New York, New York

[            ], 20[    ]

FOR VALUE RECEIVED, McDermott International, Inc., a Panamanian corporation (the “Borrower”), and each of the Borrower’s Restricted Subsidiaries which is a party (each, a “Payor”) to this Second Amended and Restated Global Intercompany Note (this “Intercompany Note”), hereby unconditionally promises to pay on demand to the Borrower and each of its Affiliates which is a party to this Intercompany Note as a payee (each, a “Payee”) at such place as such Payee may direct in writing, the principal amount of this Intercompany Note, determined as described below, together with interest thereon at the rate per annum as shall be agreed upon from time to time by any Payor and any Payee.

This Intercompany Note is the Global Intercompany Note referred to in the Amended and Restated Credit Agreement dated June 30, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the Lenders, the Issuers and Crédit Agricole Corporate and Investment Bank as administrative agent for the Lenders and the Issuers (in such capacity, and together with its successors, the “Administrative Agent”) and collateral agent for the Secured Parties (in such capacity, and together with its successors, the “Collateral Agent”). Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Each Payee by accepting or executing this Intercompany Note agrees that the indebtedness evidenced by this Intercompany Note is subordinated in right of payment to the prior payment in full in cash or cash equivalents of all Obligations and that such subordination is for the benefit of and enforceable by the Collateral Agent and the Administrative Agent under the Pledge and Security Agreement. Upon any payment or distribution of the assets of the Borrower to creditors upon a total or partial liquidation or a total or partial dissolution of the Borrower or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Borrower or its property, (i) the Collateral Agent, the Administrative Agent, the Lenders and the Issuers shall be entitled to receive payment in full in cash or cash equivalents of the Obligations before any Payee shall be entitled to receive any payment hereunder, and (ii) until the Obligations are paid in full in cash, any payment or distribution to which any Payee would be entitled but for this paragraph shall be made in lawful money of the United States of America and in immediately available funds, to holders of the Obligations as their interests may appear.

Each Payor may pay, and each Payee may receive payment of, the principal or interest evidenced by this Intercompany Note; provided, that (i) no Payor may pay the principal of or interest on this Intercompany Note at any time that an Event of Default under clauses (a), (b) or (f) of Section 9.1 of the Credit Agreement has occurred and is continuing unless the Payee is the Borrower or a Subsidiary Guarantor, (ii) no Payor that is a Loan Party may pay the principal of or interest on this Intercompany Note at any time that an Event of Default has occurred and is continuing unless the Payee is a Loan Party and (iii) no Payor that is the Borrower or any of its Restricted Subsidiaries may pay the principal of or interest on this Intercompany Note to any Affiliate of the Borrower (other than the Borrower or any of its Restricted Subsidiaries) in violation of Section 8.5(e) of the Credit Agreement. If any payment or distribution is made to any Payee that because of this paragraph should not have been made to it or which such Payee is otherwise not entitled to retain under the provisions of this paragraph, such Payee shall hold it in trust for holders of the Obligations and pay it over to the Collateral Agent on their behalf as their interests may appear.

The aggregate principal amount of this Intercompany Note at any time shall be equal to the aggregate unpaid principal amount of all loans and extensions of credit to any Payor by any Payee, as adjusted on a regular basis to reflect any payments made by any Payor in respect of the principal of this Intercompany Note, any additional advances to any Payor from any Payee or any accrued interest which is added to the principal amount hereof in accordance with the terms hereof, in each case, as reflected on the books and records of the applicable Payee. Subject to the third and fourth paragraphs of this Intercompany Note (the “Subordination Provision”), loans hereunder may be prepaid at the option of the Payor. Principal not paid or prepaid pursuant to the terms hereof shall be payable on the date that is one year after the [Extended Maturity Date].

Subject to the Subordination Provision, payments of interest, if any, on this Intercompany Note shall be payable in the manner separately agreed by the Payor and the Payee.

Subject to the Subordination Provision, this Intercompany Note shall also be payable in full or in part pursuant to a written demand to a Payor (a “Demand”) from a Payee or, during the continuance of an Event of Default, the Administrative Agent, at which time the Payor shall make all payments of the amounts so demanded to the account designated in the Demand on the date specified in the Demand. Following delivery of a Demand, all payments shall be made in accordance with instructions in the Demand. If payment hereunder is due on a day that is not a Business Day, the date for such payment shall be the immediately succeeding Business Day.

The obligations of each Payor under this Note shall be absolute and each Payor hereby irrevocably waives any right (whether arising by operation of law or otherwise) to any setoff, counterclaim or reduction of its obligations with respect to any amounts payable under this Intercompany Note based on any claims that such Payor has against each Payee, its affiliates or any other person.

Each Payor hereby waives presentment for payment, demands, notice of dishonor and protest of this Intercompany Note and further agrees that none of its terms or provisions may be waived, altered, modified or amended except as each Payee may consent in a writing duly signed for and on its behalf. No failure or delay on the part of any Payee in exercising any of its rights, powers or privileges hereunder shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The remedies provided herein are cumulative and are not exclusive of any remedies provided by law.

Each Payor also agrees to pay on demand all costs and expenses (including fees and expenses of counsel) incurred by each Payee or its successors and assigns in enforcing this Intercompany Note.

This Intercompany Note is binding upon each Payor and its successors and assigns and is for the benefit of each Payee and its successors and assigns, except that the Payor may not assign or otherwise transfer its rights or obligations under this Intercompany Note except in connection with a transaction permitted by the Credit Agreement. Each Payor hereby acknowledges and consents to the assignment by each Payee that is a Grantor (as defined in the Pledge and Security Agreement) to the Collateral Agent of all of its right, title and interest in this Intercompany Note and all collateral security therefor in accordance with the Pledge and Security Agreement.

Each Payor and each Payee, by its acceptance hereof, agree for the benefit of the Administrative Agent and the Collateral Agent not to amend, modify or terminate the provisions of, or assign any of their respective rights or obligations under, this Intercompany Note without the prior written consent of the Administrative Agent and the Collateral Agent as long as any amounts are payable to the Administrative Agent, the Collateral Agent, the Lenders or the Issuers under the Loan Documents.

EACH PAYOR AND EACH PAYEE HEREBY (A) AGREES THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS INTERCOMPANY NOTE MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS INTERCOMPANY NOTE, EACH PAYOR AND EACH PAYEE HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND (B) IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. EACH PAYOR AND EACH PAYEE FURTHER WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INTERCOMPANY NOTE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES. EACH PAYOR AND EACH PAYEE IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING (BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID) OF COPIES OF SUCH PROCESS TO MCDERMOTT INTERNATIONAL, INC. (AT 757 NORTH ELDRIDGE PARKWAY, HOUSTON, TEXAS 77079). EACH PAYOR AND EACH PAYEE AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY

LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY PAYOR OR ANY PAYEE IN ANY OTHER JURISDICTION. TO THE EXTENT THAT ANY PAYOR OR ANY PAYEE HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER FROM SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF A JUDGMENT, EXECUTION OR OTHERWISE), SUCH PAYOR OR PAYEE (AS THE CASE MAY BE) HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS HEREUNDER.

All payments made under this Intercompany Note to holders of the Obligations shall be made in Dollars, and, if for any reason any payment made hereunder is made in a currency other than Dollars (the “Other Currency”), then to the extent that the payment actually received by any Payee when converted into Dollars at the Rate of Exchange (as defined below) on the date of payment (or as soon thereafter as it is practicable for such Payee to purchase Dollars, or, in the case of the liquidation, insolvency, bankruptcy or analogous process of the applicable Payor, at the Rate of Exchange on the latest date permitted by applicable law for the determination of liabilities in such liquidation, insolvency, bankruptcy or analogous process) falls short of the amount due hereunder, such Payor shall, as a separate and independent obligation of such Payor, indemnify such Payee and hold such Payee harmless against the amount of such shortfall. As used in this Intercompany Note, the term “Rate of Exchange” means the rate at which the applicable Payee is able on the relevant date to purchase Dollars with the Other Currency and shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, Dollars.

This Intercompany Note amends and restates (but does not novate or extinguish) that certain Amended and Restated Intercompany Note dated as of April 16, 2014, among certain of the Payees and Payors, as supplemented prior to the Effective Date.

THIS INTERCOMPANY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAWS PROVISIONS.

[Signature Pages Follow]

IN WITNESS WHEREOF, each Payor and each Payee has caused this Intercompany Note to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

MCDERMOTT INTERNATIONAL, INC.

By:
Name:
Title:

[PAYOR/PAYEE]

By:
Name:
Title:

EXHIBIT H

TO AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

For Fiscal [Quarter/Year] Ended [            ], 20[    ] (the “Calculation Period”)

This certificate dated as of [            ], 20[    ] is prepared pursuant to the Amended and Restated Credit Agreement dated June 30, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among McDermott International, Inc., a Panamanian corporation (the “Borrower”), the Lenders, the Issuers and Crédit Agricole Corporate and Investment Bank as administrative agent for the Lenders and the Issuers and collateral agent for the Lenders and the Issuers. The terms used herein and not otherwise defined herein have the meanings attributed thereto in the Credit Agreement.

The undersigned hereby certifies in his or her capacity as a Responsible Officer of the Borrower and not in his or her individual capacity that (a) except as disclosed on Schedule [    ] hereto, during the Calculation Period (or during the last Fiscal Quarter of the Calculation Period if such Calculation Period is in respect of a Fiscal Year), the Borrower and its Restricted Subsidiaries have not undertaken any Asset Sale permitted by clauses (h), (i) or (j) of Section 8.4 of the Credit Agreement (and that such schedule identifies the aggregate consideration received in connection with such Asset Sale(s) if the such aggregate consideration exceeds $5,000,000.00), (b) that[, except as disclosed on Schedule [    ] hereto (including the nature thereof and the action with the Borrower has taken or proposed to take with respect thereto)], no Default or Event of Default has occurred and is continuing, and (c) that as of the last day of the Calculation Period, the following amounts and calculations were true and correct:

1.	Section 5.1 – Fixed Charge Coverage Ratio; Leverage Ratio[1]

	EBITDA	(a)

	Interest Expense	(b)

	Aggregate principal amount of all regularly scheduled principal payments or scheduled redemptions or similar acquisitions for value in respect of outstanding Indebtedness for borrowed money	(c)

	Aggregate amount of federal, state, local and foreign income taxes of the Borrower and its Subsidiaries paid in cash	(d)

Fixed Charge Coverage Ratio: a / (b + c + d)
	Minimum Fixed Charge Coverage Ratio	1.15:1.00

	Compliance	Yes No

[1]	For each Fiscal Quarter ending on or after June 30, 2017.

	Leverage Ratio Debt[2]		(a)

	Unsecured mark-to-market foreign exchange exposure of the Borrower and its Subsidiaries		(b)

	EBITDA for last four full Fiscal Quarters		(c)

Leverage Ratio: (a + b) / (c)
	Minimum Leverage Ratio	[3.50:1.00][3] [ 3.25:1.00][4]

	Compliance	Yes No

2.	Section 5.2 – Minimum Liquidity

	Unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries		(a)

	Unused Revolving Commitments available for Borrowings		(b)

Liquidity: a + b

	Minimum Liquidity	$100,000,000.00

	Compliance	Yes No

3.	Section 5.3 – Collateral Coverage Ratio

	Aggregate Fair Market Value of the Mortgaged Vessels		(a)

	Borrowing Sublimit		(b)

	Aggregate amount of each Financial Letter of Credit outstanding on such date (or, for any Letter of Credit denominated in Alternative Currency, the Dollar Equivalent thereof on such date)		(c)

	Reimbursement Obligations (or, for any Reimbursement Obligations in any Alternative Currency, the Dollar Equivalent thereof)		(d)

[2]	Excluding the mark-to-market foreign exchange exposure of the Borrower and its Restricted Subsidiaries that is secured only by cash or Cash Equivalents.
[3]	For each Fiscal Quarter ending on or before December 31, 2019.
[4]	For each Fiscal Quarter ending after December 31, 2019.

	The mark-to-market foreign exchange exposure of the Borrower and its Subsidiaries that is not secured by cash		(e)

Collateral Coverage Ratio: a / (b + c + d + e)
	Minimum Collateral Coverage Ratio	1.20:1.00

	Compliance	Yes No

4.	Section 5.4 – Maximum Revolving Lending Exposure

	Revolving Lending Exposure		(a)

	75% of the Borrower and its Restricted Subsidiaries’ net trade accounts receivable		(b)

	Aggregate amount of cash and Cash Equivalents subject to a Control Agreement		(c)

	Maximum Revolving Lending Exposure:	a ≤ (b + c)
	Compliance	Yes No

IN WITNESS WHEREOF, I have hereto signed my name to this Compliance Certificate as of the date first above written.

MCDERMOTT INTERNATIONAL, INC.

By:
Name:
Title:

EXHIBIT I

TO AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF EFFECTIVE DATE CERTIFICATE

The undersigned hereby certifies as follows:

1.    I, [                    ], am a Responsible Officer of McDermott International, Inc., a Panamanian corporation (the “Borrower”).

2.    This certificate is delivered pursuant to Section 3.1 of the Amended and Restated Credit Agreement dated June 30, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the Lenders, the Issuers and Crédit Agricole Corporate and Investment Bank as administrative agent for the Lenders and the Issuers and as collateral agent for the Secured Parties. Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

3.    I have reviewed the terms of each of the Loan Documents and the definitions relating thereto, and in my opinion I have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

4.    Based upon my review and examination described in paragraph 3 above, I certify, on behalf of the Borrower in my capacity as a Responsible Officer of the Borrower and not in my individual capacity, that:

1.1    both before and after giving effect to the Loans and Issuances on the Effective Date and, with respect to the Loans, to any application of the proceeds therefrom on the Effective Date:

(a)    (i) The representations and warranties contained in Article IV of the Credit Agreement and in the other Loan Documents that have no materiality or Material Adverse Effect qualification are true and correct in all material respects and (ii) the representations and warranties set forth in Article IV of the Credit Agreement and in the other Loan Documents that have a materiality or Material Adverse Effect qualification are true and correct in all respects, in each case with the same effect as though made on and as of such date or, to the extent such representations and warranties expressly relate to an earlier date, as of such earlier date;

(b)    No Default or Event of Default has occurred and is continuing; and

(c)    The Revolving Lending Exposure does not exceed the sum, as of the last day of the most recent Fiscal Quarter for which Financial Statements are available, of (A) 75% of the Borrower and its Restricted Subsidiaries’ net trade accounts receivable plus (B) the aggregate amount of cash and Cash Equivalents subject to a Control Agreement;

I-1

1.2    as of the Effective Date, no litigation not listed on Schedule 4.7 to the Credit Agreement has been commenced against the Borrower or any of its Restricted Subsidiaries that could reasonably be expected to have a Material Adverse Effect; and

1.3    the Borrower and the Guarantors, taken as a whole, are Solvent immediately after giving effect to the Transactions.

The foregoing certifications are made and delivered as of June 30, 2017.

MCDERMOTT INTERNATIONAL, INC.

By:
Name:
Title:

I-2

EXHIBIT J-1

TO AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made the Amended and Restated Credit Agreement dated June 30, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among McDermott International, Inc., a Panamanian corporation (the “Borrower”), the Lenders, the Issuers and Crédit Agricole Corporate and Investment Bank as administrative agent for the Lenders and the Issuers from time to time party thereto (in such capacity, and together with its successors, the “Administrative Agent”) and collateral agent for the Secured Parties.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:             , 20[    ]

EXHIBIT J-2

TO AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated June 30, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among McDermott International, Inc., a Panamanian corporation (the “Borrower”), the Lenders, the Issuers and Crédit Agricole Corporate and Investment Bank as administrative agent for the Lenders and the Issuers from time to time party thereto (in such capacity, and together with its successors, the “Administrative Agent”) and collateral agent for the Secured Parties.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:              , 20[    ]

EXHIBIT J-3

TO AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated June 30, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among McDermott International, Inc., a Panamanian corporation (the “Borrower”), the Lenders, the Issuers and Crédit Agricole Corporate and Investment Bank as administrative agent for the Lenders and the Issuers from time to time party thereto (in such capacity, and together with its successors, the “Administrative Agent”) and collateral agent for the Secured Parties.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:             , 20[    ]

EXHIBIT J-4

TO AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated June 30, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among McDermott International, Inc., a Panamanian corporation (the “Borrower”), the Lenders, the Issuers and Crédit Agricole Corporate and Investment Bank as administrative agent for the Lenders and the Issuers from time to time party thereto (in such capacity, and together with its successors pursuant to Section 10.6(a) of the Credit Agreement, the “Administrative Agent”) and collateral agent for the Secured Parties.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:             , 20[    ]

J-4